   As filed with the Securities and Exchange Commission on December 8, 1999
                                                          Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                             PURCHASEPRO.COM, INC.
            (Exact name of registrant as specified in its charter)

              Nevada                             7389                          88-0385401
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                                ---------------
        3291 N. Buffalo Drive, Las Vegas, Nevada 89129, (702) 316-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                             Christopher P. Carton
                     President and Chief Operating Officer
                3291 N. Buffalo Drive, Las Vegas, Nevada 89129
                                (702) 316-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                with a copy to:

           Michael J. Halloran, Esq.                             Peter Cohn, Esq.
             James P. Clough, Esq.                            Scott D. Elliott, Esq.
            Patrick J. Devine, Esq.                             Lori Fuller, Esq.
              Linda P. Shih, Esq.                       Orrick, Herrington & Sutcliffe LLP
         Pillsbury Madison & Sutro LLP                           1020 Marsh Road
               50 Fremont Street                               Menlo Park, CA 94025
            San Francisco, CA 94105                               (650) 614-7400
                 (415) 983-1000

                                ---------------
             APPROXIMATE COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement

                                ---------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        Calculation of Registration Fee

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                      Proposed maximum        Amount of
Title of each class of securities to be registered    offering price(1)  registration fee(2)
--------------------------------------------------------------------------------------------
Common stock, $.01 par value........                    $323,150,000           $85,312
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) Includes 450,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices on December 6, 1999 reported on the Nasdaq National Market and adjusted to reflect a three-for-two stock split to be effected on December 13, 1999.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+PurchasePro.com may not sell these securities until the registration          +
+statement filed with the Securities and Exchange Commission is effective.     +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION--DECEMBER 8, 1999
PROSPECTUS
--------------------------------------------------------------------------------
                                3,000,000 Shares

                      [PURCHASEPRO.COM LOGO APPEARS HERE]

                                  Common Stock

--------------------------------------------------------------------------------

PurchasePro.com, Inc. is offering 2,000,000 shares and the selling stockholders are offering 1,000,000 shares of common stock. These share numbers reflect a three-for-two stock split in the form of a stock dividend to be effected on December 13, 1999. PurchasePro.com will not receive any proceeds from the sale of shares by the selling stockholders.

PurchasePro.com provides Internet business-to-business electronic commerce services. Our e-commerce solution is comprised of public and private e-marketplaces where businesses can buy and sell a wide range of products and services over the Internet.

Charles E. Johnson, Jr., PurchasePro.com's Chairman and Chief Executive Officer, has indicated an interest in purchasing up to $5,000,000 worth of our common stock in this offering at the public offering price.

The shares of PurchasePro.com are quoted in the Nasdaq National Market under the symbol "PPRO." On December 6, 1999, the last reported sale price in the Nasdaq National Market was $150.0625 per share ($100.04 per share after giving effect to the three-for-two stock split).

                                                         Per Share    Total
   Public offering price................................  $        $
   Underwriting discounts and commissions...............  $        $
   Proceeds, before expenses, to PurchasePro.com........  $        $
   Proceeds to selling stockholders.....................  $        $

See "Risk Factors" on pages 6 to 16 for factors that you should consider beforeinvesting in the shares of common stock of PurchasePro.com.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission hasapproved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
The underwriters may purchase up to 450,000 additional shares of common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions. Delivery and payment for these shares will be on December , 1999.

Prudential Securities
       Bear, Stearns & Co. Inc.
               Volpe Brown Whelan & Company
                      Jefferies & Company, Inc.
                              Needham & Company, Inc.
                            PrudentialSecurities.com
      , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Forward-Looking Statements...............................................  17

Use of Proceeds..........................................................  18

Dividend Policy..........................................................  18

Price Range of Common Stock..............................................  18
Dilution.................................................................  19

Capitalization...........................................................  20

Selected Consolidated Financial and Operating Data.......................  21

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22

                                                                            Page
                                                                            ----
Business...................................................................  31

Management.................................................................  43

Certain Transactions.......................................................  51

Principal and Selling Stockholders.........................................  56

Description of Capital Stock...............................................  58

Shares Eligible for Future Sale............................................  61

Underwriting...............................................................  63

Legal Matters..............................................................  65

Experts....................................................................  65

Where You Can Find More Information........................................  65

Index to Financial Statements.............................................. F-1

--------------------------------------------------------------------------------

  The PurchasePro logo is a registered trademark and PurchasePro and PurchasePro.com are trademarks of PurchasePro.com, Inc. This prospectus contains trademarks and trade names of other companies.

--------------------------------------------------------------------------------

   You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before investing in the common stock of PurchasePro.com. Except as otherwise noted, all information in this prospectus assumes that the underwriters have not exercised their over-allotment option and reflects the three-for-two stock split to be effected in the form of a stock dividend on December 13, 1999 to stockholders of record on December 1, 1999.

                                PurchasePro.com

   PurchasePro.com is a leading provider of Internet business-to-business electronic commerce services. Our e-commerce solution is comprised of public and private e-marketplaces where businesses can buy and sell a wide range of products and services in an efficient, competitive and cost-effective manner. Forrester Research estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion by 2003. Our target customers are primarily the small and medium sized businesses that constitute over 99% of the businesses in the United States according to estimates by the U.S. Small Business Administration. We have designed our e-marketplaces to meet the needs of these customers and their large business partners.

   We designed our solution for quick deployment and immediate use. With a standard Internet connection, a Web browser and a PurchasePro.com membership, our e-marketplace members can participate in interactive buying and selling communities. Our e-marketplaces have many features and can be integrated with our members' existing resource planning and accounting systems.

   Our solution takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad business-to-business market. We believe our e-marketplaces grow in value as each new member brings new products or services and buying power to our communities.

   Our e-marketplaces are designed to streamline the procurement cycle for our members--from sourcing to bidding to order to payment. Our e-marketplaces enable each member to participate as both a buyer and a seller. When acting as buyers, our members can reduce processing costs, improve pricing, enforce corporate purchasing policies and maintain an audit trail for evaluating purchasing programs. When acting as suppliers, our members can strengthen customer relationships, reach new buyers and lower sales, marketing and administrative costs.

   We pursue relationships with large organizations to gain access to, and assistance in recruiting, their numerous small and medium sized business partners. Our public e-marketplace members include:

    . Caesars Palace,                   . Mission Industries,
    . Carnival Cruise Lines,            . Nevada Power Company,
    . MeriStar Management               . Park Place Entertainment, and
      Company,                          . Phoenix Suns.
    . MGM Grand,

   In addition, we provide services to develop and maintain private e-marketplaces for:

    . Best Western                      . Marriott International, and
      International,                    . Prime Hospitality.
    . Building One Services,

   A key element of our strategy is to develop sales and marketing relationships. These relationships include:

    . Office Depot,                     . ZoomTown.com, a Cincinnati Bell
    . VerticalNet, and                    subsidiary.

                              Recent Developments


   Since our initial public offering in September 1999, we have entered into strategic relationships with:

     . Advanstar,                           .Primavera Systems,
     . Ariba,                               .Sprint, and
     . DigitalWork,                         .Workflow Management.

In some cases we issued warrants to purchase our common stock. For more information on our strategic relationships see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Strategic Relationships."

   Our predecessor was formed in October 1996, and we began offering commercial access to our network in April 1997. Our headquarters are located at 3291 N. Buffalo Drive, Las Vegas, Nevada 89129 and our telephone number is (702) 316-7000. Our website address is www.purchasepro.com. The information on our website is not a part of this prospectus.

                                  The Offering

 Shares offered by PurchasePro.com..........   2,000,000 shares

 Shares offered by the selling                 1,000,000 shares
  stockholders..............................

 Total shares outstanding after the           30,094,710 shares
  offering..................................

 Use of proceeds by PurchasePro.com.........  To expand our sales and marketing activities, for working capital
                                              and other general corporate
                                              purposes and for potential
                                              acquisitions.

 Nasdaq National Market symbol..............  PPRO

  The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999 and reflects the three-for-two stock split to be effected in the form of a stock dividend on December 13, 1999, and does not include the following:

  . 4,917,465 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1999 and 1,652,824 shares of common stock reserved for issuance under our stock option plans.

  . 750,000 shares of common stock issuable upon exercise of warrants issued and outstanding as of September 30, 1999, and 3,225,000 shares of common stock issuable upon exercise of warrants issued subsequent to September 30, 1999.

  Unless otherwise noted, the information in this prospectus assumes warrants for the purchase of 80,000 shares of common stock outstanding as of September 30, 1999 have been exercised.

                                  Risk Factors

  You should consider the risk factors before investing in PurchasePro.com and the impact from various events which could adversely affect our business.

                      Summary Consolidated Financial Data

                              Inception           Year Ended             Nine Months Ended
                          (October 8, 1996)      December 31,              September 30,
                          Through December  ------------------------  -------------------------
                              31, 1996         1997         1998         1998          1999
                          ----------------- -----------  -----------  -----------  ------------
Statement of Operations
 Data:
Revenues................     $      --      $   675,390  $ 1,670,238  $ 1,031,713  $  3,349,998
Cost of revenues........            --          213,857      445,639      335,411       567,669
Gross profit............            --          461,533    1,224,599      696,302     2,782,329
Operating expenses......        119,314       3,326,362    7,708,014    5,458,676    16,519,932
Operating loss..........       (119,314)     (2,864,829)  (6,483,415)  (4,762,374)  (13,737,603)
Other income (expense)..         (3,638)       (120,497)    (316,595)    (211,319)     (359,154)
Net loss................       (122,952)     (2,985,326)  (6,800,010)  (4,973,693)  (14,096,757)
Preferred stock
 dividends, accretion of
 preferred stock to
 redemption value and
 value of preferred
 stock beneficial
 conversion feature.....            --              --      (335,438)    (184,981)  (10,042,037)
Net loss applicable to
 common stockholders....     $ (122,952)    $(2,985,326) $(7,135,448) $(5,158,674) $(24,138,794)
                             ==========     ===========  ===========  ===========  ============
Loss per share
 Basic..................     $    (0.01)    $     (0.26) $     (0.55) $     (0.38) $      (1.86)
                             ==========     ===========  ===========  ===========  ============
 Diluted................     $    (0.01)    $     (0.24) $     (0.52) $     (0.36) $      (1.80)
                             ==========     ===========  ===========  ===========  ============
Weighted average shares
 outstanding
 Basic..................     11,550,000      11,550,000   12,900,000   13,650,000    13,002,895
                             ==========     ===========  ===========  ===========  ============
 Diluted................     12,389,999      12,389,999   13,739,999   14,489,999    13,438,329
                             ==========     ===========  ===========  ===========  ============

                                          As of September 30, 1999
                                        ----------------------------
                                          Actual    As Adjusted
                                        ----------- ------------
Balance Sheet Data:
Cash and cash equivalents.............  $48,477,852 $237,994,385
Working capital.......................   46,990,205  236,506,738
Total assets..........................   55,005,879  244,522,412
Notes payable.........................       50,000       50,000
Total stockholders' equity (deficit)..   51,387,602  240,904,135


   The as adjusted consolidated balance sheet data gives effect to the sale of the 2,000,000 shares of common stock by us at an assumed public offering price of $100.04 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of common stock of PurchasePro.com. Each of these risk factors could adversely affect our business, financial condition and results of operations as well as adversely affect the value of an investment in our common stock. This offering involves a high degree of risk.

  Risks Related to Our Business

   We are an early stage company. Our limited operating history makes it difficult to evaluate our future prospects.

   We only began offering access to our network in April 1997. We have entered into the majority of our contracts and significant relationships only within the last 15 months. Our extremely limited operating history makes it difficult to evaluate our future prospects. Our prospects are subject to risks and uncertainties frequently encountered by start-up companies in new and rapidly evolving markets such as the business-to-business e-commerce market. Many of these risks are unknown, but include the lack of widespread acceptance of the Internet as a means of purchasing products and services and managing our growth. Our failure to identify the challenges and risks in this new market and successfully address these risks would harm our business.

   We have a history of losses and anticipate continued losses, and we may be unable to achieve profitability.

   We have never been profitable and expect to continue to incur operating losses on both a quarterly and annual basis for at least the foreseeable future. We may be unable to achieve profitability in the future. We have incurred net losses in each accounting period since our organization in October 1996. As of September 30, 1999, we had an accumulated deficit of $31.3 million. For a detailed discussion of our losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." We expect to continue to make significant expenditures for sales and marketing, programming and development and general and administrative functions. As a result, we will need to generate significant revenues to achieve profitability. We cannot assure you that revenues will grow in the future or that we will achieve sufficient revenues for profitability. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, our business would be severely harmed.

   The revenue and profit potential of our business model is unproven. Our success is dependent on our ability to expand our membership base and expand into new markets and industries.

   Our business model is to generate revenues from the development of both public and private e-marketplaces for business-to-business e-commerce. Our business model is new and our ability to generate revenue or profits is unproven. We have initially focused on the hospitality industry and our success is dependent on our ability to expand our membership base within the hospitality industry. Our success is also dependent on our ability to expand into new markets and industries. We cannot assure you that we will be successful.

   We depend on sales and marketing strategic relationships for growth. These relationships may not contribute to increased use of our services, help us add new members, or increase our revenue. We may not be able to enter into new relationships or maintain our existing relationships.

   We have used and plan to continue to establish sales and marketing strategic relationships with large organizations as part of our growth strategy. These arrangements may not generate any new members or increase revenues and may not achieve the anticipated member or revenue growth. We may not be able to enter into new relationships or renew existing relationships on favorable terms, if at all. We may not be able to recover our costs and expenses associated with these efforts which could severely harm our business.

   Potential investors should not rely on statements made in our press releases and interviews when deciding whether to purchase our common stock as a number of such statements are based on internal estimates and projections that may not be achieved by us, our partners or our customers.

   We from time to time issue press releases and give press interviews concerning our products, business and strategic relationships. Some of our recent press releases and interviews contained statements about the potential revenue that may be achieved as a result of these strategic relationships, including our recently announced relationship with Sprint. These statements were based on our internal projections, combined with estimates made by certain of our strategic partners, which we received in the course of negotiating agreements with those strategic partners. At the time of those press releases and interviews, we believed the statements regarding the potential revenue that may be achieved from these relationships, including our relationship with Sprint, to be reasonable based upon these estimates. These estimates are subject to substantial uncertainties. As a result, actual results could vary significantly from the projected results contained in our press releases and interviews. In addition, many of the risks described elsewhere in this risk factors section apply to these statements. You should not rely on any of the statements from our press releases or interviews when deciding whether to purchase our common stock. Instead, you should rely only on the information contained in this prospectus when making such a decision.

   We have historically received substantially all of our revenue from companies serving the hospitality industry. A serious downturn in the hospitality industry could adversely affect us.

   Our dependence on members associated with the hospitality industry makes us vulnerable to downturns in this industry. Such a downturn could lead our members associated with this industry to reduce their level of activity on our e-marketplace and cause some to cancel their membership.

   We face intense competition in the business-to-business e-commerce market, and we cannot assure you that we will be able to compete successfully.

   The business-to-business e-commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal, and competitors may develop and offer similar services in the future. Our business could be severely harmed if we are not able to compete successfully against current or future competitors. Although we believe that there may be opportunities for several providers of products and services similar to ours, a single provider may dominate the market. We believe there is no current dominant provider in our market. We expect that additional companies will offer competing e-commerce solutions in the future.

   In addition, our members and partners may become competitors in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our business. Our competitors vary in size and in the scope and breadth of the services they offer. In addition to competition from several e-commerce trade communities, we primarily encounter competition from enterprise software purchasing systems providers such as Ariba, Commerce One and TRADE'ex. We may also encounter competition from enterprise software developers such as Peoplesoft, Oracle and SAP.

   Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources. Our competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing policies or may try to attract users by offering services for free and may devote substantially more resources to product development.

   We will need to improve and implement new systems, procedures and controls in order to effectively manage our growth and expansion.

   Continued implementation of our business plan requires an effective planning and management process. Our business will suffer dramatically if we do not effectively manage our growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and we will need to continue to expand, train and manage our workforce. We continue to increase the scope of our operations both domestically and internationally, and we have grown our workforce substantially. Our growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. We have grown from eight employees in January 1997 to 227 employees as of September 30, 1999. In addition, we plan to continue to add to our sales and marketing, customer support and product development personnel. Our future performance may also depend on the effective integration of acquired businesses. This integration, even if successful, may take a significant period of time and expense, and may place a significant strain on our resources.

   We may pursue the acquisition of new and complementary business, products and technologies to grow our business. Unsuccessful acquisitions could harm our operating results, business and growth.

   We may acquire businesses, products and technologies that complement or augment our existing businesses, services and technologies. The inability to integrate any newly acquired entities or technologies effectively could harm our operating results, business and growth. Integrating any newly acquired businesses or technologies may be expensive and time consuming. To finance any acquisitions, we may need to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may not be able to operate any acquired businesses profitably or otherwise implement our business strategy successfully.

   Our long sales cycle for large corporate accounts could cause delays in revenue growth.

   Our sales cycle for large corporate accounts typically takes six to nine months to complete and varies from contract to contract, but has taken up to 18 months for some contracts. A large number of our members are introduced to our e-marketplaces through such accounts. Our lengthy sales cycle for large corporate accounts could cause delays in revenue growth, and result in significant fluctuations in our quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the internal decision-making process of the potential customer and the level of competition that we encounter in our selling activities. Additionally, since the market for business-to-business e-commerce is relatively new, we often have to educate potential customers about the use and benefits of our products and services, which can prolong the sales process. In some cases, we provide access to our e-marketplaces on a trial basis for customer evaluation, which can again prolong the sales process. Our sales cycle can be further extended for product sales made through third parties.

   Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

   We expect that our quarterly operating results will fluctuate significantly due to many factors, many of which are outside our control, including:

   . demand for and market acceptance of     . intense and increased competition;
     our products and services;

   . inconsistent growth, if any, of our     . introductions of new services or
     member base;                              enhancements, or changes in pricing
                                               policies, by us and our competitors;

   . loss of key customers or strategic      . our ability to control costs; and
     partners;

   . timing of the recognition of revenue    . reliable continuity of service and
     for large contracts;                      network availability.

   . variations in the dollar volume of
     transactions effected through our e-
     marketplaces;

   We believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to these and other factors, it is likely that our operating results will be below market analysts' expectations in some future quarters, which would cause the market price of our stock to decline.

   Some small and medium sized businesses that supply larger organizations have been reluctant to join or continue as a member of our e-marketplaces. Our failure to attract and retain a large number of members would severely harm our business.

   Our public e-marketplace operates as an open bidding process allowing buyers to instantaneously compare the prices of suppliers. In some instances, suppliers have been reluctant to join or continue as a member of our e-marketplaces and participate in an open bidding process because of the increased competition and comparisons this environment creates. We must add and retain a substantial number of small to medium sized businesses as members. Our ability to attract and retain members will depend in part on the continued willingness of our large organization members who buy from them to support us in our recruiting and retention efforts. A significant number of our members using an older version of our software allowed their e-marketplace memberships to lapse at the end of 1998.

   Our revenue is derived from providing e-marketplace access to members under short-term, pilot and verbal agreements. The cancellation or non-renewal of these agreements would adversely affect us.

   We have generated substantially all of our revenues through member subscription and license fees for access to our e-marketplaces. A failure of our members to continuously renew their contracts, or a high rate of termination, would significantly reduce our revenues. For the nine months ended September 30, 1999, approximately 60% of our revenues were comprised of member subscription fees. Generally, our subscription and license fee contracts are entered into on a month-to-month basis. Although we have executed contracts of a longer duration, generally these longer contracts may be terminated on short-term notice. Some of our agreements with members are verbal and may be terminated at any time. Moreover, several of our significant member agreements are pilot programs. We have expended significant financial and personnel resources and have expanded our operations on the assumption that these will be long-term contracts. If these become contracts of short-term duration because of an early termination or non-renewal by the member, we may be unable to recover the costs we incurred and our business could suffer dramatically.

   Our success depends on our ability to continuously enhance our services.

   Our future success will depend on our ability to enhance our e-marketplace software, and to continue to develop and introduce new services that keep pace with competitive introductions and technological developments, satisfy diverse and evolving member requirements, and otherwise achieve market acceptance. Any failure by us to anticipate or respond adequately to changes in technology and member preferences, or any significant delays in our development efforts, could make our services unmarketable or obsolete. We may not be successful in developing and marketing quickly and effectively future versions or upgrades of our e-marketplace software and browser system, or offer new services that respond to technological advances or new market requirements.

   We depend upon our key personnel and they would be difficult to replace.

   We believe that our success will depend on the continued employment of our senior management team and key sales and technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business would suffer.

   We plan to expand our employee base to manage our anticipated growth. Most importantly, we plan to hire additional members of senior management. Competition for personnel, particularly for senior management personnel and employees with technical and sales expertise, is intense. The success of our business is dependent upon hiring and retaining suitable personnel.

   If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position, causing us to lose members. Infringement by us on the intellectual property rights of others could expose us to substantial liabilities which would severely harm our business.

   We regard our copyrights, service marks, trademarks, patents, trade secrets and similar intellectual property as important to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have been granted one patent in the United States and we may seek additional patents in the future. We do not know if any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

   Third parties may infringe or misappropriate our copyrights, trademarks, patents and similar proprietary rights. In addition, other parties may assert infringement claims against us. We cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing these services. These claims could severely harm our business. Ranel Erickson, Ph.D., a co-founder, has threatened to file a lawsuit in which he would seek a return of certain rights in intellectual property. PurchasePro.com believes it has a right to practice the technology used in its business without violating the rights of others. See "Business-- Legal Proceedings."

   Our inability to continue licensing third-party technologies could delay product development which could result in a loss of members or slow our growth.

   We intend to continue to license technology from third parties, including our Web server and encryption technology. Our inability to obtain any of these licenses could delay product development until equivalent technology could be identified, licensed and integrated. Any such delays in services could result in a loss of members, and slow our growth and severely harm our business. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our ability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs.

   Our agreements with affiliates may not have been the result of arm's-length negotiations, and may be less favorable to us than those we could obtain from unaffiliated third parties. Entering into agreements on less than the most favorable terms available could harm our business or limit our revenue growth.

   Our agreements with some of our sales and marketing partners may not have been the result of arm's-length negotiations. To the extent our agreements with our affiliates, such as E-MarketPro, were not negotiated at arm's-length, they may contain terms and conditions less favorable to us than we could have obtained from unaffiliated third parties. Although we have no current plans to enter into any additional agreements with affiliates, any future agreements or relationships with affiliates may not necessarily result from arm's-length negotiations and may not be on terms that are most favorable to us, which could severely harm our business or limit our revenue growth.

   If we do not adequately address "Year 2000" issues, we may incur significant costs and our business could suffer.

   Failure of our internal computer systems or third-party equipment or software, or systems maintained by our members and strategic sales and marketing partners, to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems and could cause system interruptions and loss of data. Any of these events could harm our reputation and adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

   If we expand our international sales and marketing activities, our business will be exposed to the numerous risks associated with international operations.

   We intend to have operations in a number of international markets. To date, we have limited experience in developing localized versions of our e-marketplace enabling software and in marketing, selling and distributing our solutions internationally.

   International operations are subject to many risks, including:

  . the impact of recessions in economies outside the United States, especially in Asia;

  . changes in regulatory requirements;

  . reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences;

  . difficulties and costs of staffing and managing foreign operations;

  . political and economic instability;

  . fluctuations in currency exchange rates;

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

  . tarriffs, export controls and other trade barriers.

  Risks Related to the Internet and E-commerce Industries

   Our success depends on the Internet's ability to accommodate growth in e-commerce.

   The use of the Internet for retrieving, sharing and transferring information among businesses, buyers, suppliers and partners has only recently begun to develop. If the Internet is not able to accommodate growth in e-commerce, our business would suffer. The recent growth in the use of the Internet has caused frequent periods of performance degradation. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the Internet infrastructure to alleviate overloading and congestion.

   We are dependent upon the growth of the Internet as a means of commerce.

   If the e-commerce market does not grow or grows more slowly than expected, our business will suffer. The possible slow adoption of the Internet as a means of commerce by businesses may harm our prospects. A number of factors could prevent the acceptance and growth of e-commerce, including the following:

  . e-commerce is at an early stage and buyers may be unwilling to shift their traditional purchasing to online purchasing;

  . businesses may not be able to implement e-commerce applications on these networks;

  . increased government regulation or taxation may adversely affect the viability of e-commerce;

  . insufficient availability of telecommunication services or changes in telecommunication services may result in slower response times; and

  . adverse publicity and consumer concern about the reliability, cost, ease of access, quality of services, capacity, performance and security of e-commerce transactions could discourage its acceptance and growth.

   Even if the Internet is widely adopted as a means of commerce, the adoption of our network for procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of the new approach. In addition, companies that have already invested substantial resources in traditional methods of procurement, or in-house e-commerce solutions, may be reluctant to adopt our e-commerce solution.

   Security risks of electronic commerce may deter use of our products and services.

   A fundamental requirement to conduct business-to-business e-commerce is the secure transmission of information over public networks. If members are not confident in the security of e-commerce, they may not effect transactions on our e-marketplaces or renew their memberships which would severely harm our business. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our e-marketplaces or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential member information, place false orders or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general could adversely affect our business.

   Failure to maintain accurate databases could seriously harm our business and reputation.

   We update and maintain extensive databases of the products, services and e-marketplace transactions for our members. Our computer systems and databases must allow for expansion as a member's business grows without losing performance. Database capacity constraints may result in data maintenance and accuracy problems which could cause a disruption in our service and our ability to provide accurate information to our members. These problems may result in a loss of members which could severely harm our business. Some of our customer contracts provide for service level guarantees for the accuracy of data. Our failure to satisfy these service level guarantees could result in liability or termination of the contract and a loss of business, and our business and our reputation would suffer.

   We may not be able to accurately predict the rate of increase in the usage of our network, which may affect our timing and ability to expand and upgrade our systems.

   Traffic in our e-marketplaces has increased to the point where we must expand and upgrade some of our transaction processing systems and network hardware and software. We may not be able to accurately predict the rate of increase in the usage of our network. This may affect our timing and ability to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our network. If we do not upgrade our systems and network hardware and software appropriately, we may experience downgraded service which could damage our business reputation, relationship with members and our operating results.

   If we encounter system failure, service to our customers could be delayed or interrupted. Service delays or interruptions could severely harm our business and result in a loss of customers.

   Our ability to successfully maintain an e-commerce marketplace and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Any interruptions could severely harm our business and result in a loss of customers. Our computer and communications systems are located in Las Vegas, Nevada. Although we periodically back up our databases to tapes and store the backup tapes offsite, we do not maintain a redundant site. Our systems and operations are vulnerable to damage or interruption from human error, sabotage, fire, flood, earthquake, power loss, telecommunications failure and similar events. Although we have taken certain steps to prevent a system failure, we cannot assure you that our measures will be successful and that we will not experience system failures in the future. Moreover, we have experienced delays and interruptions in our telephone and Internet access which have prevented members from accessing our e-marketplaces and customer service department. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure. The occurrence of any system failure or similar event could harm our business dramatically. In addition, we may move to third-party hosting of our servers. We cannot assure you that this transition, if undertaken, would be effected without interruptions. Further, any such third-party host could be subject to the same risks of system failure as our current site.

   Our services depend on complex software. Unknown defects in this software could result in service and development delays.

   Our e-marketplace services depend on complex software developed internally and by third parties. Software often contains defects, particularly when first introduced or when new versions are released. Our testing procedures may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could severely harm our business. In the past, we have missed internal software development and enhancement deadlines. Some of our contracts contain software enhancement and development milestones. If we are unable to meet these milestones, whether or not the failure is attributable to us or a third party, we may be in breach of our contractual obligations. Such a breach could damage our reputation, lead to termination of the contract, and adversely affect our business.

   Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services and increase our cost of doing business.

   The laws governing Internet transactions remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could increase our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

   Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States and other countries where we conduct business. The growth and development of the business-to-business e-commerce market may prompt calls for more stringent laws governing consumer protection and the taxation of e-commerce. Non-compliance with any newly adopted laws and regulations could expose us to significant liabilities.

   The inability to acquire or maintain effective Web domain names could create confusion and direct traffic away from our e-marketplaces.

   We currently hold various Internet Web addresses relating to our network. If we are not able to prevent third parties from acquiring Web addresses that are similar to our addresses third parties could acquire similar domain names which could create confusion that diverts traffic to other websites away from our e-marketplaces thereby adversely affecting our business. The acquisition and maintenance of Web addresses generally is regulated by governmental agencies and their designees. The regulation of Web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting proprietary rights is unclear.

   We may be subject to legal liability for communication on our network.

   We may be subject to legal claims relating to the content in our network, or the downloading and distribution of such content. Claims could involve matters such as fraud, defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Even if we are ultimately successful in our defense of these claims, any such litigation is costly and these claims could harm our reputation and our business.

  Risks Related to this Offering

   Our executive officers and directors will continue to exercise significant control over PurchasePro.com and could limit the ability of our other stockholders to influence the outcome of director elections and other transactions submitted to a vote of our stockholders.

   We anticipate that our executive officers and directors will, in the aggregate, beneficially own approximately 36% of our outstanding common stock following the completion of this offering. These stockholders will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of PurchasePro.com. See "Principal Stockholders."

   You will experience immediate and substantial dilution with respect to your shares. We may need to raise additional capital which may further dilute existing stockholders.

   You will incur immediate and substantial dilution of $92.05 per share in the net tangible book value of your shares as a result of this offering based upon an assumed public offering price of $100.04 per share. This share price has been adjusted for the three-for-two stock split to be effected in the form of a stock dividend on December 13, 1999. See "Dilution."

   Historically, we have financed our business and operations through the sale of equity, including our initial public offering. We believe that the net proceeds from this offering will enable us to maintain our current and planned operations for at least the next 18 months. After that, we may need to raise additional funds. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us, or at all, and may be dilutive to existing stockholders.

   We expect to experience volatility in our stock price.

   The stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. You may be unable to resell your stock at or above the public offering price due to factors including:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or failure by us to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

   We are at risk of securities class action litigation due to our expected stock price volatility.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

   There may be sales of a substantial amount of our common stock after this offering, which could depress our stock price.

   After this offering, approximately 30,094,710 shares of common stock will be outstanding. All of the 3,000,000 shares sold in this offering will be freely tradable. Of the remaining shares of common stock outstanding after this offering, 20,194,710 shares will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as shown in the chart below. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     Number of
       Shares   Date of Availability for Resale into Public Market
     ---------  --------------------------------------------------
     13,016,745 March 13, 2000, based on the expiration of an 180 day lock-up agreement. Prudential Securities can waive this restriction at any time and without notice.

      7,177,965 At various times thereafter, due to the requirements of the federal securities laws.

   See "Underwriting" and "Shares Eligible for Future Sale."

   Our management will have broad discretion over the use of the net proceeds. Failure to use the net proceeds in an effective and beneficial manner could impede our ability to expand our sales and marketing activities and make strategic investments.

   We have no current specific plans for the use of the net proceeds from this offering. We intend generally to use the net proceeds from this offering to expand our sales and marketing activities and for general corporate purposes, including working capital and strategic investments. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds of this offering. Our success and growth depends on the beneficial use of the net proceeds.

   Our articles of incorporation and bylaws and Nevada law contain provisions which could delay or prevent a change in control and could also limit the market price of your stock.

   Our articles of incorporation and bylaws will contain provisions that could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

  . divide our board of directors into three classes;

  . authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  . prohibit stockholder action by written consent; and

  . establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

   In addition, certain provisions of Nevada law make it more difficult for a third party to acquire us. Some of these provisions:

  . establish a supermajority stockholder voting requirement to approve an acquisition by a third party of a controlling interest; and

  . impose time restrictions or require additional approvals for an acquisition of us by an interested stockholder.

   These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock" for additional discussion of these provisions.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about PurchasePro.com, including, among other things:

  . general economic and business conditions, both nationally and in our markets;

  . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

  . anticipated trends in our business;

  . existing and future regulations affecting our business;

  . our successful implementation of our business strategy;

  . our relationship with our strategic partners;

  . fluctuations in our operating results;

  . technological changes in the Internet industry; and

  . other risk factors described under "Risk Factors" in this prospectus.

   In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to PurchasePro.com, our business or our management, are intended to identify forward-looking statements.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of 2,000,000 shares of common stock offered by us in this offering will be approximately $189.5 million based upon a public offering price of $100.04 per share, after deducting underwriting discounts and commissions and estimated offering expenses. This price is adjusted for the three-for-two stock split to be effected in the form of a stock dividend on December 13, 1999.

   Our management will have broad discretion over the use of the net proceeds. We generally intend to use the net proceeds of this offering for the following:

  . expansion of our sales and marketing activities; and

  . working capital and other general corporate purposes.

   In addition, we plan to use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. We have not yet established criteria for evaluating acquisitions or investments. We intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities or guaranteed obligations of the U.S. government pending the above uses.

   We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to our introduction of any new services.

   We will not receive any proceeds from the sale of common stock by the selling stockholders.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion of our business.

                          PRICE RANGE OF COMMON STOCK

   Since September 14, 1999, PurchasePro.com's common stock has been quoted in the Nasdaq National Market under the symbol "PPRO."

   The following table sets forth the high and low sales prices of the common stock as reported by the Nasdaq National Market and as adjusted for the three-for-two stock split:

                                                                 High    Low
                                                                 ----    ---
   1999
   ----
    Third Quarter (September 14, 1999 through September 30,
     1999)..................................................... $ 31.83 $14.66
    Fourth Quarter (through December 7, 1999).................. $108.50 $18.33

   On December 7, 1999, the last reported sale price of the common stock in the Nasdaq National Market was $100.04 per share as adjusted for the three-for-two stock split. As of December 6, 1999, there were approximately 160 shareholders of record.

                                    DILUTION

   Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the public offering price. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. These numbers are adjusted for the three-for-two stock split to be effected in the form of a stock dividend on December 13, 1999.

  . As of September 30, 1999, our net tangible book value was $50.8 million, or $1.81 per share.

  . As of September 30, 1999, our net tangible book value as adjusted for the sale of the 2,000,000 shares offered by us in this offering and application of the estimated net proceeds to us of $189.5 million (assuming a public offering price of $100.04 per share after deducting the underwriting discounts and commissions and estimated offering expenses), would have been approximately $7.99 per share.

This represents an immediate increase of $6.18 per share to existing stockholders and an immediate and substantial dilution of $92.05 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

   Assumed public offering price.................................       $100.04
    Net tangible book value as of September 30, 1999............. $1.81
    Increase attributable to new investors.......................  6.18
                                                                  -----
   Net tangible book value after the offering....................          7.99
                                                                        -------
   Dilution to new investors.....................................       $ 92.05
                                                                        =======

   The following table summarizes as of September 30, 1999 the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us assuming a public offering price of $100.04 per share and before deducting the underwriting discounts and commissions and our estimated offering expenses. The following table does not give effect to sales of shares by selling stockholders:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 28,094,710    93%  $ 74,251,500    27%   $  2.64
   New investors..............  2,000,000     7    200,080,000    73    $100.04
                               ----------   ---   ------------   ---
     Total.................... 30,094,710   100%  $274,331,500   100%
                               ==========   ===   ============   ===

   The above discussion and tables assume no exercise of the underwriter's over-allotment options and except as set forth above no exercise of any stock options outstanding as of September 30, 1999. As of September 30, 1999, there were options outstanding to purchase a total of 4,917,465 shares of common stock at a weighted average exercise price of $2.95 per share, of which 1,333,934 were exercisable as of September 30, 1999. If these options are exercised in the future it will be further dilutive to investors who purchase shares in this offering. Options available for grant under our stock option plans may be granted at exercise prices less than the market value of common stock on the grant date. If we grant options below fair market value it could be dilutive to investors who purchase shares in this offering.

                                 CAPITALIZATION

   The following table sets forth the capitalization of PurchasePro.com as of September 30, 1999:

   . on an actual basis; and

   . as adjusted, to reflect the receipt of the estimated net proceeds from the sale of the 2,000,000 shares of common stock by us in this offering at an assumed public offering price of $100.04 per share as adjusted to reflect the three-for-two stock split, after deducting underwriting discounts and commissions and estimated offering expenses.

   You should read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

                                                       September 30, 1999
                                                    --------------------------
                                                       Actual     As Adjusted
                                                    ------------  ------------
Notes payable...................................... $     50,000  $     50,000
Stockholders' equity (deficit):
 Common stock: $0.01 par value; 40,000,000 shares
  authorized; 28,014,710 shares issued and
  outstanding; as adjusted--40,000,000 shares
  authorized, 30,094,710 issued and
  outstanding(1)...................................      280,147       300,947
 Additional paid-in capital........................   87,154,900   276,650,633
 Deferred stock-based compensation.................   (4,773,203)   (4,773,203)
 Accumulated deficit...............................  (31,274,242)  (31,274,242)
                                                    ------------  ------------
 Total stockholders' equity (deficit)..............   51,387,602   240,904,135
                                                    ------------  ------------
   Total capitalization............................ $ 51,437,602  $240,954,135
                                                    ============  ============

--------
(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999, and does not include the following:

   . 4,917,465 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1999 and 1,652,824 shares of common stock reserved for issuance under our stock option plans.

   . 750,000 shares of common stock issuable upon exercise of warrants issued and outstanding as of September 30, 1999, and 3,225,000 shares of common stock issuable upon exercise of warrants issued subsequent to September 30, 1999.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   We derived the selected consolidated financial data presented below from our historical financial statements and related notes included elsewhere in this prospectus. You should read the selected consolidated financial data together with our historical financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Arthur Andersen LLP, independent public accountants, audited our historical financial statements for the period from inception (October 8, 1996) through December 31, 1996, and for each of the two years in the period ended December 31, 1998. Their report appears in another part of this prospectus. Our historical financial statements for the nine months ended September 30, 1998 and 1999 are unaudited, and in our opinion include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited period. You should not rely on interim results as being indicative of results we may experience for future periods.

                              Inception                                  Nine Months Ended
                          (October 8, 1996) Year Ended December 31,        September 30,
                               through      ------------------------  -------------------------
Statement of Operations   December 31, 1996    1997         1998         1998          1999
Data:                     ----------------- -----------  -----------  -----------  ------------
Revenues
 Subscription fees......     $      --      $   512,761  $ 1,461,439  $   819,546  $  1,993,346
 Other..................            --          162,629      208,799      212,167     1,356,652
                             ----------     -----------  -----------  -----------  ------------
  Total revenues........            --          675,390    1,670,238    1,031,713     3,349,998
                             ----------     -----------  -----------  -----------  ------------
Cost of revenues........            --          213,857      445,639      335,411       567,669
                             ----------     -----------  -----------  -----------  ------------
Gross profit ...........            --          461,533    1,224,599      696,302     2,782,329

Operating expenses
 Sales and marketing ...         22,592       1,179,327    3,840,776    2,766,137     5,404,783
 General and
  administrative .......          9,860       1,344,860    2,895,779    2,005,234     4,637,895
 Programming and
  development ..........         86,862         802,175      971,459      687,305     1,530,973
 Amortization of stock-
  based compensation....            --              --           --           --      4,946,281
                             ----------     -----------  -----------  -----------  ------------
  Total operating
   expenses ............        119,314       3,326,362    7,708,014    5,458,676    16,519,932
                             ----------     -----------  -----------  -----------  ------------
Operating loss..........       (119,314)     (2,864,829)  (6,483,415)  (4,762,374)  (13,737,603)

Other income (expense)
 Interest income
  (expense), net........         (3,638)       (120,497)    (332,895)    (218,176)      (80,147)
 Other..................            --              --        16,300        6,857      (279,007)
                             ----------     -----------  -----------  -----------  ------------
  Total other income
   (expense)............         (3,638)       (120,497)    (316,595)    (211,319)     (359,154)
                             ----------     -----------  -----------  -----------  ------------
Net loss before benefit
 for income taxes.......       (122,952)     (2,985,326)  (6,800,010)  (4,973,693)  (14,096,757)
Benefit for income
 taxes..................            --              --           --           --            --
                             ----------     -----------  -----------  -----------  ------------
Net loss................       (122,952)     (2,985,326)  (6,800,010)  (4,973,693)  (14,096,757)
                             ----------     -----------  -----------  -----------  ------------
Preferred stock
 dividends..............            --              --      (245,000)    (140,000)     (511,000)
Accretion of preferred
 stock to redemption
 value..................            --              --       (90,438)     (44,981)     (131,037)
Value of preferred stock
 beneficial conversion
 feature................            --              --           --           --     (9,400,000)
                             ----------     -----------  -----------  -----------  ------------
Net loss applicable to
 common stockholders....     $ (122,952)    $(2,985,326) $(7,135,448) $(5,158,674) $(24,138,794)
                             ==========     ===========  ===========  ===========  ============
Loss per share
 Basic..................     $    (0.01)    $     (0.26) $     (0.55) $     (0.38) $      (1.86)
                             ==========     ===========  ===========  ===========  ============
 Diluted................     $    (0.01)    $     (0.24) $     (0.52) $     (0.36) $      (1.80)
                             ==========     ===========  ===========  ===========  ============
Weighted average shares
 outstanding
 Basic..................     11,550,000      11,550,000   12,900,000   13,650,000    13,002,895
                             ==========     ===========  ===========  ===========  ============
 Diluted................     12,389,999      12,389,999   13,739,999   14,489,999    13,438,329
                             ==========     ===========  ===========  ===========  ============

                                    As of December 31,                As of
                             -----------------------------------  September 30,
                               1996        1997         1998          1999
                             ---------  -----------  -----------  -------------
Balance Sheet Data:
 Cash and cash equivalents.. $     835  $     7,894  $ 1,689,288   $48,477,852
 Working capital (deficit)..   (49,254)  (1,907,159)     907,276    46,990,205
 Total assets...............    70,269      608,565    2,744,757    55,005,879
 Notes payable..............   133,132    2,567,000    1,544,939        50,000
 Redeemable convertible
  preferred stock...........       --           --     6,339,438           --
 Total stockholders' equity
  (deficit).................  (112,952)  (2,708,896)  (5,880,944)   51,387,602

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus and which are deemed to be incorporated into this section. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to those set forth under "Risk Factors" and included elsewhere in this prospectus.

Overview

   PurchasePro.com, Inc. is a leading provider of Internet business-to-business electronic commerce services. We develop public and private online business e-marketplace communities. Our e-marketplaces provide businesses of all sizes with a low cost and efficient e-commerce solution for buying and selling a wide range of products and services over the Internet.

   Our predecessor company was incorporated in October 1996. In January 1998, we incorporated PurchasePro.com, Inc. and acquired all of the assets and assumed all the liabilities of our predecessor. In August 1998, we acquired our subsidiary company, Hospitality Purchasing Systems (HPS). From October 1996 to the commercial release of our service in April 1997, we were primarily engaged in raising capital and developing our e-marketplace software and network infrastructure.

   In April 1997, we released PurchasePro 1.0, enabling our members to transact e-commerce over our network. Our next release in July 1997 provided this capability over the Internet. In September 1998, we released PurchasePro 3.0, our e-marketplace enabling software. In February 1999, we released PurchasePro 4.0, which allows members the additional capability of building private e-marketplaces.

   From inception through June 30, 1999, substantially all of our revenues were derived from monthly membership subscription fees for access to our e-marketplaces. Beginning in 1999, we began to earn revenues from other sources, including transaction fees, license fees and advertising. Most of our members are companies that sell products and services to large hotels and resorts. Generally, our subscription and license fee contracts are entered into on a month-to-month basis. Although we have executed contracts of a longer duration, generally these contracts may be terminated at any time on 30 to 60 days' notice. Some of our contracts may be terminated on even shorter notice, however, and in certain cases in as little as seven days. Some of our agreements with members are verbal and as such may be terminated at any time. In August 1998, HPS began generating transaction fees from group buying services provided to the hospitality industry. In 1999, with the release of version 4.0, we began contracting with larger corporate customers to create customized, private e-marketplaces. Typically, we charge these companies licensing and maintenance fees for this service. The licensing and maintenance fees are initially deferred and recognized ratably over the period of service. In order to build our subscriber base we have also provided Web site development and hosting services and fees for catalog building services. We also charge our members a fee for processing their subscription payments by electronic funds transfer or credit card.

   During the three months ended September 30, 1999, we began generating transaction fee revenues from transactions consummated by our members with value added merchandise and service providers. Also, we began generating advertising fees, which we believe will continue to generate both transaction fees and advertising revenues in the future, and that these revenue streams will become a more significant portion of our total revenues. As of November 30, 1999, we believe that there are approximately 16,000 users that have been provided with the capability to access and use our network. We cannot assure you that we will be successful in generating any of these additional revenues and fees. See "Risk Factors--Risks Related to our Business--The revenue and profit potential of our business model is unproven. Our success is dependent on our ability to expand our membership base and expand into new markets and industries."

   Since our inception on October 8, 1996, we have incurred significant net losses. From inception through December 31, 1996, we had a net loss of $123,000. For the years ended December 31, 1997 and 1998, our net losses applicable to common stockholders were $3.0 million and $7.1 million, respectively. For the nine months ended September 30, 1998 and 1999, we had net losses applicable to common stockholders of $5.2 million and $24.1 million, respectively. As of September 30, 1999, our accumulated deficit totaled
$31.3 million.

   Subsequent to September 30, 1999, we entered into agreements with certain strategic partners in which we issued warrants to purchase an aggregate of 3,225,000 shares of our common stock at a weighted average exercise price per share of $86.31. We will incur a charge of approximately $50 million related to a portion of the warrants in the fourth quarter of 1999 based on the estimated fair value of such warrants. Another portion of these warrants are exercisable only if certain performance criteria are met. We may incur additional charges if such performance criteria are met based on the then-fair value of such warrants.

Results of Operations

 Comparison of the Nine Months Ended September 30, 1998 and September 30, 1999

   Revenues. Our revenues consist primarily of subscription fees, transaction fees, license fees and advertising for our public and private e-marketplaces. Through HPS, we earn transaction fees for providing a service that consolidates the buying power of its participating members. We also charge license fees to larger buyer companies for creating and developing their private e-marketplaces along with an annual maintenance fee. In addition, we earn revenues from the sale of Web site development and host services, from catalog development services and for electronically processing our members' payments. Our net revenues increased from $1.0 million for the nine months ended September 30, 1998, to $3.3 million for the nine months ended September 30, 1999. Substantially all of this increase resulted from growth in our membership, new license arrangements and advertising revenues. Our subscription revenue increased from $820,000 for the nine months ended September 30, 1998 to $2.0 million for the nine months ended September 30, 1999. Other revenues, including license fees, Web site development and hosting fees, catalog fees, advertising and HPS transactions fees, increased from $212,000 for the nine months ended September 30, 1998, to $1.4 million for the nine months ended September 30, 1999. HPS transaction fees increased from $0 for the nine months ended September 30, 1998 to $231,000 for the nine months ended September 30, 1999.

   Cost of Revenues. Our cost of revenues consists primarily of costs for member support and Web site operations, including fees for independent contractors, compensation for our member support and site operations personnel and, to a lesser extent, bank and credit card processing charges. Our cost of revenues increased from $335,000 for the nine months ended September 30, 1998, to $568,000 for the nine months ended September 30, 1999. The increase was primarily the result of the increase in personnel in our member service department. Expenses related to personnel costs of our member service and web site operations departments increased from $272,000 for the nine months ended September 30, 1998 to $476,000 for the nine months ended September 30, 1999. We expect that our cost of revenues will increase in absolute dollars, but will remain constant or decrease as a percentage of revenues in future periods, as a result of an anticipated increase in the efficiency of our member service department to provide service to our customers and the decrease in the number of member service calls per member as our members gain experience using the network. Our gross profit increased from $696,000 for the nine months ended September 30, 1998 to $2.8 million for the nine months ended September 30, 1999.

   Sales and Marketing Expenses. Our sales and marketing expenses are comprised primarily of compensation for our sales and marketing personnel, travel and related costs, and costs associated with our marketing activities, such as advertising, trade show and other promotional activities. Our sales and marketing expenses increased from $2.8 million for the nine months ended September 30, 1998, to $5.4 million for the nine months ended September 30, 1999. This increase is primarily attributable to an increase in the size of our sales force. Expenses related to personnel costs of sales and marketing personnel increased from $1.4 million for the nine months ended September 30, 1998 to $3.2 million for the nine months ended September 30, 1999. We plan to continue to increase the size of our sales force and to expand our advertising and marketing activities. Travel and related costs increased from $298,000 for the nine months ended September 30, 1998, to $621,000 for the nine months ended September 30, 1999. Costs associated with our marketing activities increased from $249,000 for the nine months ended September 30, 1998, to $757,000 for the nine months ended September 30, 1999. In the nine months ended September 30, 1999, we recognized a non-cash charge of $800,000 related to the issuance of stock options offered to a strategic marketing partner at an exercise price below fair value. We expect that our sales and marketing expenditures will increase significantly, both in absolute dollars and as a percentage of net revenues, as a result of the anticipated opening of sales offices in new geographic regions, increased marketing efforts and additional sales commissions.

   General and Administrative Expenses. Our general and administrative expenses consist primarily of compensation for personnel and, to a lesser extent, fees for professional services, facility costs and communications costs, charges for doubtful accounts and depreciation and amortization. Our general and administrative expenses increased from $2.0 million for the nine months ended September 30, 1998, to $4.6 million for the nine months ended September 30, 1999. The increase is primarily attributable to the increased size of our executive and administrative staff. Expenses related to personnel costs of our general and administrative personnel increased from $884,000 for the nine months ended September 30, 1998, to $1.9 million for the nine months ended September 30, 1999. Facilities costs increased from $82,000 for the nine months ended September 30, 1998, to $280,000 for the nine months ended September 30, 1999, as the result of our move into our new corporate location. Our communications costs increased from $191,000 for the nine months ended September 30, 1998, to $216,000 for the nine months ended September 30, 1999, as a result of our expansion into new geographic areas throughout late 1998 and early 1999. Other general and administrative expenses increased primarily as a result of a larger amount charged to our reserve for doubtful accounts. The charge for doubtful accounts totaled $60,000 for the nine months ended September 30, 1998, as compared to $351,000 for the nine months ended September 30, 1999. Our depreciation and amortization increased from $182,000 for the nine months ended September 30, 1998, to $403,000 for the nine months ended September 30, 1999. The increase resulted primarily from the increase in our revenues in such period, and a better knowledge of the estimated bad debt percentage based on our collection experience since September 30, 1998. We believe that our allowance for doubtful accounts will decrease as a percentage of revenues in future periods as we anticipate implementing more efficient membership credit reviews and as we expect more members will convert to electronic fund transfer or credit card payment methods. We expect that our general and administrative expenses will increase in absolute dollars but remain relatively constant as a percentage of net revenues, as we anticipate continuing to expand our operations.

   Programming and Development Expenses. Programming and development expenses consist primarily of compensation for our programming and development staff and payments to outside contractors. Our programming and development expenses increased from $687,000 for the nine months ended September 30, 1998, to $1.5 million for the nine months ended September 30, 1999. The increase is primarily attributable to an increase in our programming staff. Expenses related to programming and development personnel increased from $589,000 for the nine months ended September 30, 1998, to $1.4 million for the nine months ended September 30, 1999. We expect that our programming and development expenses will increase in absolute dollars but remain relatively constant as a percentage of revenues as we anticipate continuing to develop and enhance our service offerings.

   Deferred Stock-Based Compensation. During the nine months ended September 30, 1999, we recorded aggregate deferred stock compensation of $9.7 million in connection with certain stock options granted to employees as additional paid-in capital. The deferred stock compensation is being amortized over the vesting periods of the related options. For the nine months ended September 30, 1999, amortization of deferred stock-based compensation totaled $4.9 million.

   Other Income (Expense). Interest expense primarily relates to borrowings from our Chairman and Chief Executive Officer in 1997, notes payable outstanding from January 1998 through September 1998 and notes payable outstanding since September 1998 and December 1998. Interest income relates to interest earned on initial public offering proceeds that were invested in short-term investments. Our net interest expense decreased from $218,000 for the nine months ended September 30, 1998, to $80,000 for the nine months ended September 30, 1999. The decrease resulted from the repayment of $2.3 million of notes payable plus interest earned on the proceeds from our initial public offering. Other expense includes the write-off of debt issuance costs related to $1.5 million of notes payable issued in September 1998 and repaid in June 1999.

 Years Ended December 31, 1997 and December 31, 1998

   Revenues. Revenues increased from $675,000 for 1997 to $1.7 million for 1998. Substantially all of this increase resulted from growth in our membership. For the year ended December 31, 1997, $513,000 of our revenues were from member subscription services and $163,000 were from Web site development and hosting fees, and other fees. For the year ended December 31, 1998, our member subscription fees totaled $1.3 million, our revenues from our HPS subsidiary totaled $154,000, and our revenues from Web site development and hosting fees totaled $145,000.

   Cost of Revenues. Our cost of revenues increased from $214,000 for the year ended December 31, 1997, to $446,000 for the year ended December 31, 1998. The increase was primarily the result of the increase in personnel in our member service department. Expenses related to personnel costs of our member service and web site operations departments increased from $159,000 for the year ended December 31, 1997, to $357,000 for the year ended December 31, 1998. Our gross profit increased from $462,000 for 1997 to $1.2 million for 1998.

   Sales and Marketing Expenses. Our sales and marketing expenses increased from $1.2 million for 1997 to $3.8 million for 1998. This increase was primarily attributable to expansion of our sales force into several geographic regions throughout the country, plus expanded marketing activities that included attendance at numerous trade shows, advertising campaigns and costs of producing marketing materials. Further, we recognized a non-cash charge of $720,000 related to the issuance of common stock to a stockholder at a price below fair value in connection with services provided by a stockholder. Expenses related to personnel costs of our sales and marketing department increased from $686,000 for the year ended December 31, 1997, to $2.2 million for the year ended December 31, 1998. Travel and related costs increased from $117,000 for the year ended December 31, 1997, to $437,000 for the year ended December 31, 1998. Costs associated with our marketing activities increased from $131,000 for the year ended December 31, 1997, to $362,000 for the year ended December 31, 1998.

   General and Administrative Expenses. Our general and administrative expenses increased from $1.3 million for 1997 to $2.9 million for 1998. This increase was primarily attributable to increasing the size of our executive and administrative staffs, legal fees and, to a lesser extent, communication costs and our reserve for doubtful accounts. Expenses related to personnel costs of our general and administrative personnel increased from $695,000 for the year ended December 31, 1997, to $1.3 million for the year ended December 31, 1998. The increase is primarily attributable to the increased size of our executive and administrative staff. Our communications costs increased significantly from $94,000 for the year ended December 31, 1997, to $257,000 for the year ended December 31, 1998, as a result of our expansion into new geographic areas throughout 1998. Other general and administrative expenses increased primarily as a result of a larger amount charged to our reserve for doubtful accounts. The charge for doubtful accounts totaled $73,000 for the year ended December 31, 1997, as compared to $127,000 for the year ended December 31, 1998. The increase corresponds to the increase in our revenues between years.

   Programming and Development Expenses. Our programming and development expenses increased from $802,000 for 1997 to $971,000 for 1998. The increase is primarily attributable to increased salaries, payroll taxes and employee benefits associated with the development of new versions of our network during 1998.

   Interest Expense. Our interest expense increased from $120,000 for 1997 to $333,000 for 1998. This increase resulted from the issuance of $2.3 million of notes payable in January 1998 that were repaid in June 1998, $1.5 million of notes payable in September 1998 and $350,000 of notes payable in December 1998.

 Period from Inception (October 8, 1996) through December 31, 1996 and Year Ended December 31, 1997

   Revenues. We did not have any revenues prior to April 1, 1997. Prior to that time, we were principally engaged in the development of our basic service. In April 1997, we released PurchasePro 1.0 and began generating revenues. Our revenues were $675,000 in 1997.

   Cost of Revenues. We did not have any cost of revenues prior to April 1, 1997. After we commenced offering our services, we began to incur cost of revenues due to the establishment of our customer service department and bank and credit card processing charges. In 1997, our cost of revenues was $214,000, and our gross profit was $462,000.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $23,000 for 1996 to $1.2 million for 1997. We began limited marketing of our service in 1996, and in 1997, we expanded our sales and marketing force, entered new markets and began various marketing activities.

   General and Administrative Expenses. Our general and administrative expenses increased from $10,000 for 1996 to $1.3 million for 1997. In 1997, we significantly increased our administrative staff, incurred professional fees and facilities costs, and established a reserve for estimated doubtful accounts.

   Programming and Development Expenses. Our programming and development expenses increased from $87,000 for 1996 to $802,000 for 1997. In 1997, we continued to upgrade our network capacity and functionality.

   Interest Expense. Interest expense increased from $4,000 for 1996 to $120,000 for 1997. In 1997, interest expense was primarily related to a note payable issued to our principal stockholder.

Quarterly Results of Operations

   The following table sets forth our unaudited quarterly results of operations data for our seven most recent quarters ended September 30, 1999. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. We incurred net losses in each of the last seven quarters and expect to continue to incur losses for the foreseeable future. You should not draw any conclusions about our future results from the results of operations for any quarter, or for any period.

                                                             Quarters Ended
                          -------------------------------------------------------------------------------------------
                           Mar. 31,     June 30,     Sept. 30,    Dec. 31,      Mar. 31,      June 30,     Sept. 30,
                             1998         1998         1998         1998          1999          1999         1999
                          -----------  -----------  -----------  -----------   -----------  ------------  -----------
                                                              (unaudited)
Statement of Operations
 Data:
Revenues................  $   236,373  $   293,492  $   501,848  $   638,525   $   673,907  $  1,006,001  $ 1,670,090
Cost of revenues........       97,917      114,308      123,186      110,228       162,870       186,870      217,929
Gross profit............      138,456      179,184      378,662      528,297       511,037       819,131    1,452,161
Operating expenses......    1,317,403    2,263,294    1,877,979    2,249,338     2,428,692     5,033,413    9,057,827
Operating loss..........   (1,178,947)  (2,084,110)  (1,499,317)  (1,721,041)   (1,917,655)   (4,214,282)  (7,605,666)
Other income (expense)..      (78,896)    (138,922)       6,499     (105,276)     (118,655)     (320,437)      79,938
Net loss................   (1,257,843)  (2,223,032)  (1,492,818)  (1,826,317)   (2,036,310)   (4,534,719)  (7,525,728)
Preferred stock
 dividends, accretion of
 preferred stock to
 redemption value and
 value of preferred
 stock beneficial
 conversion feature.....          --       (35,000)    (149,981)    (150,457)     (673,796)   (9,108,050)     (36,191)
Net loss applicable to
 common stockholders....   (1,257,843)  (2,258,032)  (1,642,799)  (1,976,774)   (2,710,106)  (13,642,769)  (7,785,919)

Liquidity and Capital Resources

   Since our inception on October 8, 1996, we have had significant negative cash flows from our operations. For the period from inception through December 31, 1996, we were in the development stage and used $70,000 of cash for operations. For the years ended December 31, 1997 and 1998, we used $1.9 million and $6.0 million of cash, respectively, in our operations. For the nine months ended September 30, 1998 and 1999, we used a total of $4.3 million and $8.4 million of cash in our operating activities. Cash used in operating activities in each period resulted primarily from net losses in those periods. For the year ended December 31, 1998, and for the nine months ended September 30, 1998 and 1999, our cash used in operating activities included increases in our trade accounts receivable of $324,000, $191,000 and $1.7 million. The increase is primarily attributable to billings under terms of our license and advertising contracts entered into during the three months ended September 30, 1999, as well as member receivables that reflect our efforts to expand the membership base by allowing for payment terms up to 90 days and billings for our new license and advertising revenues in the third quarter of 1999. For the nine months ended September 30, 1998 and 1999, we used cash totaling $142,000 and $2.3 million in our investing activities, which have consisted primarily of expenditures for computer and related equipment, furniture and fixtures, communication equipment and leasehold improvements as well as deposits on various equipment leases.

   Since inception, we have financed our operations primarily from the issuance of common stock, proceeds of notes payable, the sale of Series A Preferred and Series B Preferred Stock and the proceeds of our initial public offering. During the period from inception through December 31, 1997, Charles E. Johnson, Jr., our principal stockholder and Chief Executive Officer, contributed $139,000 in capital and loaned us $2.5 million. In January 1998, we borrowed $2.3 million from various individuals and used $813,000 of the proceeds to repay a portion of the previous borrowings from Mr. Johnson. In April 1998, Mr. Johnson advanced an additional $387,000 to us. In June 1998, we completed our Series A Preferred Stock offering and received net proceeds of $5.0 million. We used a portion of the proceeds from the Series A Preferred Stock offering to repay the $2.3 million notes payable from our January 1998 borrowing and repaid Mr. Johnson $310,000. In connection with the closing of the Series A Preferred Stock offering, Mr. Johnson contributed his remaining notes payable totaling $1.8 million to us as equity. We did not issue any new shares to Mr. Johnson in exchange for this contribution. Between September and November 1998, we obtained financing in the form of notes payable totaling $1.5 million, including $500,000 from Mr. Johnson. In December 1998, Mr. Johnson loaned an additional $250,000 and in March 1999 he loaned another $200,000 to us. In December 1998, we commenced our Series B Preferred Stock offering. Through December 31, 1998, we had received $2.0 million in cash pursuant to subscription agreements for shares of Series B Preferred Stock. In June 1999, we completed the Series B Preferred Stock offering and received aggregate proceeds of $11.6 million. In June 1999, Mr. Johnson was repaid the total amount of those outstanding loans from the proceeds of the Series B Preferred Stock offering. See "Certain Transactions."

   In September 1999, Mr. Johnson loaned us $550,000 at an interest rate of 10% per annum, which is payable on March 31, 2000. We repaid the entire amount of this loan plus accrued interest from the proceeds of our initial public offering.

   Net cash provided by financing activities for the nine months ended September 30, 1999, was $57.5 million. Funds provided by financing activities included the completion of our initial public offering, with net proceeds of approximately $50 million after underwriting discounts and commissions and other offering costs, and the issuance of Series B Preferred Stock. Funds used in financing activities related to the repayment of the September 1998 Notes.

   As of September 30, 1999, our principal source of liquidity was approximately $48.5 million of cash and cash equivalents. As of September 30, 1999, we had material commitments for capital expenditures of $1.1 million. We expect such expenditures to be approximately $1.5 million during the remainder of 1999. We expect such expenditures will primarily be for computer equipment to expand and enhance our network. We have also entered into several non-cancelable lease commitments that will require payments of approximately $2.3 million over the next five years.

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

   We believe that we have sufficient cash and cash equivalents, including the proceeds from this offering, to fund our operating and investing activities for at least the next 18 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations.

Year 2000 Readiness

   The Year 2000 issue refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

   We have defined Year 2000 compliant as the ability to:

  . correctly handle date information needed for the December 31, 1999, to January 1, 2000, date change;

  . function according to the product documentation for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

  . recognize Year 2000 as a leap year.

   We have designed all of our products to be Year 2000 compliant when configured and used in accordance with related documentation.

   We have completed an assessment of most of our material information technology systems, including both our own software products and third-party software and hardware technology. We have tested the flow of data through our electronic commerce platform for regular bids (RFQs), automatic bids and purchase orders as the date rolled from 09/08/1999, 12/31/1999, 02/28/2000, 02/29/2000, 12/31/2000, 02/28/2001, 02/28/2004 and 12/31/2019, and to the next day and found all transactions processed correctly. We have not individually tested each computer that supports the electronic commerce platform for these specific dates. The computer systems that support key customer activities all have the most current operating system and third-party software patches applied. Based on the representations of third-party software providers and the testing performed in house, we believe all information technology systems that support our electronic commerce platform and our customers are Year 2000 compliant. Unknown date-related errors or defects in our products could result in damage to our reputation, increased service costs, or loss of our customers, any of which could materially and adversely harm our business.

   The Year 2000 readiness of information technology systems used by our staff to support our internal business enterprises is under review. Our internal technical support personnel have checked many of the desktop systems used by our staff. Any updates to operating system or application software provided by the various third-party software vendors as part of their Year 2000 compliance efforts are applied on a case by case basis. We will have completed this activity for all of our desktop systems before the end of 1999.

   The status of our non-information technology systems is not known. A review of such systems and all required remediation and testing is scheduled to be complete by the end of 1999.

   Other than the probability of Year 2000 issues with the telephone system in use at our corporate headquarters in Las Vegas, Nevada, we are not currently aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for the

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

Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems. Also, we are subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failure interruptions.

   Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of these lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it.

   To date we have responded to all requests from our customers for information regarding our Year 2000 compliance. We have appointed a Year 2000 Project Coordinator. Our Year 2000 Project Coordinator has sent letters to our key vendors requesting information about their Year 2000 readiness, and they have all responded with positive reassurances.

   We do not have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. If our customers' systems or applications are not Year 2000 compliant, our customers may not be able to use our products or services. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for, or delay purchases of, our products and services. As a result, our business could be seriously harmed.

   We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. We believe these costs have not been material. We could incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. We expect any additional costs to be funded from operating cash flows and do not expect these additional Year 2000 compliance costs to be material. However, we may experience material problems and costs with Year 2000 compliance that could seriously harm our business.

   Our Year 2000 Compliance Plan is in effect; however, there is no guarantee that it addresses all situations that may result if our critical operations prove not to be Year 2000 ready. We will have staff and tools standing by during each century event date should unexpected problems occur. If an adjustment is needed, these experts will make and test the changes and install any software updates on our Web site making the software available for download by our customers. We cannot guarantee that we will be able to make these changes in a timely manner, which could significantly impact our business and the ability of our customers to conduct business.

   If, in the future, it comes to our attention that some of our products need modification, or some of our third-party hardware and software is not Year 2000 compliant, then we will seek to make modifications. In such case, we expect such modifications to be made on a timely basis, and we do not believe that the cost of such modifications will materially harm our operating results. We may not be able to modify our products, services and systems in a timely and successful manner to comply with the Year 2000 requirements.

   There has been no independent verification or validation to assure our Year 2000 readiness other than by our clients. Various customers have been concerned about Year 2000 readiness and have tested our software under different date scenarios. We have received no report of Year 2000 problems as a result of this testing. However, we can make no assurance that this testing was sufficient or adequate.

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

   The worst case scenario for Year 2000 issues would be if we ceased normal operations for an indefinite period of time while we attempted to respond to our own and/or our customers' Year 2000 problems without having full internal operational capabilities. Year 2000 issues affecting our business, if not adequately addressed by us, our third-party vendors, or our customers, could have a number of "worst case" consequences. These include:

  . the inability of our customers to use our products and services to procure and manage their operating resources;

  . claims from our customers asserting liability, including liability for breach of warranties related to the failure of our products and services to function properly, and any resulting settlements or judgments; and

  . our inability to manage our own business.

   To date we have experienced one Year 2000 problem. One component of software obtained from a third-party vendor was not compliant. We reported the problem to the third-party vendor, received and applied an update to the software, and have experienced no further problems in this area. We cannot assure you that other such problems will not occur or that we will be able to modify our products, services and systems in a timely and successful manner to comply with Year 2000 requirements.

Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The FASB recently issued SFAS No. 137, which defers the effective date of SFAS No. 133. SFAS No. 133 will be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We currently do not engage in, nor do we expect to engage in, derivative or hedging activities, and, therefore, we do not believe that SFAS No. 133 will have a material impact on our results of operations or financial position.

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

                                    BUSINESS

PurchasePro.com, Inc.

   PurchasePro.com is a leading provider of Internet business-to-business electronic commerce services. Our members can buy and sell a wide range of products and services on our e-marketplaces in an efficient, competitive and cost-effective manner. We have designed our e-marketplaces to meet the needs of small and medium sized businesses and their large business partners.

   We began developing our service in 1996 by closely evaluating the purchasing process of the hospitality industry that is characterized by high volume, frequent purchases of a broad range of goods and services by a large number of geographically distributed buyers. We capitalized on the large-property purchasing expertise of several Las Vegas-based hotels and resorts to develop, test and validate our service. These hotels have provided important marketing references for the expansion of our e-marketplaces. Since launching our public e-marketplace in April 1997, we have continuously upgraded the functionality of our service. Our most recent enhancement enables the creation of private e-marketplace communities for access on an invitation-only basis.

Industry Overview

   Growth of Internet Usage and E-Commerce. The Internet and related technologies are revolutionizing the way businesses and consumers communicate, share information and conduct business. As the number of Internet users and the sophistication of Internet-enabled content and development tools have increased, the Internet's functionality has expanded from a medium primarily for publishing information to one that enables more complex business-to-business communications and commerce. At the same time, businesses across many industries are facing increasing competitive pressures to lower costs, decrease inventories and improve sales and marketing productivity. To address these challenges, businesses are increasingly replacing paper-based transactions with Internet e-commerce solutions that provide cost-effective and efficient channels for connecting and transacting with global suppliers, distributors and customers. Forrester Research estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion by 2003, representing a compound annual growth rate of approximately 98%.

   Inefficiencies in Corporate Purchasing and Supply. Historically, the purchasing of supplies and services has involved significant manual processes and in many industries has been highly fragmented and decentralized. Decentralized purchasing makes it difficult for businesses to manage employee purchases, control spending and prevent duplicative or unauthorized orders. Many companies do not have an efficient and easy-to-use means of executing and managing purchases of supplies and services. According to the Center of Advanced Purchasing Studies, corporate purchases of goods and services represent on average 38% of a company's revenues. Cost-effective purchasing is an important contributor to improving a company's profitability. Despite the importance of the purchasing function and the prevalence of information technology systems in many enterprises, purchasing at many companies remains heavily paper-based, labor-intensive and decentralized. AMR Research estimates that the cost per procurement transaction for non-production supplies and services ranges from $75 to $175. These costs can exceed the cost of the items being purchased. In addition, these time consuming processes often result in fulfillment delays to end-users, leading to productivity losses.

   Traditional Electronic Purchasing. A number of companies have attempted to use information technology to reduce the inefficiencies that characterize most corporate purchasing functions. Although existing electronic purchasing methods have helped facilitate e-commerce, we believe that these current methods have limitations that prevent widespread adoption by buyers and sellers:

  . Conventional Electronic Data Interchange. Electronic data interchange, or
    EDI, systems involve a set of uniform formats for commercial documents such as invoices and purchase orders that allow computers to exchange such documents across private networks without human intervention. Forrester Research estimates that of the 2 million U.S. companies with 10 or more employees, only five percent have deployed conventional EDI systems. Barriers to implementation include the high cost of

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

    installation and maintenance as well as significant, on-going transaction fees. Because EDI systems rely on the execution of pre-defined transactions, they generally are not well suited for dynamic procurement environments involving many buyers and suppliers or a wide variety of goods and services.

  . Enterprise Purchasing Software Systems. A number of vendors have developed purchasing software systems designed to improve the coordination of the purchasing function across large enterprises. Most of these systems are expensive to license, with up-front licensing fees that can exceed $1 million. Users also typically pay ongoing maintenance fees. Additionally, the complexity of these systems typically requires a lengthy and expensive implementation process.

   Furthermore, most EDI and enterprise purchasing software systems do not offer a full spectrum of online procurement functions, such as sourcing from multiple suppliers and placing simultaneous bid requests with multiple suppliers. Due to the expense and complexity of these systems, they are generally unsuitable for all but the largest organizations.

   The PurchasePro.com Opportunity. Companies recognize the necessity to establish an electronic platform that can be utilized by both large and small business partners cost effectively, with limited hurdles to rapid implementation and use. The Internet provides a cost-effective medium for businesses, regardless of size, to link directly to their communities of customers, suppliers and other business partners. PurchasePro.com takes advantage of the low costs and community building nature of the Internet to deliver our business-to-business e-commerce solution.

The PurchasePro.com Solution

   PurchasePro.com's business-to-business e-commerce solution is comprised of public and private e-marketplaces where businesses can buy and sell a wide range of products and services over the Internet in an efficient and cost-effective manner. With a PurchasePro.com membership, large and small companies can participate in an interactive e-marketplace community of businesses seeking to expand sales and lower costs. We believe our service enables companies and their trading partners to quickly realize the benefits of increased efficiency, faster turnaround and more timely information. Our user-friendly solution is scalable in its application, provides many features and is designed to provide the following benefits:

   Lower Operating Costs. By eliminating many costly and time-consuming functions of traditional, paper-based buying and selling, our e-marketplaces may allow companies to reduce operating costs and shorten cycle times in the purchasing and selling processes. Our solution enables members to rapidly prepare bid requests and simultaneously distribute them electronically to multiple parties. Responding bids are automatically aggregated and compiled in line-item comparison reports for easy analysis, enabling purchase orders to be expedited. Moreover, our service operates as a rapidly deployable outsourced solution that does not require companies to install expensive enterprise purchasing software systems and hire costly information technology specialists to maintain and manage these systems.

   Lower Prices. We believe many of our members have realized significant reductions in the cost of the goods and services they have purchased as members of our e-marketplaces. Our e-marketplaces support competitive bidding in response to bid requests from buyers. By automating the sourcing process, our solution allows companies to send out bid requests for smaller quantities more efficiently and expand the number of suppliers from which they request bids. Furthermore, buyers can achieve economies of scale by aggregating purchasing among subsidiaries and divisions and benefit from group buying discounts that we plan to negotiate with national suppliers participating in our e-marketplaces.

   Improved Management and Control. Our solution allows companies to proactively manage procurement through user-defined approval procedures. Procurement managers, for example, can pre-set the level of access and purchasing authority for each staff member. Utilizing the workflow features of our service, managers can quickly view, analyze and manage employee activities, providing improved control and more informed

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

purchasing decisions. In addition, our solution automatically generates inquiry and transaction records facilitating improved documentation and auditing. We also maintain records of procurement activity by our members that can be used to verify or validate transactions.

   Better Information. Our service provides members with up-to-date pricing, product and supplier profile information on a 24-hour, 7-day a week basis. Our solution allows suppliers to maintain real-time control of pricing and other descriptive information about products and services they offer, helping to ensure that potential buyers obtain accurate information in a customizable format.

   Greater Access to Business Partners. We believe that our e-marketplaces enable members to access new customers and suppliers. With our public e-marketplace, members can communicate with and conduct business among a broad array of companies in a highly efficient manner. In addition, we believe that our solution enables many of our members to offer, for the first time, their goods and services for sale over the Internet.

Our Strategies

   Our objective is to be the preferred business-to-business e-commerce solution through our public and private e-marketplaces. Key strategies to achieve our objective include:

   Expand Our Membership. We intend to expand our membership through the following:

  . Build Upon Our Leadership Position Serving the Hospitality Industry. We believe we are the leading provider of business-to-business e-commerce solutions to the hospitality industry and its suppliers. We have grown our e-marketplace membership by focusing on major hospitality buyers with large supplier bases. Through our direct and indirect sales channels and by using our existing relationships, we plan to develop new partnerships within the hospitality industry to further increase our membership base.

  . Pursue New Vertical Markets. We are applying our solutions to markets with similar procurement characteristics to the hospitality industry. These markets include:

     .architecture, engineering and construction
                                            .food services
     .colleges and universities             .healthcare
     .facilities management                 .janitorial supply distribution

  . Enter New Geographic Markets. We are expanding into new geographic markets by establishing new relationships or leveraging our current relationships with large buyers or suppliers with operations in those locations. These business partners provide us access to their business partners, allowing us to establish a foothold in new major metropolitan areas. In addition, we recently licensed our e-marketplace software to a third party that will market our solution to the hospitality and travel industry in Asia and the South Pacific.

   Encourage Users to Rely on Our E-marketplaces. We believe that as members increase their usage of our e-marketplaces, they become more reliant on the PurchasePro.com solution as an important part of their procurement processes. Our service often reduces repetitive clerical tasks associated with the procurement process for both buyers and sellers. Moreover, the benefits of our service are increased when it is integrated with existing enterprise information systems. Active buyers have reported significant cost savings realized from reductions in forms, communication charges and other labor and materials as well as improved pricing arising from the competitive bidding on the e-marketplace.

   Develop Multiple Revenue Streams. Substantially all of our current revenues are derived from member subscription fees paid for access to our public e-marketplace. However, we are in the process of developing a number of additional revenue sources including:

  . public and private e-marketplace transaction fees;

  . advertising revenues including banners, classified ads and other electronic promotions;

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

  . licensing and recurring maintenance fees from larger corporate accounts that create and sponsor private e-marketplace communities; and

  . network hosting fees and administration charges.

Although the costs associated with developing these revenue sources may be substantial and the timing of the development of each revenue source is uncertain, we believe that the revenues from these and other sources will eventually become a larger part of our overall revenue mix.

   Provide Value Added Services. We intend to expand the value-added services that we offer to our members. We plan to make available products and services such as reduced rates and fees from long distance telephone carriers, cellular service providers and worker's compensation insurers. In addition, we intend to offer discounts on office products and other business consumables through our sales and marketing partners. We intend to make these discounts available to all members so that even smaller companies can realize cost savings associated with participating in a large buying group.

   Pursue Strategic Sales and Marketing Relationships. We intend to continue to pursue strategic sales and marketing relationships to expand our membership, extend our marketing reach, provide value-added merchandise or services and further develop our e-marketplaces in a rapid and cost-effective manner. Our current sales and marketing partners include Ariba, Office Depot, Sprint, VerticalNet and ZoomTown.com, a subsidiary of Cincinnati Bell, Inc.

   Strengthen the PurchasePro.com Brand. We plan to expand and enhance our marketing initiatives to increase our brand awareness and identity. These initiatives will include traditional and Internet-based advertising targeted at selected audiences, interviews and articles in business media and trade publications and direct sales and telemarketing. We also engage in joint-marketing and sales efforts with our business partners.

Our Services

   Our e-marketplaces are designed to streamline the procurement cycle for our members--from sourcing to bidding to order to payment. Our e-marketplaces enable each member to participate as both a buyer and a seller. When acting as buyers, our members can realize a reduction in processing costs, achieve improved pricing, enforce corporate purchasing policies and maintain an audit trail for evaluating purchasing programs. When acting as suppliers, our members can strengthen relationships with existing customers, reach new buyers and lower sales, marketing and administrative costs. Our e-marketplaces are online business-to-business e-commerce communities. With the recent enhancements to our e-marketplace software, members can create private e-marketplaces.

 Basic Membership Services

   Online Buying and Selling. Our e-marketplace solution enables our members to interact as buyers and suppliers, streamlining their purchase and sale process over the Internet. Members using the e-marketplace's competitive bidding function send a request for a bid (including requests for line item price quotes) to suppliers who respond electronically with pricing and availability information. The request for bids can be "sealed" electronically so that the buyer cannot view the responses until a specified date and time. Through our competitive bidding function, we believe that buyers can achieve cost savings on the prices of products purchased.

   Our e-marketplaces provide members with a marketing tool that enables them to sell to all the other members of our e-marketplaces. Small suppliers can compete on a more equal footing with larger suppliers. As a result, we believe our e-marketplace is an effective tool for suppliers to achieve deeper marketing and sales penetration in their primary markets and to enter new geographic markets on a cost-effective basis.

   Access to a Broad Electronic Database of Potential Business Partners. Our e-marketplaces allow members to query and shop from the offerings of our members. This provides users with the opportunity to purchase from their existing suppliers as well as develop new supplier relationships.

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

   Real-Time Information. Our e-marketplaces provide for the real-time updating of database information. After suppliers have responded with bids, buyers can analyze the responses through line item comparison reports with the opportunity to select one supplier's bid or to select specific items from selected suppliers. Since the information provided by the suppliers can be analyzed quickly, response time on bids can be significantly reduced. After a bid is accepted, our e-marketplaces allow buyers to create and send electronic purchase orders, and to finalize the payment and delivery instructions to complete the purchase. In addition, suppliers can create online catalogs that provide real-time dissemination of accurate information in a more cost efficient manner than with printed materials.

   Reporting Services. E-marketplace members can review their bids and purchase orders through keyword, date, supplier or purchase order number searches. Members can generate comprehensive reports on their activity based on their search results. Further line-by-line detail can be obtained for each bid or purchase order by using the analytical tools available on our e-marketplaces. For example, the Quick Check Report compares the responses of every line item for each of the suppliers, calculating the price per unit and indicating which supplier has the lowest price per item for that particular item. The report also provides the necessary information for purchasing agents to make future decisions based on price, service or possible long-term contracts. The information can be exported via ASCII, EDI, ODBC-compliant files, or Excel worksheets, so that members can transfer the information to their enterprise resource planning and accounting systems for further reporting and data archiving.

   Procurement Controls. Members can restrict employee access to the various levels of our e-marketplaces. A client password file is checked at each member login and whenever members access the database. Members can monitor employee requests for proposals and purchase orders. Members can also select options that limit employee access to selected suppliers, specific items, quantities and service features. Through such protocols, control over corporate purchasing is significantly enhanced without the installation of expensive enterprise purchasing software systems.

   Community. We continue to expand our services to help foster interaction among e-marketplace members. Our members currently have access to e-mail accounts, and we plan to introduce additional features such as industry trade news, discussion forums, chat rooms and bulletin boards, all of which foster active community participation among our members. We expect to continue to add features, content and services that enhance the benefits of membership in the PurchasePro.com community.

   Purchasing Discounts for Members. We intend to negotiate group discounts with national suppliers for our e-marketplace members. In return for our providing electronic access to our large membership base, we expect these suppliers to provide discounts to our members irrespective of size. As such, we plan to expand our value proposition to our community, particularly to those smaller companies that do not normally benefit from the pricing economies of their larger competitors.

 Other Membership Services

   Private E-marketplaces. With the recent enhancements to our e-marketplace software, members can create private e-marketplaces. Private e-marketplaces allow buyers or suppliers to sponsor a community of selected business partners on an invitation-only basis. In these communities, the sponsoring company invites selected trading partners to participate in customized programs such as special pricing arrangements and product offerings. We are developing private e-marketplaces for Best Western International, Building One Services, Marriott International and Prime Hospitality.

   E-marketplace Catalogs. We create customized electronic catalogs for our members that enable buyers to browse through a supplier's product and service offerings and "drag and drop" their desired selections directly into a purchase order. We also offer a catalog maintenance service.

   Web Site Development, Hosting and Maintenance. We construct Web sites for our members on a trial basis. After the initial trial period, members are charged a monthly hosting fee. These sites enable members to

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

provide additional information on their products and services to other members. We also market to our members upgrades to these Web sites, which have resulted in additional fees.

   Banner Advertisements. We offer banner advertisements on our e-marketplace as a direct marketing tool for our members. When a buyer sources products, a banner advertisement appears promoting a related product offered by a particular supplier.

   Classified Advertising. Our classified advertising section provides real-time advertising directly from members. All advertisements can be accessed by keyword searches and can be posted and terminated in real-time.

 Group Buying Services

   In addition to our public and private e-marketplaces, we offer group buying services to the hospitality industry through our Hospitality Purchasing Systems subsidiary. This subsidiary consolidates the buying power of the properties that it represents to obtain volume discounts that might otherwise only be available to larger buyers. We receive fees from buyers and rebates from suppliers. We are marketing our PurchasePro.com solution to participants of this buying group.

Our Revenue Sources

   To date, our primary source of revenues has been subscription fees paid by our members. In order to build our e-marketplace membership, we have provided free access to our public e-marketplace and technical support to large corporate members. In return we have gained access to and assistance in recruiting their small and medium sized business partners as members of our e-marketplace.

   We plan to expand our revenue sources over time to include the following:

   Transaction Fees. We intend to charge transaction fees on purchases consummated by our members with our strategic partners and value added merchandise and service providers. In addition, in certain of our private e-marketplaces we intend to derive revenues from transaction fees levied on sales within the community.

   Licensing, Maintenance and Network Hosting Fees. We charge a one-time licensing fee and annual maintenance fees for private e-marketplaces in place of or in certain cases in addition to transaction fees. We also charge recurring fees for hosting the network upon which these private e-marketplaces are deployed.

   Other Revenue Sources. Other revenue sources include advertising and Web site development, hosting and maintenance. As our membership grows, we intend to charge for banner and classified advertisements that we presently offer as a free service. We also construct Web sites for our members and charge monthly hosting and maintenance fees after an initial trial period.

Strategic Relationships

   A key element of our strategy is to expand our sales, marketing and distribution channels through strategic relationships with entities that are commercial partners, and in some cases, equity investors. We have established, and will continue to pursue, these strategic relationships in order to grow revenues, to provide indirect sales and marketing of our e-marketplaces, and to enhance our e-marketplace services. The following are examples of our strategic relationships:

   Sprint. In December 1999, we entered into a strategic e-commerce marketing agreement with Sprint Corporation, a global communications company, and one of the largest carriers of Internet traffic. Under the agreement, we will develop a co-branded website, which will be marketed by Sprint as its preferred business-to-business e-commerce solution for the procurement of goods and services to its business customers in long distance, paging and collaborative services. Sprint will become the preferred communications provider of long distance, paging and collaborative services on the PurchasePro.com Network. We will pay Sprint a quarterly sales commission from the sales of subscriptions generated by promoting PurchasePro.com to the Sprint marketplace. In connection with the strategic e-commerce agreement, we issued to Sprint a warrant to purchase up to 2,700,000 shares of our common stock at a price per share of $95.79. One half vested upon issuance and the actual number of shares issuable upon exercise of the remainder is based on the actual net annualized revenue that is generated for us under the strategic e-commerce agreement.

   Advanstar. In November 1999, we entered into an agreement with Advanstar, Inc., a leading worldwide business information company with more than 100 business and professional publications and directories, 113 exhibitions and conferences, numerous web sites and direct marketing, database and reference products. Under the agreement, we will create twenty web-based industry-specific business communities for Advanstar. The communities will utilize our e-commerce solutions and provide access to our e-marketplace. Advanstar will pay us development and maintenance fees for these communities. In addition, we will share subscription fees, transaction fees, and advertising fees generated from these communities. We have also issued to Advanstar a warrant to purchase 525,000 shares of our common stock that can be exercised prior to the six-month anniversary of the signing of the agreement at a price per share of $37.58.

   Ariba. On September 28, 1999 we announced our intent to form a strategic alliance with Ariba, Inc., a provider of intranet and Internet-based business-to-business electronic commerce solutions for operating resources, that includes a revenue sharing arrangement. Under terms of the proposed arrangement, we will connect our business community to the Ariba Network(TM) platform and our subscribers will be able to buy from the suppliers already integrated with the Ariba Network platform, and will gain access to Ariba Network services. This agreement has not yet been formalized, but we believe that it will be finalized in the fourth quarter of 1999.

   Workflow Management. In November and December 1999, we entered into agreements with Workflow Management, Inc., which provides customers with an innovative electronic outsourcing and facilities management system, iGetSmart(TM) serving over 30,000 businesses throughout North America. Workflow Management has designated us as a preferred e-commerce solutions provider to Workflow Management. We have designated Workflow Management as the preferred provider of printing needs, including corporate stationery, business cards and forms. We will receive an annual fee for this preferred provider status. Under the agreement, we will also create a co-branded private e-marketplace for Workflow Management. Workflow Management will prepay supplier subscription fees and pay us a commission on gross sales to PurchasePro.com network customers and we will share transaction fees.

   Primavera Systems. In September 1999, we formed a strategic relationship with Primavera Systems, Inc., a developer of integrated, scalable project management software solutions, to develop an e-marketplace for construction companies, subcontractors, project owners and suppliers. This strategic alliance was formed as part of our efforts to move into the Architectural, Engineering and Construction vertical. The agreement provides for Primavera to pay subscription fees per user and for sharing of transaction fees generated from users of the e-marketplace.

   DigitalWork. In June and July 1999, we entered into agreements with DigitalWork.com, an online business services portal enabling growing businesses to complete critical business tasks online. DigitalWork will pay us to create a co-branded e-marketplace and prepay subscriptions for their registered members to access the PurchasePro.com network. We will share subscription, transaction and advertising fees related to this e-marketplace. We also agreed to provide access to DigitalWork's online services to members of our public e-marketplace. We will share revenue from transaction and other fees.

   Office Depot. In October 1999, we announced a strategic e-business relationship and marketing agreement with Office Depot, Inc., the world's largest seller of office supplies. Under terms of the agreement, we will be the recommended business-to-business e-commerce solution to be marketed to the Office Depot customers and clients. Office Depot will be featured as the exclusive preferred provider in our business-to-business e-marketplace. Terms of the agreement provide that transaction fees of 1% will be shared, with 25% to Office Depot and the remaining 75% to us.

   VerticalNet. In July 1999, we entered into an agreement with VerticalNet, Inc., an owner and operator of online business-to-business vertical communities. Under the agreement, we will assist VerticalNet in launching and promoting hospitality and food service vertical communities. We will provide e-commerce solutions to VerticalNet and its users will have access to our public e-marketplace. We will engage in joint promotional activites and provide links to each other's Web sites. We will share transaction fees.

   ZoomTown.com. In May 1999, we entered into an agreement with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc. We have granted to ZoomTown.com, as our agent and representative, the exclusive right to market and offer access to our e-marketplaces in Ohio, a co-exclusive right in Kentucky, and a nonexclusive right in other domestic markets until April 2001. Under the agreement ZoomTown.com may co-brand our e-marketplaces. In addition, ZoomTown.com can extend its exclusive rights to market and offer access to our e-marketplaces under a ZoomTown.com co-brand to include the states neighboring Ohio and Kentucky. ZoomTown.com receives sales commissions for members it adds to the co-branded e-marketplaces.


Our E-marketplace Members

   The following is a representative list of our major e-marketplace members:

National Accounts            Nevada                     Florida
American Association of      Aladdin Hotel and Casino   The Breakers Hotel
 Franchisees and Dealers     Marnell Corrao ConstructionCarnival Cruise Lines
American Hotel Register      MGM Grand                  Loews Hotels
Barton Management            Mission Industries         Registry Resort
Best Western International   Nevada Power Company       Seaway Hotel
Building One Services        Rio Hotel and Casino       Corporation
Caesars Palace               State of Nevada
Handy Source
Mandalay Resort Group        Lexington/Louisville, Kentucky
Marriott International       and Cincinnati, Ohio       Arizona
Memphis Chamber of Commerce  Amtek Electrical           America West Arena
MeriStar Management Company  Ball Homes                 Arizona Diamondbacks
MGC Communications           Clay Ingels Company        Bank One Ballpark
Mirage Resorts               Central Baptist Hospital   Embassy Suites
National Association of Women                           Scottdale
                             Fidelity National Credit Services
 Business Owners             Host Communications, Inc.  ILX Resorts
National Black Chamber of    Lodestar Energy            Greater Phoenix
 Commerce                    Montgomery Inn             Chamber of
National Minority Supplier   St. Joseph Hospital         Commerce
 Development Council                                    Phoenix Suns
                             University of Louisville Hospital
1800Wedding.com                                         Scottsdale Princess
Park Place Entertainment
Prime Hospitality
Richfield Hospitality
Sunstone Hotels
Tarsadia Hotels
Travelscape
Tropicana Casino and Resort
   These relationships provide us with access to and assistance in recruiting a large number of small to medium sized companies for our e-marketplaces.

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

Sales and Marketing

 Sales Strategy

   We sell through direct and indirect channels. Our direct sales group targets buyers, suppliers and their respective business partners. As of September 30, 1999 we had 106 people in our sales and marketing group, and we plan to significantly expand this group over the next 12 months. Sales offices in the United States currently include Las Vegas, Nevada and Phoenix, Arizona. We also have sales representatives located in Washington, D.C., Orlando, Florida and Atlantic City, New Jersey.

   The sales forces of our sales and marketing partners offer our services to their business partners. For example, we have entered into an agreement with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., to co-brand our e-marketplace. Under this agreement, ZoomTown.com receives sales commissions on revenues from members added to the e-marketplace through their efforts. To gain market presence and exposure to potential new members, we plan to team with large buyers and suppliers that have strong industry backgrounds and market presence in their respective markets and geographic regions.

 Marketing Strategy

   Our marketing strategy focuses on increasing our brand awareness and identity. We intend to continue to market ourselves through traditional and on-line business media and trade publications. Co-branded relationships, such as our ZoomTown.com partnership, and cooperative direct mail initiatives support our direct marketing efforts. We participate in events, conferences and trade shows to promote our business-to-business brand presence.

Member Service and Support

   We provide member service support on a 24-hour per day, 7-day per week basis. Our customer support department is responsible for day-to-day contact with members and responds to questions from members through e-mail and a 24-hour toll-free number. This department is responsible for retaining and increasing use by existing members and is an important aspect of member satisfaction.

Technology and Operations

   PurchasePro.com's proprietary e-marketplace technology serves as the enabling platform for all of our solutions. This community-oriented, trading network technology resides centrally on our servers located at our headquarters. Members access our service using either a standard Web browser or our proprietary client software. We have designed our technology and operations with the following key characteristics, many of which are based on our centralized architecture:

   Scalability. Our architecture is scalable, enabling us to accommodate membership growth. This scalability permits us to quickly add our members' business partners to our e-marketplaces without those members incurring infrastructure costs.

   Accuracy. We have designed our system to enable each member to maintain their information on our databases so that other users can access the most current data. In addition, by using custom interfaces to our client software, members can automate the process of maintaining their data.

   Reliability. We currently maintain four T1 Internet connections. The client connections are load balanced over our application servers. Database servers are configured to be fault-tolerant and their hard drives can be swapped while the system is operating. These databases are replicated on additional back-up servers for quick access. Uninterruptible power supplies support all production servers.

   Security. Multiple layers of security, including secure socket layer technology from Verisign, protect the service network and data. Our network uses up to 128-bit standard encryption technology, along with rigorously monitored firewalls and other restrictions and physical or electronic separations to prevent harm to the service. Servers add, update and retrieve data through procedures designed to prevent improper access to data. Additionally, our staff has restricted access to our e-marketplace data and network. All servers are equipped with virus detection and removal software, including an enhanced version on our mail server.

   Recovery. In addition to the redundant database servers, all member data is backed-up to tape every thirty minutes and removed from the premises on a daily basis for off-site storage.

Intellectual Property

   We rely on a combination of trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in products, services, know-how and information. We have been granted one patent in the United States and we may seek additional patents in the future. We do not know if any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. Like other technology and internet based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others.

Competition

   The e-commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal, and competitors may develop and offer similar services in the future. Although we believe that there may be opportunities for several providers of products and services similar to ours, a single provider may dominate the market. We expect that additional companies will offer competing e-commerce solutions in the future.

   We have encountered and expect to encounter competition from other e-commerce solutions providers including:

  . companies such as Microsoft Corporation, America Online and its Netscape subsidiary, and Yahoo! that offer a broad array of Internet-related services and either offer business-to-business e-commerce services presently or have announced plans to introduce such services in the future;

  . enterprise software purchasing system providers such as Ariba, Commerce
    One and TRADE'ex;

  . electronic data interchange providers such as GE Information Services, Harbinger Corp., IBM and Sterling Commerce;

  . enterprise resource planning software developers such as PeopleSoft, Oracle and SAP;

  . e-commerce trade communities; and

  . e-commerce Web sites of business retailers.

   Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources than PurchasePro.com. In addition, other e-commerce service providers may be acquired by, receive investments from or enter into other commercial or strategic relationships with larger, well established and well-financed companies as use of Internet and other online services increases. Therefore, certain of our competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing policies or may try to attract users by offering services for free and devote substantially more resources to product development than PurchasePro.com. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand, any of which could materially and adversely affect our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a similar but lower-cost service. We cannot assure you that we will be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment or otherwise, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could materially and adversely affect our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a similar but lower-cost service.

   Although we have established several strategic relationships, there can be no assurance that these arrangements will be renewed on commercially reasonable terms or that they will otherwise continue to result in increased users of the PurchasePro.com service. In addition, companies that control access to ISP services used to connect to our network could promote our competitors or charge our clients substantial fees for Internet access.

Government Regulation

   We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

  . user privacy;

  . pricing;

  . tax;

  . content;

  . copyrights;

  . distribution; and

  . characteristics and quality of products and services.

   In addition, the growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from electronic commerce or otherwise adversely affect our business, financial condition and operating results.

   Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

   Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

   We believe that our use of third-party material on our e-marketplace communities is permitted under current provisions of copyright law. However, because legal rights of certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.

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

   Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions is granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

Employees

   As of September 30, 1999, we had 227 full time employees. Of these, 54 were in programming and technical support, 106 in sales and marketing, 20 in customer support and operations and 47 in finance and administration. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Facilities

   Our corporate headquarters are located at 3291 North Buffalo Drive, Suite 2, Las Vegas, Nevada where we lease approximately 15,980 square feet of office space for a monthly fee of $29,297 under a lease that expires July 31, 2003. This facility houses significantly all of our operations, including the executive staff, marketplace operations, customer support and programming and development. We also maintain sales and office sites in Phoenix, Arizona for a fee of $2,620 per month on a month-to-month basis.

Legal Proceedings

   We are not a party to any material legal proceedings, except as discussed below.

   In December 1999, we received a letter from attorneys representing Ranel Erickson, PhD, a co-founder, asserting that contracts entered into between him and Charles E. Johnson Jr., also a co-founder and Chairman and Chief Executive Officer, that give Mr. Johnson the right to buy 450,000 shares of our common stock owned by Dr. Erickson at a price of $8.82 per share, are not enforceable because of claims the contracts were entered into under duress or based on statements made that were not true. The letter requests Mr. Johnson's agreement to rescind these contracts and threatens a lawsuit if these contracts are not rescinded. In the lawsuit, Dr. Erickson would seek a rescission of the contracts and a return of certain rights in intellectual property, according to the letter. We are investigating this threatened claim. PurchasePro.com believes it has a right to practice the technology used in its business without violating the rights of others.

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

                                   MANAGEMENT

Executive Officers and Directors

   The executive officers and directors of PurchasePro.com and their ages as of December 1, 1999 are as follows:

Name                     Age                            Position
----                     ---                            --------
Charles E. Johnson,
 Jr. ...................  38 Chairman and Chief Executive Officer
Christopher P. Carton...  40 President, Chief Operating Officer, Secretary and Director
Richard C. St. Peter....  51 Executive Vice President, Chief Financial Officer and Treasurer
Michael L. Ford.........  45 Chief Technical Officer
Jeffrey A. Neppl........  37 Senior Vice President--Sales
Richard T. Moskal.......  56 Senior Vice President--Hospitality Purchasing Systems
Robert G. Layne.........  34 Senior Vice President--Strategic Development and e-Commerce
Scott H. Miller.........  41 Vice President--Finance, Chief Accounting Officer
John G. Chiles(1)(2)....  47 Director
David I. Fuente(2)......  54 Director
J. Terrence
 Lanni(1)(2)............  56 Director
Michael D. O'Brien(1)...  43 Director
Bradley D. Redmon.......  37 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

   Charles E. Johnson, Jr. Mr. Johnson has served as Chairman and Chief Executive Officer of PurchasePro.com since its inception in 1996. In 1996, Mr. Johnson founded and is the chief executive officer of Cart-it & Cabinetry LLC, a company that manufactures casino carts and cabinetry. Mr. Johnson also currently owns several video stores in Cincinnati, Ohio. From 1984 to August 1996, Mr. Johnson was the owner and President of Johnson Safety and Security, a family owned security business located in Lexington, Kentucky.

   Christopher P. Carton. Mr. Carton joined PurchasePro.com as President, Chief Operating Officer and Secretary in November 1996 and was elected to the board of directors of PurchasePro.com in April 1999. Prior to joining PurchasePro.com, Mr. Carton was Chief Operating Officer of Wilmington County Country Club in Wilmington, Delaware from August 1995 to January 1996. From 1987 to August 1995, Mr. Carton was Chief Operating Officer of the Idle Hour Country Club in Lexington, Kentucky. In addition, Mr. Carton has held the position of Chief Operating Officer at both West Lake Country Club and Augusta Country Club in Augusta, Georgia.

   Richard C. St. Peter. Mr. St. Peter has served as Senior Vice President, Chief Financial Officer and Treasurer from July 1999 to October 1999, and as Executive Vice President, Chief Financial Officer and Treasurer since October 1999. Since November 1998, Mr. St. Peter has served as a consultant to Petco Animal Supplies Inc., a retailer of pet supplies. From September 1990 to October 1998, Mr. St. Peter was the Executive Vice President, Administration and Chief Financial Officer of Petco. From 1986 to 1990, Mr. St. Peter was Vice President and Chief Financial Officer at Stor, a furniture retailer. From 1982 to 1986, Mr. St. Peter held various positions at W.R. Grace's Home Centers West, including Vice President and Chief Financial Officer.

   Michael L. Ford. Mr. Ford joined PurchasePro.com as Chief Technology Officer in July 1999. Prior to joining PurchasePro.com, Mr. Ford was the Chief Information Officer of Best Western International from August 1995 through May 1999 where he was responsible for coordinating Best Western's technical businesses initiatives. From 1988 through December 1995, Mr. Ford was a corporate director of Holding Inn WorldWide.

   Jeffery A. Neppl. Mr. Neppl has served as Vice President--Sales from April 1999 to October 1999, and as Senior Vice President--Sales since October 1999. Prior to joining PurchasePro.com, Mr. Neppl served as Managing Director of Field Sales and Marketing for Coca-Cola USA from August 1998 to April 1999. From

July 1996 to August 1998, Mr. Neppl was Vice President of Sales for the Campbell's Soup Company. From 1983 through June 1996, Mr. Neppl was employed by Procter & Gamble where he held a number of positions including National Accounts Managers and Customer Business Development Manager.

   Richard T. Moskal. Mr. Moskal has served as Vice President--Hospitality Purchasing Systems since September 1999 and has served as chief executive officer of our Hospitality Purchasing Systems subsidiary since joining our company in January 1999. From March 1997 to January 1999, Mr. Moskal was the Vice President of Purchasing Management for Promus Hotels and its predecessor Doubletree Hotels Corporation. From 1986 to March 1997, Mr. Moskal served as Vice President--Hotel Operations/Services for Prime Hospitality Corp.

   Robert G. Layne. Mr. Layne has served as Vice President--Strategic Development of PurchasePro.com from April 1999 to October 1999, and as Senior Vice President--Strategic Development and e-Commerce since October 1999. From December 1996 to April 1999, Mr. Layne was PurchasePro.com's National Sales Director. From 1988 to December 1996, Mr. Layne was a Regional Sales Manager with Fisher Scientific, a manufacturer of laboratory supplies, and its predecessor, Curtin Matheson Scientific.

   Scott H. Miller. Mr. Miller has served as Vice President--Finance, Chief Accounting Officer of PurchasePro.com since July 1999. From April 1999 through June 1999, Mr. Miller served as our Chief Financial Officer. From October 1998 through April 1999, Mr. Miller served as our Controller. From September 1997 through September 1998, Mr. Miller was the Chief Financial Officer of Max Riggs Construction Company in Las Vegas, Nevada. From 1984 to September 1997, Mr. Miller held various management positions at Arthur Andersen LLP in Denver and Las Vegas, most recently as senior manager.

   John G. Chiles. Mr. Chiles has served as a member of the board of directors of PurchasePro.com since June 1998. Mr. Chiles has served as a Managing Director in Corporate Finance Department at Jefferies & Company, Inc. since 1993. He is the manager of the firm's Business, Information & Internet Services Group. For the fifteen years prior to joining Jefferies & Company, Mr. Chiles held various positions at Dean Witter Reynolds, including Managing Director and Co-Manager of its Consumer Businesses Group.

   David I. Fuente. Mr. Fuente has served as a member of the board of directors of PurchasePro.com since June 1999. Mr. Fuente has been the Chairman of the Board and Chief Executive Officer of Office Depot, Inc. since December 1987. Mr. Fuente is also a director of Vista Eye Care, Inc. and Ryder System, Inc.

   J. Terrence Lanni. Mr. Lanni has served as a member of the board of directors of PurchasePro.com since June 1999. Mr. Lanni has been the Chairman of MGM Grand, Inc. since July 1995, and Chief Executive Officer of MGM Grand, Inc. since June 1995. He also served as President of MGM Grand, Inc. from June 1995 to July 1995. Prior thereto, he was President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995.

   Michael D. O'Brien. Mr. O'Brien has served as a member of the board of directors of PurchasePro.com since June 1999. Mr. O'Brien has served as the President of ZoomTown.com, a subsidiary of Cincinnati Bell, Inc. since January 1998. From January 1992 through December 1997, Mr. O'Brien served as President of Europe Chiquita Brands, Inc.

   Bradley D. Redmon. Mr. Redmon has served as a member of the board of directors of PurchasePro.com since August 1998. Mr. Redmon is the Chairman of E-MarketPro, LLC, an e-commerce service company Mr. Redmon founded in 1999. Since March 1996, Mr. Redmon has owned and operated three Pretzelmaker franchises, and since January 1992, Mr. Redmon has owned and operated several Blockbuster Video franchises. Mr. Redmon is a cousin of Mr. Johnson.

   Mr. St. Peter, Petco and some of its other officers have been named as defendants in class action lawsuits filed in 1998. The complaints allege the defendants violated various federal securities laws through material misrepresentations and omissions during the class period and seek unspecified monetary damages. The lawsuits are in the discovery stage. Petco and Mr. St. Peter have stated they believe the allegations contained in these lawsuits are without merit and intend to defend themselves vigorously.

Staggered Board of Directors

   Our articles of incorporation and bylaws provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Mr. Fuente and Mr. Lanni will serve as Class I directors, whose terms expire at the 2000 annual meeting of stockholders. Mr. Chiles and Mr. O'Brien will serve as Class II directors, whose terms expire at the 2001 annual stockholders meeting. Mr. Johnson, Mr. Carton and Mr. Redmon will serve as Class III directors, whose terms expire at the 2002 annual meeting of the stockholders.

Board Committees

   We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews the internal accounting procedures of PurchasePro.com and consults with and reviews the services provided by our independent auditors. The Compensation Committee reviews and determines the compensation and benefits of all officers of PurchasePro.com and establishes and reviews general policies relating to the compensation and benefits of employees of PurchasePro.com and administers our Stock Option Plans.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. We did not have a Compensation Committee during 1998. Our board of directors was responsible for these matters for that year. The Compensation Committee consists of Mr. Chiles, Mr. Fuente and Mr. Lanni. Charles E. Johnson, Jr., Chairman and Chief Executive Officer, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of PurchasePro.com, except that he is excluded from discussions regarding his own salary and incentive compensation. No member of the Compensation Committee has at any time been an officer or employee of PurchasePro.com or its subsidiary. The Compensation Committee members, however, own capital stock of PurchasePro.com and have interests in certain transactions of PurchasePro.com as described in the "Certain Transactions--Transactions with Management and Others" section of this prospectus. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee. No interlocking relationship existed between any member of our board of directors and any member of any other company's board of directors or compensation committee in 1998.

Director Compensation

   We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Each non-employee member of our board currently receives $10,000 cash compensation per year for their service as a member of the board of directors. Under our 1999 Stock Plan, non-employee directors also receive options to purchase 15,000 shares of common stock annually and are eligible to receive additional stock option grants at the discretion of the Compensation Committee. See "--Stock Option Plans."

Executive Compensation

   The following table summarizes all compensation earned by or paid to PurchasePro.com's Chief Executive Officer and to each of PurchasePro.com's three most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to PurchasePro.com during the fiscal year ended December 31, 1998.

                Summary Compensation Table for Last Fiscal Year

                                                                    Long-Term
                                                       Annual      Compensation
                                                  Compensation(1)     Awards
                                                  -----------------------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position                        Salary   Bonus   Options (#)
---------------------------                       --------- -------------------
Charles E. Johnson, Jr.(2)....................... $ 236,461 $  --       --
 Chairman and Chief Executive Officer
Christopher P. Carton(3)......................... $ 141,877    --       --
 President, Chief Operating Officer and Secretary
Jeffrey A. Neppl(4).............................. $      --    --       --
 Senior Vice President--Sales
Robert G. Layne(5) .............................. $  72,850    --       --
 Senior Vice President--Strategic Development and
  e-Commerce

--------
(1) Other than the salary described herein, PurchasePro.com did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1998.

(2) In July 1999, we entered into a new employment agreement with Mr. Johnson that provides for an annual salary of $240,000 as of May 1999. In May 1999, Mr. Johnson was granted options to acquire 487,500 shares of common stock at $2.33 per share. The Compensation Committee accelerated the vesting of these options to vest in full upon completion of the initial public offering.

(3) In July 1999, we entered into a new employment agreement with Mr. Carton that provides for an annual salary of $200,000 as of May 1999. In May 1999, Mr. Carton was granted options to acquire 300,000 shares of common stock at $2.33 per share. The Compensation Committee accelerated the vesting of these options to vest in full upon completion of the initial public offering.

(4) Mr. Neppl joined PurchasePro.com in April 1999 and entered into an employment agreement that provided for an initial annual salary of $135,000. Mr. Neppl's annual salary increased to $175,000 in July 1999. In April 1999, Mr. Neppl was granted options to acquire 286,305 shares of common stock at $2.33 per share, of which 37,500 vested upon grant. Mr. Neppl exercised his option to acquire 37,500 shares of common stock in July 1999.

(5) In July 1999, we entered into an employment agreement with Mr. Layne that provides for an annual salary of $120,000 and options to purchase 112,500 shares of common stock as of May 1999. Mr. Layne's salary was increased to $175,000 per year in September 1999. In January 1998, Mr. Johnson granted to Mr. Layne options to purchase 187,500 shares of Mr. Johnson's common stock at $0.33 per share. Mr. Layne exercised his option to acquire 187,500 shares from Mr. Johnson in June 1999.

                       Option Grants in Last Fiscal Year

   The following table sets forth information regarding options granted to our executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1998.

                                      Percentage                         Potential Realizable
                                       of Total                            Value at Assumed
                         Number of     Options                           Annual Rates of Stock
                         Securities   Granted to                          Price Appreciation
                         Underlying   Employees  Exercise or              for Option Term(3)
                          Options     in Fiscal   Base Price  Expiration ---------------------
Name                      Granted      Year(1)   ($/Share)(2)    Date        5%        10%
----                     ----------   ---------- ------------ ---------- ---------- ----------
Robert G. Layne.........  187,500(4)     13.4%      $0.33     Jan. 2008    $101,806   $162,109
                           37,500(5)      2.7        1.67     Aug. 2003      79,768    100,657

--------
(1) Based on options to purchase an aggregate of 1,064,775 shares of common stock granted during fiscal 1998 and options granted by Mr. Johnson to two employees to acquire 337,500 of his shares. Under the terms of PurchasePro.com's 1998 Stock Option and Incentive Plan and 1999 Stock Plan, the committee designated by the board of directors to administer each stock option plan retains the discretion, subject to certain limitations within each plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such cancelled options. See "Stock Option Plans."

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant as determined by the board of directors.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent
    PurchasePro.com's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) In January 1998, Mr. Johnson granted to Mr. Layne options to purchase 187,500 shares of Mr. Johnson's common stock at an exercise price of $0.33. These options vested upon grant. Mr. Layne exercised these options in June 1999.

(5) These options originally became exercisable at a rate of 50% per year commencing on the first anniversary of the date of grant. Pursuant to the employment agreement entered into with Mr. Layne in July 1999, these options became fully vested in July 1999.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                    Number of Securities       Value of Unexercised
                                                    Underlying Unexercised     In-the-Money Options
                                                  Options at Fiscal Year-End   at Fiscal Year-End(1)
                         Shares Acquired  Value   -------------------------- -------------------------
Name                       on Exercise   Realized Exercisable/Unexercisable  Exercisable/Unexercisable
----                     --------------- -------- -------------------------- -------------------------
Robert G. Layne.........        --        $ --          187,500/37,500          $1,437,500/$237,500

--------
(1) Assumes a per share fair market value equal to $8.00.

Stock Option Plans

 1998 Stock Option and Incentive Plan

   Our 1998 Stock Option and Incentive Option Plan was approved by PurchasePro.com's board of directors and shareholders in August 1998. The 1998 Plan, as amended, provides for grants of incentive stock options and nonqualified stock options to purchase up to 4,500,000 shares of common stock. The maximum number of shares of common stock with respect to which options may be granted to an individual grantee is 1,125,000. Awards may be made to any employee of PurchasePro.com.

   The 1998 Plan is administered by the Compensation Committee of PurchasePro.com's board of directors, which has the authority to interpret the 1998 Plan and to prescribe, amend and rescind rules and regulations relating to the 1998 Plan. The Compensation Committee may also determine the amount of and to whom awards are made under the 1998 Plan. The exercise price of options granted under the 1998 Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant. The determination by the Compensation Committee on all matters relating to the 1998 Plan or any award agreement will be final and binding.

   Our board of directors may authorize the Compensation Committee to modify any outstanding award so long as this modification does not confer upon any grantee a right or benefit which could not have been conferred at the time of such grant or impair the award without the consent of the grantee.

   The vesting of options issued to a grantee pursuant to the 1998 Plan will accelerate upon the grantee's termination within one year following a change in control.

   Our board of directors may from time to time alter, amend or suspend the 1998 Plan or any option granted under the 1998 Plan, except that shareholder approval is required to increase the number of shares for which options may be granted under the 1998 Plan or materially modify the class of employees eligible to receive option grants.

   As of September 30, 1999, 179,711 shares had been issued upon exercise of options granted under the 1998 Plan, options to purchase 4,308,465 shares of common stock were outstanding and options to purchase 11,824 shares of common stock were available for future grant. We do not plan to issue any additional shares of common stock under the 1998 Plan after the consummation of this offering.

 1999 Stock Plan

   Our 1999 Stock Plan was adopted by the board of directors on June 2, 1999. The 1999 Stock Plan provides selected employees, directors, independent contractors and advisers an opportunity to acquire a proprietary interest in the success of PurchasePro.com or to increase their interest. The 1999 Stock Plan is administered by the Compensation Committee of the board of directors. However, the Chief Executive Officer may grant options up to 37,500 in each instance under the 1999 Stock Plan to employees. As of September 30, 1999, 2,250,000 shares had been authorized for issuance.

   The 1999 Stock Plan provides for the grant of incentive stock options and nonqualified stock options. However, eligibility for the grant of incentive stock options is limited to common law employees. Options need not have identical terms with respect to each optionee. Options shall have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. Each option must expire within 10 years from the grant date.

   In no event will the exercise price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant. The exercise price of incentive stock options granted an employee who owns 10% or more of the total combined voting power of all classes of outstanding stock of PurchasePro.com or any subsidiary of PurchasePro.com must equal at least 110% of the fair market value of the common stock on the date of grant and the term of such an incentive stock option may not be greater than five years.

   The 1999 Stock Plan defines "fair market value" as:

  . the closing price of a share on the principal exchange on which the shares are trading,

  . if the shares are not traded on an exchange but are traded on the Nasdaq
    National Market or a successor quotation system, the closing price, or

  . if the shares are not traded on an exchange or the Nasdaq National Market or a successor quotation system, the fair market value of a share, as determined by the Compensation Committee in good faith.

   Upon exercise of an option, payment of the exercise price shall be made in lawful money of the United States. If an option agreement so provides, payment may be made by delivery of shares owned by the optionee or his representative at least 12 months or via an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to PurchasePro.com. Each option shall be transferable only by will or the law of descent and distribution and shall only be exercisable by the optionee during his or her lifetime.

   No person shall be granted options to purchase more than 750,000 shares of common stock in any calendar year.

   The terms of each award or sale of shares are determined by the Compensation Committee. Such awards or sales may be subject to forfeiture, rights of repurchase, rights of first refusal or other transfer restrictions, and may not be transferred. A right to acquire shares shall automatically expire if not exercised within 30 days after the grant of the right is communicated to the offeree. The purchase price of any share may be paid in lawful money of the United States or services previously rendered.

   The 1999 Stock Plan shall remain in effect until June 1, 2009 or earlier, if it is terminated by the board of directors. Any amendment of the 1999 Stock Plan shall be subject to the approval of the stockholders of PurchasePro.com only to the extent required by applicable laws, regulations or rules. Rights and obligations under any option may not be materially altered or impaired without the optionee's consent.

   As of September 30, 1999, no shares had been issued upon exercise of options granted under the 1999 Stock Plan, options to purchase 609,000 shares were outstanding and options to purchase 1,641,000 shares of common stock were available for future grant.

Employment Agreements and Change in Control Agreements

   We have entered into the following employment agreements with our executive officers listed in the Summary Compensation Table:

         Officer                   Term           Salary                      Position
         -------                   ----           ------                      --------
Charles E. Johnson, Jr...    May 1999-May 2001   $240,000 Chairman and Chief Executive Officer
Christopher P. Carton....    May 1999-May 2001   $200,000 President, Chief Operating Officer and Secretary
Jeffrey A. Neppl.........  April 1999-April 2002 $175,000 Senior Vice President--Sales
Robert G. Layne..........    May 1999-May 2001   $175,000 Senior Vice President--Strategic Development and
                                                          e-Commerce

   Mr. Johnson's and Mr. Carton's agreements provide for a discretionary annual bonus as determined by the Compensation Committee of the board of directors. We provide each of Mr. Johnson and Mr. Carton with a company car. We may terminate either for cause at any time. If we terminate them without cause or because of their disability or death, or if they terminate their employment because we breach the agreements, change their title or duties or relocate their employment outside of Las Vegas, we must pay, in the case of Mr. Johnson, three times his annual base salary plus the greater of his last paid bonus or one half of his annual base salary, and, in the case of Mr. Carton, twice his annual base salary plus the greater of his last paid bonus or one half of his annual base salary. We also pay for life insurance for each of them under their agreements. The agreements contain nonsolicitation and noncompetition provisions that are intended to survive the termination of their employment for one year.

   We provide Mr. Neppl with a monthly car allowance. Under his agreement, Mr. Neppl has received stock options pursuant to our 1998 Stock Option and Incentive Plan to purchase in the aggregate 286,305 shares of common stock at an exercise price of $2.33 per share, of which 37,500 vested upon his hire. Options to purchase 113,805 shares vest over the three year term of his agreement. The remaining shares vest over the term of the agreement subject to his achieving the performance goals under his agreement and as determined by our Chief Executive Officer and our Compensation Committee. We may terminate him for cause at any time. If we terminate him without cause or we terminate the agreement because we breach the agreement, change his title or duties or change the person to whom he reports, we must pay Mr. Neppl his accrued salary and bonus, his vested stock options, the preceding year's total compensation and one year's base salary. The agreement contains noncompetition provisions that are intended to survive the termination of Mr. Neppl's employment for one year.

   Mr. Layne's agreement provides for a discretionary, annual bonus up to the amount of his base salary. We provide Mr. Layne with a monthly car allowance. We may terminate him for cause at any time. If we terminate him without cause or if Mr. Layne terminates his agreement for good reason, we must pay Mr. Layne his salary for 24 months. If we terminate him because of disability or death, we must pay him or his heirs his salary for 24 months. The agreement contains noncompetition and nonsolicitation provisions that are intended to survive the termination of Mr. Layne's employment for one year.

   In addition, in July 1999, we entered into an employment agreement with Richard C. St. Peter. He serves as our Executive Vice President, Chief Financial Officer and Treasurer and receives an annual salary of $190,000. Under his agreement, Mr. St. Peter has received stock options pursuant to our 1998 Stock Option and Incentive Plan to purchase an aggregate of 225,000 shares of common stock at an exercise price of $4.00 per share. These stock options vest over the two year term of his agreement. We may terminate Mr. St. Peter at any time. If we terminate him without cause or because of his disability or death, or we terminate the agreement because we breach the agreement or change his title or duties, we must pay Mr. St. Peter his accrued salary and bonus, his vested stock options and one year's base salary. The agreement contains nonsolicitation and noncompetition provisions that are intended to survive the termination of Mr. St. Peter's employment for one year.

                              CERTAIN TRANSACTIONS

Transactions with Management and Others

   Since our inception in October 1996, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

   In October 1996, Charles E. Johnson, Jr., one of our founders and Chairman and Chief Executive Officer, contributed $139,000 in capital to our predecessor.

   Dr. Ranel Erickson, a founder, provided services in designing our network. Dr. Erickson was paid $77,000 for his services through December 31, 1996. For the years ended December 31, 1997, and December 31, 1998, he was paid $105,000 and $72,000, respectively. Through May 31, 1999, we paid him $30,000 for his services this year.

   In January 1998, we sold 9,247,500 shares of common stock to Mr. Johnson, at $0.007 per share and we sold 1,151,250 shares of common stock to Dr. Erickson at $0.007 per share.

   In January 1998, we purchased all of the assets of our predecessor by assuming the liabilities of our predecessor in the amount of $2,747,000, of which $2,518,000 was owed to Mr. Johnson. Mr. Johnson was a director, executive officer and 5% shareholder of our predecessor, and Dr. Erickson was a 5% shareholder of our predecessor. When we purchased all of the assets of our predecessor, Mr. Johnson and Dr. Erickson assigned to us their right, title and interest to certain intellectual property.

   Over the course of 1997, Mr. Johnson loaned an aggregate of $2,518,000 to our predecessor at an interest rate of prime plus 1% per annum. PurchasePro.com assumed this liability as part of the asset purchase referenced above. In January 1998, we repaid Mr. Johnson $813,000. In April 1998, Mr. Johnson advanced a non-interest bearing loan of $387,000 to us. In June 1998, Mr. Johnson was repaid $310,000 from the proceeds of the sale of our Series A Preferred Stock and contributed his remaining notes and advances totaling $1,782,000 to us as equity. Between September and November 1998, Mr. Johnson loaned an aggregate of $500,000 at an interest rate of 15% per annum to us. In December 1998, Mr. Johnson loaned an additional $250,000 and in March 1999 he loaned another $200,000 to PurchasePro.com, in each case at an interest rate of 10%. In June 1999, Mr. Johnson was repaid the total amount of his outstanding loans from the proceeds of our Series B Preferred Stock offering.

   In January 1998, Bradley D. Redmon loaned $300,000 to us at an interest rate of 8% per annum and received 450,000 shares of common stock in connection with this loan. In June 1998, Mr. Redmon purchased 180,000 shares of common stock held by Mr. Johnson at a sale price of $1.67 per share. In June 1998, Mr. Redmon was repaid the entire amount of his $300,000 loan plus accrued interest from the proceeds of our Series A Preferred Stock. Mr. Redmon is a member of our board of directors and a cousin of our Chief Executive Officer.

   In May 1998, Maurice J. Gallagher and Timothy P. Flynn loaned a total of $200,000 to us at an interest rate of 12% per annum. In June 1998, Mr. Gallagher and Mr. Flynn were repaid the entire amount plus accrued interest from the proceeds of our Series A Preferred Stock. Mr. Gallagher and Mr. Flynn were each members of our board of directors from January 1998 through May 1999.

   In June 1998, Mr. Johnson and Dr. Erickson contributed 911,250 and 476,250 shares of common stock, respectively, back to PurchasePro.com in connection with our Series A Preferred Stock financing. Pursuant to the same agreement, and in connection with the repayment of the loan he made to us in January 1998, Mr. Redmon contributed 288,587 shares of common stock back to PurchasePro.com.

   In June 1998, John G. Chiles purchased 60,000 shares of common stock from Mr. Johnson at $1.67 per share. Mr. Chiles is a member of our board of directors.

   In June 1998, we paid $250,000 to Jefferies & Company, Inc., and issued warrants to Mr. Chiles and Jefferies & Company, Inc. to purchase an aggregate of 345,000 shares of common stock, for its services as placement agent in connection with our Series A Preferred Stock financing. See "--Warrants."

   In September 1998, Mr. Gallagher and Mr. Flynn each loaned us $167,000 at an interest rate of 15% per annum. In May 1999, Mr. Gallagher and Mr. Flynn each converted these loans into 71,429 shares of Series B Preferred Stock. In December 1998, Mr. Gallagher and Mr. Flynn each subscribed for an additional $500,000 of Series B Preferred Stock.

   In December 1998, Christopher P. Carton, our President and a member of our board of directors, loaned us $100,000 at an interest rate of 10% per annum. In June 1999, Mr. Carton was repaid the entire amount of this loan plus accrued interest from the proceeds of our Series B Preferred Stock.

   In September 1999, Mr. Johnson, our Chief Executive Officer and Chairman of our board of directors, loaned us $550,000 at an interest rate of 10% per annum. The note matures March 31, 2000. We repayed the entire amount of the loan plus accrued interest from the proceeds of the initial public offering.

   In September 1999, we also entered into loan commitment agreements with Messrs. Johnson, Redmon, Chiles and Gallagher to provide up to an additional $2.5 million in debt financing at an interest rate of 15% per annum. We did not draw down on any of these commitments and the commitments expired upon the closing of the initial public offering. In connection with Mr. Gallagher's $1.0 million loan commitment we agreed to pay him a commitment fee of $20,000.
Mr. Gallagher holds approximately 6.3% of our outstanding capital stock, Messrs. Johnson, Redmon and Chiles are members of our board of directors and Mr. Johnson is our Chairman and Chief Executive Officer.

   We lease our headquarters in Las Vegas, Nevada from Cheyenne Investments LLC for a monthly fee of $29,297. The lease expires in July 2003. Cheyenne Investments is owned and controlled by Mr. Gallagher and Mr. Flynn. We believe the terms of the lease are similar to those terms we would have received from an unaffiliated third party. Mr. Carton has guaranteed PurchasePro.com's obligations under the lease for which he receives no compensation.

Transactions with E-MarketPro, LLC and ZoomTown.com

   In January 1999, we entered into an agreement with E-MarketPro, LLC pursuant to which we granted E-MarketPro the exclusive right to market our services to persons and entities located within Ohio and Kentucky and to out-of-state entities doing business with subscribers within those two states. Mr. Redmon, a director of our company and cousin of our chief executive officer, is a principal of E-MarketPro. E-MarketPro was granted a right of first-refusal for exclusive marketing rights of network subscriptions in all states contiguous to Kentucky and Ohio, excepting Illinois. This right of first refusal automatically terminates when Mr. Redmon no longer owns a majority of the equity interest in and exercises managerial control over E-MarketPro.

   The term of this agreement is for one year. However, the rights granted under the contract are automatically renewed at the end of the first year and in each subsequent year if E-MarketPro generates specified levels of revenue from the sale of PurchasePro network subscriptions.

   E-MarketPro is compensated based on the volume of sales of our services generated by E-MarketPro. In addition, E-MarketPro may receive options to purchase up to a maximum of 100,000 shares of our common stock at the then current market price based on the number of members E-MarketPro adds to our e-marketplaces. In connection with the ZoomTown.com agreement described below, E-MarketPro has agreed not to market or offer access to the e-marketplaces in Ohio.

   In May 1999, we entered into an agreement with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., and E-MarketPro, LLC. This agreement modified our agreement with E-MarketPro described above and granted ZoomTown.com, as our agent and representative, the exclusive right to market and offer access to our e-marketplaces in Ohio, a co-exclusive right with E-MarketPro in Kentucky, and a nonexclusive right in other domestic markets until April 2001. Under the agreement ZoomTown.com may co-brand our e-marketplaces. Before granting other parties similar exclusive rights to market and access our public e-marketplaces, we must first offer the exclusive rights to ZoomTown.com. Accordingly, ZoomTown.com can extend its exclusive rights to market and offer access to our public e-marketplace under a ZoomTown.com co-brand to include the states neighboring Ohio and Kentucky. In the event ZoomTown.com does not elect to expand its exclusive rights, we must offer the same rights of exclusivity to E-MarketPro prior to entering into exclusive arrangements in these areas with any third parties.

   As reflected in the agreement and in accordance with our commitments to E-MarketPro described above, we are obligated to pay sales commissions on revenues generated by ZoomTown.com derived from licenses or sublicenses of our software. We are obligated to pay E-MarketPro a sales commission of 37.5% of the revenues generated by ZoomTown.com from customers in Ohio and Kentucky during the first year after the launch date and a sales commission of 25% of these revenues in subsequent years. Mr. Redmon may gain significant compensation from the ZoomTown.com and E-MarketPro agreements. Mr. Redmon, on behalf of E-MarketPro, assisted us in the negotiation of this agreement with ZoomTown.com. We do not believe, in light of the circumstances of our company and our early stage of development, that we could have obtained more favorable terms if we had negotiated directly with ZoomTown.com or through an independent third party.

Equity Financings

   Between June 1998 and May 1999, we sold and issued 8,100,000 shares of our preferred stock for an aggregate consideration of $16,800,000. We sold an aggregate of 3,150,000 shares of our Series A Preferred Stock in June 1998 at a sale price of $1.67 per share, and we sold an aggregate of 4,950,000 shares of our Series B Preferred Stock in June 1999 at a sale price of $2.33 per share. Each share of Series A Preferred Stock and Series B Preferred Stock mandatorily converts into one share of common stock upon completion of this offering under the terms of our articles of incorporation. Upon closing of the Series B Preferred Stock private placement, we issued an aggregate 675,000 shares of common stock to the holders of Series A Preferred Stock in consideration of these holders' waiver of certain anti-dilution rights triggered by the issuance of the Series B Preferred Stock.

   The following table summarizes purchases, valued in excess of $60,000, of shares of preferred stock and of common stock by directors, executive officers and 5% shareholders of PurchasePro and persons and entities associated with them:

                                              Common              Preferred
                                      ----------------------- -----------------
                                                  Weighted
Directors and Executive Officers       Shares   Average Price Series A Series B
--------------------------------      --------- ------------- -------- --------
Charles E. Johnson, Jr............... 6,083,750     $0.23         --       --
Christopher P. Carton................ 1,071,000     $0.01         --       --
Bradley D. Redmon....................   383,964     $0.92      23,568  107,144
John G. Chiles.......................   341,357     $0.30      60,000   81,428
David I. Fuente......................       --        --          --   150,000
J. Terrence Lanni....................       --        --          --       --
Michael D. O'Brien...................       --        --          --       --
5% Shareholders
---------------
Maurice J. Gallagher.................   323,453     $0.16     720,000  285,714
Timothy P. Flynn.....................   261,738     $0.01     600,000  285,714

Options

   In January 1998, Mr. Johnson granted Robert G. Layne, our Senior Vice President--Strategic Development and e-Commerce, options to purchase 187,500 shares of common stock held by Mr. Johnson at a purchase price of $0.33 per share. In June 1999, Mr. Layne exercised those options.

   In August 1998, we granted Mr. Redmon nonqualified stock options to purchase 75,000 shares of common stock at a purchase price of $1.67 per share. These options vest over a two-year period. In September 1999, Mr. Redmon exercised 37,500 of those options.

   In November 1998, we granted Mr. Chiles nonqualified stock options to purchase 37,500 shares of common stock at a purchase price of $1.67 per share. These options vest over a one-year period. In addition, in May 1999 certain persons associated with Jefferies & Company, Inc. received options to purchase an aggregate of 5,250 shares of common stock at a purchase price of $2.33 per share.

   In May 1999, we granted Mr. Johnson incentive stock options to purchase 487,500 shares of common stock at a purchase price of $2.33 per share. These options vest over an 18-month period. The options when granted vested over an 18-month period; however, in July 1999, the Compensation Committee accelerated the vesting and the options are currently fully vested.

   In May 1999, we granted Mr. Carton incentive stock options to purchase 300,000 shares of common stock at a purchase price of $2.33 per share. The options, when granted, vested over an 18-month period; however, in July 1999, the Compensation Committee accelerated the vesting and the options are currently fully vested.

   In June 1999, we granted Mr. Chiles, a member of our board of directors, nonqualified options to purchase 15,000 shares of common stock at a purchase price of $2.33 per share. These options vested upon grant.

   In June 1999, we granted Michael D. O'Brien, a member of our board of directors, nonqualified stock options to purchase 15,000 shares of common stock at a purchase price of $2.33 per share. These options vested upon grant.

   In June 1999, we granted J. Terrence Lanni, a member of our board of directors, nonqualified stock options to purchase 15,000 shares of common stock at a purchase price of $2.33 per share. These options vested upon grant.

   In June 1999, we granted David I. Fuente, a member of our board of directors, nonqualified stock options to purchase 150,000 shares of common stock at a purchase price of $2.33 per share. These options vested upon grant. Mr. Fuente's rights under these options were subsequently assigned to Office Depot.

   In June 1999, we granted Jeffrey A. Neppl, our Senior Vice President--Sales, incentive stock options to purchase 286,305 shares of common stock at a purchase price of $2.33 per share, of which 37,500 shares vested upon grant, 113,805 shares vest over a three-year period, and the remaining shares vest over a five-year period subject to his achievement of performance goals. In July 1999, Mr. Neppl exercised 37,500 of those options.

   In June 1999, we granted Michael L. Ford, our Chief Technical Officer, incentive stock options to purchase 150,000 shares of common stock at a purchase price of $2.33 per share, of which 45,000 vested upon grant, and the remaining shares vest over a three-year period.

   In June 1999, Dr. Ranel Erickson, a founder, granted Mr. Johnson options to purchase 567,000 shares of common stock owned by Dr. Erickson at a purchase price of $8.82 per share. These options vested upon grant. These options were to expire on October 29, 1999. On October 28, 1999, Dr. Erikson extended the term of these options with respect to 450,000 shares at a purchase price of $8.82 per share. These contracts are under dispute.

   In July 1999, we granted Richard C. St. Peter, our Executive Vice President, Chief Financial Officer and Treasurer, incentive stock options to purchase 225,000 shares of common stock at a purchase price of $4.00 per share, of which 75,000 shares vest after six months from date of grant, with the remaining shares vesting over a two-year period.

Warrants

   In June 1998, we issued warrants to Mr. Chiles at the direction of Jefferies & Company, Inc., one of our underwriters, and directly to Jefferies & Company, Inc. to purchase 45,000 and 300,000 shares, respectively, of our common stock at a per share exercise price of $0.01 for services provided by Jefferies & Company, Inc. in connection with our Series A Preferred Stock financing. Mr. Chiles is a director of PurchasePro.com and a Managing Director of Jefferies & Company, Inc. Mr. Chiles and Jefferies & Company, Inc. each exercised their warrants in May 1999.

   In June 1998, we issued warrants to Mr. Gallagher and Mr. Flynn to purchase 112,500 shares each of our common stock at a per share exercise price of $0.01 in connection with their investment in our Series A Preferred Stock. Mr. Flynn and Mr. Gallagher were directors of PurchasePro.com from January 1998 through May 1999. Mr. Gallagher and Mr. Flynn each exercised their warrants in February 1999.

   In September 1998, we issued warrants to Mr. Johnson, Mr. Gallagher and Mr. Flynn to purchase 80,000, 26,667 and 26,667 shares, respectively, of our common stock at a per share exercise price of $0.01 in connection with a loan made by Mr. Johnson, Mr. Gallagher and Mr. Flynn to PurchasePro.com. Mr. Johnson exercised his warrants in June 1999.

   We believe that the foregoing transactions were in our best interests. It is our current policy that all transactions with officers, directors, 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of our disinterested independent directors, are on terms no less favorable to PurchasePro.com than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

   For information concerning indemnification of directors and officers, see "Description of Capital Stock-- Nevada Law and Articles of Incorporation and Bylaws Provisions Affecting Stockholders--Indemnification of Directors and Officers."

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of December 1, 1999, on a pro forma basis to reflect the completion of this offering by:

  . each person or group of affiliated persons known by us to own beneficially more than 5% of our common stock;

  . each of our directors;

  . each of our Named Executive Officers;

  . all of our directors and executive officers as a group; and

  . each selling stockholder.

   The address for the following stockholders, unless otherwise indicated, is c/o PurchasePro.com, Inc., 3921 N. Buffalo Drive, Las Vegas 89129, (702) 316-7000. The percentage of common stock column assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 28,014,710 shares of common stock outstanding as of September 30, 1999 and 30,014,710 shares outstanding immediately following completion of this offering. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission.

   In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding, including the following shares held by the following individuals: Mr. Johnson-937,500 shares; Mr. Carton-300,000 shares; Mr. St. Peter-75,000, Mr. Neppl-66,750; Mr. Layne-112,500 shares; Mr. Chiles-52,500 shares; Mr. Lanni-15,000 shares; and Mr. O'Brien-15,000 shares. Options and warrants to purchase 2,534,250 shares are deemed held by all directors and officers as a group. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Information about those options is disclosed under "Certain Transactions--Options." Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholders' name.

                          Beneficial Ownership          Beneficial Ownership
                          Prior to the Offering          After the Offering
                          --------------------- Shares  ---------------------
Name and Address of                              Being
Beneficial Owner            Number   Percentage Offered   Number   Percentage
-------------------       ---------- ---------- ------- ---------- ----------
Executive Officers and
 Directors:
Charles E. Johnson,
 Jr.(1)..................  7,021,250    24.6%     --     7,021,250    23.0%
Christopher P. Carton....  1,371,000     4.8%     --     1,371,000     4.5%
Richard St. Peter........     75,000       *      --        75,000       *
Jeffrey A. Neppl.........    104,250       *      --       104,250       *
Robert G. Layne..........    300,000     1.1%     --       300,000       *
Bradley D. Redmon(2).....    514,676     1.8%     --       514,676     1.7%
John G. Chiles(3)........    535,284     1.9%     --
David I. Fuente(4).......  1,650,000     5.7%
J. Terrence Lanni........     15,000       *      --        15,000       *
Michael D. O'Brien(5)....     15,000       *      --        15,000       *
All directors and
 executive officers as a
 group (13 persons)...... 11,661,460    38.6%     --    11,661,460    36.2%

Principal and Selling
 Stockholders:
Lexington Investor
 Group(2)................  2,191,368     7.8%
 c/o Steven Singleton
 800 Corporate Drive
 Lexington, KY 40503
Office Depot, Inc.(6)....  1,650,000     5.7%
 2200 Old Germantown Road
 Del Rey Beach, FL 33445

--------
  *   Less than 1%.
(1) Does not include any of the up to $5,000,000 worth of our common stock Mr. Johnson has indicated an interest in puchasing in this offering.
(2) Each person in the Lexington Investor Group disclaims beneficial ownership of the other individuals' shares. The Lexington Investor Group includes the following persons: Pat Madden, Harry Cohen, Steve Singleton,
    Cornelia Lockstadt, John Burrus, Robert Langely, Wally Langely, Frank Cassell, Ron Gaudiano, Charles Lisle, Tom Padgett, Sara Levy and
    Brad Redmon, a member of our board of directors.
(3) Includes 169,500 shares held by Jefferies & Company, Inc., 12,857 shares of common stock, 60,000 shares of Series A Preferred Stock, 42,854 shares of Series B Preferred Stock held by the John G. and Cynthia M. Chiles Revocable Trust and 38,574 shares held by Mr. Chiles' minor children, and options to purchase 52,500 shares of common stock. Does not include 133,716 shares of common stock, 267,000 shares of Series A Preferred Stock, 195,002 shares of Series B Preferred Stock and options to purchase 5,250 shares of common stock held by persons associated with Jefferies & Company, Inc.
    Mr. Chiles is a Managing Director of Jefferies & Company, Inc. Mr. Chiles disclaims beneficial ownership of these shares.
(4) Includes options to purchase 150,000 shares of common stock, warrants to purchase 750,000 shares of common stock and 750,000 shares of common stock owned by Office Depot, Inc., of which Mr. Fuente is the Chairman and Chief Executive Officer. Mr. Fuente disclaims beneficial ownership of the shares of common stock and options and warrants to purchase shares of common stock held by Office Depot, Inc.
(5) Does not include 857,144 shares of Series B Preferred Stock held by Cincinnati Bell, Inc., the parent of ZoomTown.com. Mr. O'Brien disclaims beneficial ownership of shares held by Cincinnati Bell, Inc.
(6) Includes options to purchase 150,000 shares of common stock and warrants to purchase 750,000 shares of common stock owned by Office Depot, Inc. Mr. Fuente, a director of PurchasePro.com, is the Chairman and Chief Executive Officer of Office Depot, Inc.

                          DESCRIPTION OF CAPITAL STOCK

   Our amended and restated articles of incorporation, authorize the issuance of up to 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

   Holders of the common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote, except with respect to the election of directors in which case stockholders are entitled to multiply the number of shares held of record by the number of directors to be elected and distribute such number of votes for one or among two or more nominees.

   There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

   Our board of directors, without further action by the stockholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. No shares of preferred stock are outstanding and we have no plans to issue a new series of preferred stock. Our board of directors may, without stockholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

Common Stock Warrants

   As of September 30, 1999 we had warrants outstanding for the purchase of 750,000 shares of common stock with a weighted average exercise price of $8.00 per share. Subsequent to September 30, 1999 we have issued 3,225,000 warrants to strategic partners at a weighted average exercise price of $86.31.

   The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger, or sale of all or substantially all of our assets. All warrants and shares of stock issuable upon exercise of all warrants have certain registration rights as described under "Registration Rights" below. For purposes of this prospectus, we have assumed all outstanding warrants have been exercised.

Registration Rights

   After the consummation of the offering, the holders of 8,100,000 shares of common stock issuable upon conversion of the Series A and B Preferred Stock, and certain holders of 1,237,500 shares of common stock have the right to cause us to register such shares under the Securities Act as follows:

  . Demand Registration Rights. Six months after this offering the holders of a majority of the common stock issued upon conversion of the Series A Preferred Stock and the holders of a majority of the shares of common stock issued upon conversion of the Series B Preferred Stock may request PurchasePro.com to register their shares with respect to all or part of their registerable securities having aggregate proceeds of at least $10,000,000. The $10,000,000 proceeds threshold was negotiated as part of the Series A Preferred Stock financing.

  . Piggyback Registration Rights. The holders of registerable securities can request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others.

  . S-2 and S-3 Registration Rights. The holders of a majority of the common stock issued upon conversion of the Series A Preferred Stock and the holders of a majority of the common stock issued upon conversion of the Series B Preferred Stock may request us to register their shares if we are eligible to use either Form S-2 or Form S-3 and if the aggregate price is at least $500,000.

Holders of 759,999 shares of common stock and holders of warrants to purchase 80,000 shares of a common stock have substantially the same registration rights as described above, however, the aggregate price of the registerable securities in demand registrations need only be $500,000. Office Depot, which holds a warrant to purchase 750,000 shares of common stock has piggyback and S-3 registration rights as described above. Each holder with piggyback registration rights described above has been given notice of and an opportunity to participate in this offering.

   Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-2 or S-3 registration rights under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Risk Factors--Shares eligible for future sale by our existing stockholders may adversely affect our stock price," "Shares Eligible for Future Sale" and "Certain Transactions."

   We will pay all registration expenses, other than underwriting discounts and commissions and other selling expenses, in connection with any registration. The registration rights terminate in September 2004, or, with respect to each holder of registerable securities, when the holder can sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

Nevada Law and Articles and Bylaws Provisions Affecting Stockholders

   Articles and Bylaws. Our articles of incorporation and bylaws provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The bylaws provide that Class I shall be comprised of directors who shall serve until the annual meeting of stockholders in 2000 and until their successors shall have been elected and qualified. Class II shall be comprised of directors who shall serve until the annual meeting of stockholders in 2001 and until their successors shall have been elected and qualified. Class III shall be comprised of directors who shall serve until the annual meeting of stockholders in 2002 and until their successors shall have been elected and qualified.

   Our articles of incorporation and bylaws:

  . require advance notice for stockholders to submit nominations for the election of directors,

  . require the approval of at least two-thirds of the shares entitled to vote at an election of directors to amend our articles of incorporation,

  . require a majority vote of our board of directors or a two-thirds stockholders' vote to amend our bylaws,

  . allow us to indemnify our directors and officers to the fullest extent permitted by Nevada law, and

  . grant the board of directors the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders.

   Nevada Anti-Takeover Statutes. Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise voting rights on any control shares if these voting rights are conferred by a majority vote of the corporation's disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders, who did not vote in favor of authorizing voting rights for the control shares, are entitled to payment for the fair value of his shares. A "controlling interest" is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. "Control shares" are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

   In addition, Nevada law restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

   An "interested stockholder" is a person who is:

  . the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or

  . an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

   Our articles of incorporation and bylaws do not exclude us from these restrictions.

   These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering, 30,094,710 shares of common stock will be outstanding. Of these shares, 3,000,000 sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates" of PurchasePro.com as defined in Rule 144 under the Securities Act. Of the remaining shares of common stock outstanding after this offering, 20,194,710 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

   Our officers, directors and all stockholders holding shares prior to the initial public offering, including the selling stockholders, entered into lock-up agreements in connection with the initial public offering which are still in effect. Under these lock-up agreements, they have agreed not to offer or sell any shares of common stock for a period of 180 days following the initial public offering without the prior written consent of Prudential Securities, on behalf of the underwriters. These lock-ups expire on March 13, 2000. See "Underwriting." These individuals or entities may request that Prudential Securities consider an early release from their lock-up agreement. Prudential Securities may, at any time and without notice, grant an early release for shares subject to these lock-up agreements. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the applicable conditions and restrictions of Rule 144 as described below.

     Number of
       Shares   Date of Availability for Resale into Public Market
     ---------  --------------------------------------------------
     13,016,745 March 13, 2000, based on the expiration of an 180 day lock-up agreement. Prudential Securities can waive this restriction at any time without notice.

     7,177,965  At various times thereafter, due to the requirements of federal securities laws.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock, and

  . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to provisions, relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The above summary of Rule 144 is not intended to be a complete description.

   In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

   On November 23, 1999, we filed a registration statement under the Securities Act to register 6,750,000 shares of common stock issuable upon the exercise of outstanding stock options or reserved for issuance under our stock option plans. See "Management--Stock Option Plans." After the effective date of such registration statement, these shares will be available for sale in the open market subject to the lock-up agreements described above and, for our affiliates, to the conditions and restrictions of Rule 144.

                                  UNDERWRITING

   We and the selling stockholders have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, Bear, Stearns & Co. Inc., Volpe Brown Whelan & Company, Jefferies & Company, Inc., Needham & Company, Inc. and PrudentialSecurities.com are acting as representatives. We and the selling stockholders are obligated to sell, and the underwriters are obligated to purchase, all of the shares of the common stock offered on the cover page of this prospectus, if any are purchased. Subject to conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth below opposite its name:

                                                                         Number
  Underwriters                                                          of Shares
  ------------                                                          ---------
Prudential Securities Incorporated.....................................
Bear, Stearns & Co. Inc. ..............................................
Volpe Brown Whelan & Company, LLC......................................
Jefferies & Company, Inc. .............................................
Needham & Company, Inc. ...............................................
PrudentialSecurities.com...............................................
                                                                        ---------
  Total................................................................ 3,000,000
                                                                        =========

   The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, over-allotment options to purchase up to 450,000 additional shares from the selling stockholders. If any of the additional shares are purchased, the underwriters will severally purchase the additional shares in the same proportion as set forth above.

   The representatives of the underwriters have advised us and the selling stockholders that the shares will be offered to the public at the public offering price set forth on the cover page of this prospectus. The underwriters
may allow to selected dealers a concession not in excess of $     per share and
those dealers may reallow a concession not in excess of $     per share to
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions.

   We and the selling stockholders have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment options to purchase additional shares:

                                                        Total Fees
                                       ---------------------------------------------
                                Fee     Without Exercise of      Full Exercise of
                             Per Share Over-Allotment Options Over-Allotment Options
                             --------- ---------------------- ----------------------
   Fees paid by
    PurchasePro.com........    $            $                      $
   Fees paid by the selling
    stockholders...........    $            $                      $

   In addition, we estimate that we will spend approximately $560,000 in expenses for this offering including those of the selling stockholders. We and the selling stockholders have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   Jefferies & Company, Inc. has, from time to time, performed various investment banking and financial advisory services for us on a fee services basis. A Managing Director of Jefferies & Company, Inc. is a member of our board of directors. Jefferies & Company, Inc. and associated persons own 475,073 shares of common stock, 327,000 shares of Series A Preferred Stock, 276,429 shares of Series B Preferred Stock and options to purchase 57,750 shares of common stock. Pursuant to the rules of the National Association of Securities Dealers, Inc., the interests of persons associated with Jefferies & Company, Inc. in the shares of Series B Preferred Stock and options to purchase 5,250 shares of common stock out of the total 57,750 shares subject to options held by associated persons of Jefferies & Company, Inc., were presumed to be underwriting compensation in connection with the initial public offering. Accordingly, the 276,429 shares of Series B Preferred Stock, options to purchase 5,250 shares of common stock and any shares of common stock issued upon the conversion or exercise of these shares or options, as the case may be, cannot be sold, transferred, assigned, pledged or hypothecated by any person for a period of two years until September 2001, except to officers or partners of the underwriters and members of the selling group and their officers or partners. The exercise price of the options to purchase 5,250 shares of common stock held by persons associated with Jefferies & Company, Inc. was the initial public offering price. The calculation of underwriting compensation by the National Association of Securities Dealers, Inc. took into account the payment to us by Jefferies & Company, Inc. of $280,065 as reimbursement for our expenses in our initial public offering. Jefferies & Company, Inc. and associated persons have indicated their interest in selling in this offering a portion of the shares owned by them that are not subject to the lock-up agreements.

   Our officers, directors and all stockholders holding shares prior to the initial public offering, including the selling stockholders, entered into lock-up agreements in connection with the initial public offering which are still in effect. Under these lock-up agreements, they have agreed not to offer or sell any shares of common stock for a period of 180 days following the initial public offering without the prior written consent of Prudential Securities, on behalf of the underwriters. These lock-ups expire on March 13, 2000. Prudential Securities may, at any time and without notice, grant an early release for shares subject to these lock-up agreements. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the applicable conditions and restrictions of Rule 144 as described below.

   The representatives of the underwriters may engage in the following activities in accordance with applicable securities rules:

  . Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment options.

  . Stabilizing and short covering: stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  . Penalty bids permit the representatives to reclaim commissions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

   These activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Also and prior to the pricing of the shares, and until such time when a stabilizing bid may have been made, some or all of the underwriters who are market makers in the shares may make bids for or purchases of shares subject to certain restrictions, known as passive market making activities.

   Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

  . the Public Offers of Securities Regulations 1995,

  . the Financial Services Act 1986, and

  . the Financial Services Act 1986, (Investment Advertisements) (Exemptions)
    Order 1996 (as amended).

   Charles E. Johnson, Jr., PurchasePro.com's Chairman and Chief Executive Officer, has indicated an interest in purchasing up to $5,000,000 worth of our common stock in this offering at the public offering price.

   In October 1999, Prudential Securities provided Charles E. Johnson, Jr. with a line of credit of up to $50 million bearing interest at prevailing market rates. As security for the loan, Mr. Johnson pledged to Prudential Securities
2.5 million shares of our common stock. Prudential Securities also provided a line of credit of up to $8 million to Christopher P. Carton and a line of credit of up to $500,000 to Robert G. Layne, each at prevailing interest rates. As security for these loans, Messrs. Carton and Layne pledged 300,000 shares and 125,000 shares of our common stock, respectively, to Prudential Securities. Prudential Securities also provided a line of credit of up to $650,000 to other employees at prevailing interest rates, for which such employees pledged an aggregate of 213,250 shares of our common stock.

   Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. Partners of Pillsbury Madison & Sutro LLP and an investment partnership comprised of partners and former partners of that firm own in the aggregate 55,715 shares of common stock of PurchasePro.com. Certain partners, including one or more partners working on this offering, and the investment partnership may be selling some of these shares in this offering. Selected legal matters relating to the shares of common stock offered in this offering will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.

                                    EXPERTS

   The consolidated financial statements of PurchasePro.com as of December 31, 1997 and 1998 and for the period from inception (October 8, 1996) through December 31, 1996 and for each of the two years in the period ended December 31, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to PurchasePro.com and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................. F-2

Consolidated Balance Sheets............................................... F-3

Consolidated Statements of Operations..................................... F-5

Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Equity (Deficit)........................................... F-6

Consolidated Statements of Cash Flows..................................... F-7

Notes to Consolidated Financial Statements................................ F-8


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PurchasePro.com, Inc.:

   We have audited the accompanying consolidated balance sheets of PurchasePro.com, Inc. (a Nevada corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (October 8, 1996) through December 31, 1996, and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PurchasePro.com, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from inception (October 8, 1996) through December 31, 1996, and for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
June 2, 1999

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                               December 31,
                                           ---------------------  September 30,
                                             1997        1998         1999
                                           ---------  ----------  -------------
                                                                   (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents............... $   7,894  $1,689,288   $48,477,852
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $72,796, $200,000 and $242,000
   (unaudited), respectively..............    18,443     215,234     1,600,012
  Other receivables.......................    17,602      99,078       127,130
  Prepaid expenses and other..............       113      20,000       403,488
                                           ---------  ----------   -----------
    Total current assets..................    44,052   2,023,600    50,608,482

Property and equipment
  Computer equipment......................   517,057     714,465     3,684,942
  Communication equipment.................    47,775      65,160        65,160
  Furniture and fixtures..................   130,536     155,328       262,882
  Leasehold improvements..................    26,666      44,090        52,413
                                           ---------  ----------   -----------
                                             722,034     979,043     4,065,397
  Less--accumulated depreciation and
   amortization...........................  (162,424)   (415,039)     (776,023)
                                           ---------  ----------   -----------
                                             559,610     564,004     3,289,374

Other assets..............................     4,903     157,153     1,108,023
                                           ---------  ----------   -----------
    Total assets.......................... $ 608,565  $2,744,757   $55,005,879
                                           =========  ==========   ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                         ------------------------  September 30,
                                            1997         1998          1999
                                         -----------  -----------  -------------
                                                                    (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)

Current liabilities
  Accounts payable.....................  $   300,347  $    98,799  $  1,554,213
  Accrued salaries and benefits........       43,289      207,635       402,600
  Accrued payroll taxes................      285,501       63,167        58,947
  Accrued interest.....................       23,645       59,256           --
  Other accrued liabilities............       51,138      147,655     1,271,099
  Deferred revenues....................       46,541      164,812       281,418
  Notes payable, current portion.......    1,200,750      375,000        50,000
                                         -----------  -----------  ------------
    Total current liabilities..........    1,951,211    1,116,324     3,618,277

Notes payable, net of current portion..    1,366,250    1,169,939           --

Commitments and contingencies (Note 4)

Redeemable convertible preferred stock
  Preferred stock, Series A: $0.001 par
   value; 8% convertible; $1.67
   liquidation preference; 0 and
   3,150,000 shares authorized, issued
   and outstanding, mandatorily
   converted to common stock in
   September 1999 .....................          --     4,339,438           --
  Preferred stock, Series B: $0.001 par
   value; 8% convertible; $2.33
   liquidation preference; 4,950,000
   shares authorized;
   0 and 0, issued and outstanding,
   mandatorily converted to common
   stock in September 1999.............          --     2,000,000           --

Stockholders' equity (deficit)
  Common stock: $0.01 par value;
   40,000,000 shares authorized;
   11,550,000, 11,400,000 and
   28,014,710 (unaudited) shares issued
   and outstanding, respectively.......      115,500      114,000       280,147
  Additional paid-in capital...........      283,882    1,140,504    87,154,900
  Deferred stock-based compensation....          --           --     (4,773,203)
  Accumulated deficit..................   (3,108,278)  (7,135,448)  (31,274,242)
                                         -----------  -----------  ------------
    Total stockholders' equity
     (deficit).........................   (2,708,896)  (5,880,944)   51,387,602
                                         -----------  -----------  ------------
    Total liabilities and stockholders'
     equity (deficit)..................  $   608,565  $ 2,744,757  $ 55,005,879
                                         ===========  ===========  ============


          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             Period From
                              Inception
                          (October 8, 1996)       Year Ended             Nine Months Ended
                               Through           December 31,              September 30,
                            December 31,    ------------------------  -------------------------
                                1996           1997         1998         1998          1999
                          ----------------- -----------  -----------  -----------  ------------
                                                                            (Unaudited)
Revenues
 Subscription fees......     $      --      $   512,761  $ 1,461,439  $   819,546  $  1,993,346
 Other..................            --          162,629      208,799      212,167     1,356,652
                             ----------     -----------  -----------  -----------  ------------
  Total revenues........            --          675,390    1,670,238    1,031,713     3,349,998
                             ----------     -----------  -----------  -----------  ------------
Cost of revenues........            --          213,857      445,639      335,411       567,669
                             ----------     -----------  -----------  -----------  ------------
Gross profit............            --          461,533    1,224,599      696,302     2,782,329

Operating expenses
 Sales and marketing....         22,592       1,179,327    3,840,776    2,766,137     5,404,783
 General and
  administrative........          9,860       1,344,860    2,895,779    2,005,234     4,637,895
 Programming and
  development...........         86,862         802,175      971,459      687,305     1,530,973
 Amortization of stock-
  based compensation....            --              --           --           --      4,946,281
                             ----------     -----------  -----------  -----------  ------------
  Total operating
   expenses.............        119,314       3,326,362    7,708,014    5,458,676    16,519,932
                             ----------     -----------  -----------  -----------  ------------
Operating loss..........       (119,314)     (2,864,829)  (6,483,415)  (4,762,374)  (13,737,603)

Other income (expense)
 Interest income
  (expense), net........         (3,638)       (120,497)    (332,895)    (218,176)      (80,147)
 Other..................            --              --        16,300        6,857      (279,007)
                             ----------     -----------  -----------  -----------  ------------
  Total other income
   (expense)............         (3,638)       (120,497)    (316,595)    (211,319)     (359,154)
                             ----------     -----------  -----------  -----------  ------------
Net loss before benefit
 for income taxes.......       (122,952)     (2,985,326)  (6,800,010)  (4,973,693)  (14,096,757)
Benefit for income
 taxes..................            --              --           --           --            --
                             ----------     -----------  -----------  -----------  ------------
Net loss................       (122,952)     (2,985,326)  (6,800,010)  (4,973,693)  (14,096,757)
Preferred stock
 dividends..............            --              --      (245,000)    (140,000)     (511,000)
Accretion of preferred
 stock to redemption
 value..................            --              --       (90,438)     (44,981)     (131,037)
Value of preferred stock
 beneficial conversion
 feature................            --              --           --           --     (9,400,000)
                             ----------     -----------  -----------  -----------  ------------
Net loss applicable to
 common stockholders....     $ (122,952)    $(2,985,326) $(7,135,448) $(5,158,674) $(24,138,794)
                             ==========     ===========  ===========  ===========  ============
Loss per share
 Basic..................     $    (0.01)    $     (0.26) $     (0.55) $     (0.38) $      (1.86)
                             ==========     ===========  ===========  ===========  ============
 Diluted................     $    (0.01)    $     (0.24) $     (0.52) $     (0.36) $      (1.80)
                             ==========     ===========  ===========  ===========  ============
Weighted average shares
 outstanding
 Basic..................     11,550,000      11,550,000   12,900,000   13,650,000    13,002,895
                             ==========     ===========  ===========  ===========  ============
 Diluted................     12,389,999      12,389,999   13,739,999   14,489,999    13,438,329
                             ==========     ===========  ===========  ===========  ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     PURCHASEPRO.COM, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (DEFICIT)

                        Redeemable Convertible Preferred Stock
                    -------------------------------------------------
                           Series A                 Series B
                    -----------------------  ------------------------
                      Shares      Amount       Shares       Amount
                    ----------  -----------  ----------  ------------
Balance, October
8, 1996.........           --   $       --          --   $        --
Issuance of
common stock....           --           --          --            --
Net loss for the
period..........           --           --          --            --
                    ----------  -----------  ----------  ------------
Balance,
December 31,
1996............           --           --          --            --
Contribution
from
stockholder.....           --           --          --            --
Services donated
by stockholder..           --           --          --            --
Net loss........           --           --          --            --
                    ----------  -----------  ----------  ------------
Balance,
December 31,
1997............           --           --          --            --
Effect of
recapitalization..         --           --          --            --
Issuance of
common stock....           --           --          --            --
Redemption and
retirement of
common stock....           --           --          --            --
Contribution by
principal
stockholder.....           --           --          --            --
Charge for
services........           --           --          --            --
Issuance of
Series A
preferred stock,
net of issuance
costs and value
of warrants
issued..........     3,150,000    4,004,000         --            --
Issuance of
warrants to
holders of notes
payable.........           --           --          --            --
Issuance of
Series B
preferred stock
pursuant to
subscription
agreements......           --           --          --      2,000,000
Preferred stock
dividends.......           --       245,000         --            --
Accretion of
preferred stock
to redemption
value...........           --        90,438         --            --
Net loss........           --           --          --            --
                    ----------  -----------  ----------  ------------
Balance,
December 31,
1998............     3,150,000    4,339,438         --      2,000,000
                                        Stockholders' Equity (Deficit)
                    ----------------------------------------------------------------------------
                       Common Stock       Additional     Deferred
                    ---------------------   Paid-in    Stock-Based   Accumulated
                      Shares     Amount     Capital    Compensation    Deficit        Total
                    ----------- --------- ------------ ------------- ------------- -------------
Balance, October
8, 1996.........           --   $    --   $       --   $       --    $        --   $        --
Issuance of
common stock....    11,550,000   115,500     (105,500)         --             --         10,000
Net loss for the
period..........           --        --           --           --        (122,952)     (122,952)
                    ----------- --------- ------------ ------------- ------------- -------------
Balance,
December 31,
1996............    11,550,000   115,500     (105,500)         --        (122,952)     (112,952)
Contribution
from
stockholder.....           --        --       139,382          --             --        139,382
Services donated
by stockholder..           --        --       250,000          --             --        250,000
Net loss........           --        --           --           --      (2,985,326)   (2,985,326)
                    ----------- --------- ------------ ------------- ------------- -------------
Balance,
December 31,
1997............    11,550,000   115,500      283,882          --      (3,108,278)   (2,708,896)
Effect of
recapitalization..         --        --    (3,108,278)         --       3,108,278           --
Issuance of
common stock....     3,450,000    34,500       32,500          --             --         67,000
Redemption and
retirement of
common stock....    (3,600,000)  (36,000)      36,000          --             --            --
Contribution by
principal
stockholder.....           --        --     1,782,000          --             --      1,782,000
Charge for
services........           --        --       720,000          --             --        720,000
Issuance of
Series A
preferred stock,
net of issuance
costs and value
of warrants
issued..........           --        --       996,000          --             --        996,000
Issuance of
warrants to
holders of notes
payable.........           --        --       398,400          --             --        398,400
Issuance of
Series B
preferred stock
pursuant to
subscription
agreements......           --        --           --           --             --            --
Preferred stock
dividends.......           --        --           --           --        (245,000)     (245,000)
Accretion of
preferred stock
to redemption
value...........           --        --           --           --         (90,438)      (90,438)
Net loss........           --        --           --           --      (6,800,010)   (6,800,010)
                    ----------- --------- ------------ ------------- ------------- -------------
Balance,
December 31,
1998............    11,400,000   114,000    1,140,504          --      (7,135,448)   (5,880,944)

(Unaudited):
Exercise of
warrants........           --           --          --            --
Exercise of
options.........           --           --          --            --
Issuance of
Series B
preferred stock,
net of issuance
costs...........           --           --    4,950,000           --
Issuance of
common stock to
Series A
stockholders....           --           --          --            --
Directors stock
option grant....           --           --          --            --
Deferred stock-
based
compensation....           --           --          --            --
Amortization of
deferred stock-
based
compensation....           --           --          --            --
Mandatory
conversion of
Series A and
Series B
preferred stock
to shares of
common stock....    (3,150,000)  (4,743,029) (4,950,000)  (11,638,446)
Issuance of
common stock,
net of offering
costs...........           --           --          --            --
Preferred stock
dividends.......           --       280,000         --        231,000
Accretion of
preferred stock
to redemption
value...........           --       123,591         --          7,446
Value of
preferred stock
beneficial
conversion
feature.........           --           --          --      9,400,000
Net loss........           --           --          --            --
                    ----------  -----------  ----------  ------------
Balance
September 30,
1999............           --   $       --          --   $        --
                    ==========  ===========  ==========  ============
(Unaudited):
Exercise of
warrants........       759,999     7,600       (2,533)         --             --          5,067
Exercise of
options.........       179,711     1,797      322,720          --             --        324,517
Issuance of
Series B
preferred stock,
net of issuance
costs...........           --        --     9,400,000          --             --      9,400,000
Issuance of
common stock to
Series A
stockholders....       675,000     6,750       (6,750)         --             --            --
Directors stock
option grant....           --        --       800,000          --             --        800,000
Deferred stock-
based
compensation....           --        --     9,719,484   (9,719,484)           --            --
Amortization of
deferred stock-
based
compensation....           --        --           --     4,946,281            --      4,946,281
Mandatory
conversion of
Series A and
Series B
preferred stock
to shares of
common stock....     8,100,000    81,000   16,300,475          --             --     16,381,475
Issuance of
common stock,
net of offering
costs...........     6,900,000    69,000   49,481,000          --             --     49,550,000
Preferred stock
dividends.......           --        --           --           --        (511,000)     (511,000)
Accretion of
preferred stock
to redemption
value...........           --        --           --           --        (131,037)     (131,037)
Value of
preferred stock
beneficial
conversion
feature.........           --        --           --           --      (9,400,000)   (9,400,000)
Net loss........           --        --           --           --     (14,096,757)  (14,096,757)
                    ----------- --------- ------------ ------------- ------------- -------------
Balance
September 30,
1999............    28,014,710  $280,147  $87,154,900  $(4,773,203)  $(31,274,242) $ 51,387,602
                    =========== ========= ============ ============= ============= =============

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Period From
                               Inception
                           (October 8, 1996)       Year Ended             Nine Months Ended
                                Through           December 31,              September 30,
                             December 31,    ------------------------  -------------------------
                                 1996           1997         1998         1998          1999
                           ----------------- -----------  -----------  -----------  ------------
Cash flows from operating
activities
 Net loss...............       $(122,952)    $(2,985,326) $(6,800,010) $(4,973,693) $(14,096,757)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization..........           2,983         159,441      252,892      181,877       403,042
 Amortization of stock-
  based compensation....             --              --           --           --      4,946,281
 Imputed interest.......             --              --        67,000       67,000           --
 Amortization of debt
  discount..............             --              --        43,339          --        355,061
 Provision for doubtful
  accounts..............             --           72,796      127,204       60,205       351,372
 Non-cash services......             --          250,000      720,000      720,000       800,000
 (Increase) decrease in:
  Trade accounts
   receivable...........             --          (91,239)    (323,995)    (190,509)   (1,736,150)
  Other receivables.....             --          (17,602)     (81,476)     (48,883)      (28,052)
  Prepaid expenses and
   other................             --             (113)     (19,887)         --       (383,488)
 Increase (decrease) in:
  Accounts payable......           3,500         140,681     (201,548)      47,211       355,414
  Accrued liabilities...          46,589         513,150       74,140     (322,630)      513,717
  Deferred revenues.....             --           46,541      118,271      197,295       116,606
                               ---------     -----------  -----------  -----------  ------------
   Net cash used in
    operating
    activities..........         (69,880)     (1,911,671)  (6,024,070)  (4,262,127)   (8,402,954)
                               ---------     -----------  -----------  -----------  ------------
Cash flows from
 investing activities
 Purchase of property
  and equipment.........         (72,417)       (649,617)    (257,009)    (145,672)   (1,986,354)
 Other assets...........             --           (4,903)    (102,527)       3,535      (319,178)
                               ---------     -----------  -----------  -----------  ------------
   Net cash used in
    investing
    activities..........         (72,417)       (654,520)    (359,536)    (142,137)   (2,305,532)
                               ---------     -----------  -----------  -----------  ------------
Cash flows from
 financing activities
 Proceeds from notes
  payable and advances..         133,132       2,433,868    4,427,000    3,765,000       200,000
 Repayment of notes
  payable and advances..             --              --    (3,362,000)  (3,362,000)   (1,350,000)
 Issuance of common
  stock, net............          10,000             --           --           --     50,620,800
 Issuance of preferred
  stock and warrants,
  net...................             --              --     7,000,000    5,000,000     8,026,250
 Contribution from
  stockholder...........             --          139,382          --           --            --
                               ---------     -----------  -----------  -----------  ------------
   Net cash provided by
    financing
    activities..........         143,132       2,573,250    8,065,000    5,403,000    57,497,050
                               ---------     -----------  -----------  -----------  ------------
Increase in cash and
 cash equivalents.......             835           7,059    1,681,394      998,736    46,788,564
Cash and cash
 equivalents
 Beginning of period....             --              835        7,894        7,894     1,689,288
                               ---------     -----------  -----------  -----------  ------------
 End of period..........       $     835     $     7,894  $ 1,689,288  $ 1,006,630  $ 48,477,852
                               =========     ===========  ===========  ===========  ============
Non-cash investing and
 financing activities
 Other assets acquired
  with note payable.....       $     --      $       --   $    50,000  $    50,000  $        --
                               =========     ===========  ===========  ===========  ============
 Other assets acquired
  with preferred stock..       $     --      $       --   $       --   $       --   $    673,750
                               =========     ===========  ===========  ===========  ============
 Conversion of notes
  payable to equity.....       $     --      $       --   $ 1,782,000  $ 1,782,000  $    700,000
                               =========     ===========  ===========  ===========  ============
 Conversion of preferred
  shares to common
  stock.................       $     --      $       --   $       --   $       --   $ 16,381,475
                               =========     ===========  ===========  ===========  ============
Cash paid for:
 Interest...............       $   3,638     $    96,852  $   166,424  $   189,051  $    124,375
                               =========     ===========  ===========  ===========  ============



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (Information as of September 30, 1999 and for the nine months endedSeptember
                        30, 1998 and 1999 is unaudited)

(1) The Company

 Organization

   Purchase Pro, Inc., a Nevada corporation, was incorporated on October 8, 1996 as an S corporation for federal income tax purposes. On January 12, 1998, PP International was incorporated in Nevada as a C corporation for federal income tax purposes. On January 15, 1998, PP International, Inc. changed its name to Purchase Pro International, Inc., and on June 1, 1999, changed its name to PurchasePro.com, Inc. (the "Company"). The Company initially authorized the issuance of 20,000,000 shares, $0.01 par value stock. On January 12, 1998, the Company issued 11,550,000 shares of common stock to the three stockholders of Purchase Pro, Inc. The Company's principal and controlling stockholder was the controlling stockholder of Purchase Pro, Inc. On January 15, 1998, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Purchase Pro, Inc. The purchase has been accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests. Accordingly, the financial position and results of operations of the Company and Purchase Pro, Inc. have been included in the accompanying consolidated financial statements. In August 1998, the Company formed its wholly owned subsidiary, Hospitality Purchasing Systems, Inc., ("HPS"), a Nevada corporation.

 Nature of Business

   The Company is a provider of Internet business-to-business electronic commerce services. The Company's e-commerce solution is comprised of public and private communities called "e-marketplaces" where businesses can buy and sell a wide range of products and services over the Internet in an efficient, competitive and cost-effective manner. Subscribers to the Company's e-marketplaces need only an Internet connection, a Web browser and a PurchasePro.com membership in order to participate in interactive buying and selling communities. The e-marketplaces are customizable and scalable, utilizing an open-architecture platform that can be integrated with members' existing enterprise resource planning and accounting systems. The Company's solution leverages the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad business-to-business market. The Company began developing its service in 1996 by closely evaluating the purchasing processes of the hospitality industry. The purchasing process of this industry is characterized by high volume, frequent purchases of a broad range of goods and services by a large number of geographically distributed buyers. The Company capitalized on the large-property purchasing expertise of several Las Vegas-based hotels and resorts to develop, test and validate its service.

   The Company began testing the first working model of its primary software product in early 1997 and began selling membership subscriptions in April 1997. Until that time, the Company was considered a development-stage enterprise. HPS' principal operation is negotiating contracts on behalf of independent hotels and hotel management companies for which it receives fees and rebates. In August 1998, HPS acquired the rights to certain contracts previously managed by General Network Management Services, Inc. for $100,000 in the form of $50,000 cash and a $50,000 note payable.

   In May 1999, the Company acquired substantially all of the assets of a software development company for $215,000 consisting of $75,000 cash and 60,000 shares of Series B preferred stock valued at $2.33 per share. The company has developed programs for the architectural, engineering and construction industry that provide an extension of Company's e-commerce services into that industry. The Company entered into five-year non-compete agreements with these individuals in exchange for 165,000 shares of Series B preferred stock (see
Note 5).

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

   From October 1996 to the commercial release of the service in April 1997, the Company primarily engaged in raising capital and recruiting employees to develop the e-marketplace software and network infrastructure. In April 1997, the Company released version 1.0 of its software, enabling members to transact e-commerce over its network and in late 1997, members were provided network connectivity over the Internet. In September 1998, the Company released version
3.0 that provides members access to e-marketplace enabling software and in February 1999, the Company released version 4.0, which allows members the additional capability of building private e-marketplaces.

   From inception to June 30, 1999, substantially all of the Company's revenues have come from monthly membership subscription fees for access to e-marketplaces. Most members are companies that sell products and services to large hotels and resorts in Nevada and Florida. Subscription contracts can be cancelled by either party on as little as 30 days notice. The Company also provides Web site hosting services and ISP connectivity services for a fee and charges members a fee for processing their payments by electronic funds transfer or by credit card. In August 1998, HPS began generating transaction fees from group buying services provided to the hospitality industry. In 1999, the Company has begun generating fees from contracts with larger corporate customers to create customized, private e-marketplaces and transaction fees from members. The Company considers its operations to be part of one operating segment.

   The Company is subject to risks common to rapidly growing, technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products, new product development, new product introductions and other activities of competitors, and a limited operating history.

(2) Significant Accounting Policies

 Unaudited Interim Financial Information

   The unaudited interim consolidated financial statements of the Company for the nine months ended September 30, 1998 and 1999, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1998 and 1999. The accompanying unaudited interim consolidated financial statements are not necessarily indicative of full year results.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

 Management's Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars. Portions of the Company's accounts receivable balances are settled either through customer credit cards or electronic fund transfers. As a result, the majority of accounts receivable are collected upon processing of those transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. During the years ended December 31, 1998 and 1997, no customers accounted for more than 10% of net revenues or net accounts receivable.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

 Cash and Cash Equivalents

   Cash equivalents consist of investments in bank certificates of deposit and other interest bearing instruments with initial maturities of three months or less. Such investments are carried at cost which approximates fair value.

 Property and Equipment

   Property and equipment is stated at cost. Costs incurred for additions, improvements and betterments are capitalized as incurred. Costs for maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in the determination of income. Depreciation and amortization are computed using the straight-line method over the following estimated service lives of the related assets:

       Computer equipment............................................... 3 years
       Communication equipment.......................................... 3 years
       Furniture and fixtures........................................... 5 years
       Leasehold improvements........................................... 3 years

 Revenue Recognition

   Revenues are recorded, net of discounts, ratably over the period services are provided to subscribers and deferred revenues are recognized for amounts received before services are provided. The Company does not charge initial sign-up fees to new subscribers. Transaction fees from group buying services represent fees from buyers and rebates from suppliers and are recorded at the time the transactions occur. Other revenues include license fees, which are recognized ratably over the period services are provided. Other services, primarily website development, are recognized as services are provided.

 Research and Development Costs

   All costs in the development of the network, which are classified as research and development, are expensed as incurred. These costs generally consist of salaries and related benefits of personnel in developing

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY
enhanced or new functionality of the network. These costs are included in programming and development costs in the accompanying statements of operations.

 Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

 Income Taxes

   The Company accounts for income taxes according to SFAS No. 109, "Accounting for Income Taxes." Prior to 1998, PurchasePro, Inc., with the consent of its stockholders, elected to be taxed under Section 1372 of the Internal Revenue Code (the "Code") as an S corporation, which provides that, in lieu of corporate income taxes, the stockholders account for their pro rata share of the Company's items of income, deductions, losses, and credits. In connection with the reorganization of the Company in January 1998 (see Note 1), the Company, with the consent of its stockholders, elected to be taxed under the provisions of Subchapter C of the Code. As a result, the Company reclassified its cumulative net losses totaling $3,108,278 through the date of the reorganization to additional paid-in capital in the accompanying consolidated balance sheets.

 Earnings (Loss) per Share

   The Company follows the provisions of SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share ("EPS") is computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during the period. Pursuant to SEC Staff Accounting Bulletin No. 98, shares of common stock or convertible preferred stock are considered outstanding for all periods presented in the computation of basic and diluted EPS if issued for nominal consideration. Options, warrants or other common stock equivalents are considered outstanding for all periods presented in the computation of diluted EPS if issued for nominal consideration. For the period from inception (October 8, 1996) through December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999, the weighted average common shares outstanding used to compute diluted EPS includes the effect of warrants issued by the Company to acquire shares of common stock for $0.007 per share.

   For those periods in which potentially dilutive securities such as stock options and convertible preferred stock have a dilutive effect, the weighted average shares outstanding used for computation of diluted EPS includes the effect of these potentially dilutive securities.

   All share and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split discussed in
Note 11.

 Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The FASB recently proposed an amendment to SFAS No. 133, which would delay the effective date for one year. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities, and therefore, the Company anticipates there will be no impact to its consolidated financial statements.

(3) Notes Payable

 Principal Stockholder

   The Company's principal stockholder and Chief Executive Officer (the "Principal Stockholder") provided funds to finance development of the Company's product. As of December 31, 1997, the total obligation to the Principal Stockholder was $2,518,000. In January 1998, the Company paid $813,000 to the Principal Stockholder with proceeds from the Lenders' Notes Payable (see below). The remaining obligation of $1,705,000 was formalized with a note payable. In April 1998, the Principal Stockholder advanced an additional $387,000 to the Company. In June 1998, the Company repaid $310,000 from the proceeds of the Series A Preferred Stock offering (see Note 5), and the Principal Stockholder contributed his remaining notes payable and advances totaling $1,782,000 to the Company in consideration for previously issued shares of common stock. The Company has included the $1,782,000 as additional paid-in capital in the accompanying consolidated balance sheets.

 Lenders' Notes Payable

   In January 1998, the Company issued promissory notes totaling $2,300,000 (the "Lenders' Notes Payable") to several individuals (the "Lenders"). Terms of the Lenders' Notes Payable provided for interest at 8% payable quarterly and 48 monthly principal payments beginning January 1999. In addition, the Lenders were issued 3,450,000 shares of the Company's common stock; however, if the Company repaid the Lenders' Notes Payable within 120 days, 1,725,000 of these shares were to be contributed back to the Company. The Company did not repay the Lenders' Notes Payable within 120 days; however, the Lenders' Notes Payable were repaid in June 1998 with proceeds from the Series A Preferred Stock offering. The Lenders ultimately contributed 2,212,500 shares of common stock back to the Company (see Note 5).

   The Company allocated the $2,300,000 of proceeds between the Lenders' Notes Payable and the shares issued based on their estimated fair values. Accordingly, an additional $67,000 of interest expense was recorded with a corresponding credit to additional paid-in capital.

 September 1998 Notes Payable

   In September 1998, the Company issued promissory notes to three individuals, including the Principal Stockholder and a member of the Company's Board of Directors, totaling $1,500,000 (the "September 1998 Notes"). Terms of the September 1998 Notes require quarterly payments of interest at 15% and mature September 2000. In connection with the issuance of these notes, the Company issued 239,999 warrants to the note holders. Each warrant provides the holder the right to purchase one share of Company common stock for $0.007 per share through September 2003. Using the Black-Scholes pricing model, the Company determined the value of these warrants to be $1.66 per share, or $398,400. The Company recognized the $398,400 as an original issue discount and is amortizing the discount to interest expense over the period from grant to maturity.

   In June 1999, $700,000 of the notes payable were converted into 300,000 shares of Series B Preferred Stock, and the Company used $800,000 of the Series B proceeds to repay the remaining amounts outstanding (see Note 5).

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

 Other Notes Payable

   In January 1998, the Company repaid its obligation to a stockholder in connection with the sale of that stockholder's common shares to the Principal Stockholder. In addition to the outstanding principal of $49,000, the Company agreed to make payments of $60,000 to charities selected by the stockholder that was charged to interest expense.

   In December 1998, the Principal Stockholder and the President of the Company advanced a total of $350,000 to the Company. In March 1999, the Principal Stockholder advanced an additional $200,000 to the Company. In connection with Series B Preferred Stock offering (see Note 5) the Company used proceeds of $450,000 and $100,000 to repay the Principal Stockholder and the President, respectively, for their advances.

 HPS Note Payable

   In connection with HPS' acquisition of certain assets from Network Management Services, Inc. (see Note 1), HPS issued a note payable for $50,000 that requires two payments of $25,000 each on July 31, 1999 and July 31, 2000.

(4) Commitments and Contingencies

 Operating Leases

   The Company is party to several non-cancelable lease agreements for certain equipment as well as its principal administrative offices. Rent expense under non-cancelable operating leases totaled $0, $148,298, and $279,872 for the period from inception (October 8, 1996) through December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. Minimum future lease obligations under non-cancelable operating leases in effect at December 31, 1998, are as follows:

     Year Ending December 31,
       1999.......................................................... $  576,657
       2000..........................................................    569,544
       2001..........................................................    505,754
       2002..........................................................    407,370
       2003..........................................................    205,077
                                                                      ----------
         Total....................................................... $2,264,402
                                                                      ==========

(5) Stockholders' Equity

 Common Stock

   The Company has authorized the issuance of 40,000,000 shares of common stock. For the period from inception (October 8, 1996) through December 31,1997, the Principal Stockholder contributed cash of $139,382 and services valued at $250,000 for his shares of common stock. The Principal Stockholder served as the Company's Chief Executive Officer during 1997 and did not receive a salary. The Company recognized compensation expense in the amount of $250,000 and a contribution to capital relating to the Principal Stockholder's services.

   In connection with the repayment of the Lenders' Notes Payable in June 1998 (see Note 2), the Company and the Lenders entered into an agreement whereby 2,212,500 shares were contributed back to the Company. Accordingly, the number of shares held by the Lenders was reduced to 1,237,500. In connection with the same

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY
agreement and in connection with the Series A Preferred Stock offering, two of the founders of the Company contributed an aggregate of 1,387,500 shares of common stock to the Company.

   In June 1998, the Principal Stockholder sold 450,000 of his shares of common stock to an unrelated third party for $0.07 per share. The Company recognized a charge of $720,000 that reflects the difference between the fair value of its stock on that date of $1.67 per share and the sales price. The third party provided significant assistance to the Company in obtaining subscriber contracts and, accordingly, the Company recorded the full amount of the charge to sales and marketing expense at the time the transaction occurred. During 1998, the Principal Stockholder sold an additional 2,205,000 shares of common stock that he owned to various individuals at prices that reflected their estimated fair value at the time of each sale.

   In connection with the closing of the Series B Preferred Stock private placement in June 1999, the holders of Series A Preferred Stock were granted an aggregate 675,000 shares of common stock pursuant to certain anti-dilution rights of the holders of Series A Preferred Stock.

   On September 13, 1999, the Company completed an initial public offering ("IPO") in which it sold 6,900,000 shares of common stock, including 900,000 shares in connection with the exercise of the underwriters' over-allotment option, at $8.00 per share. The Company received approximately $50 million in cash, net of underwriting discounts, commissions and other offering costs. At September 30, 1999, the net proceeds were predominately held in short-term investments. Upon the closing of the IPO, all of the Company's Series A preferred stock and Series B preferred stock automatically converted into an aggregate of 8,100,000 shares of common stock (see below).

 Preferred Stock

   In June 1998, the Company issued 3,150,000 shares of 8% Series A Convertible Preferred Stock, par value $0.001 ("Series A"). In June 1998, the Company sold the 3,150,000 Series A shares at $1.67 per share. Net proceeds from the offering totaled $5,000,000, net of offering costs of $250,000, which were paid to a company that employs a member of the Company's Board of Directors. In connection with the issuance of the Series A, the Company granted warrants to purchase a total of 600,000 shares of common stock, including warrants to purchase 570,000 shares of common stock to three members of the Company's Board of Directors and a company which employs one such director. Each warrant provides for the holder to purchase one share of Company common stock for $0.007 per share through June 1, 2003. Using the Black-Scholes pricing model, the Company determined that the value of the warrants was $996,000, as of the date of issuance. The value of the warrants has been recognized as a cost of issuance of the Series A shares.

   In May 1999, the Company issued 4,950,000 shares of 8% Series B Convertible Preferred Stock, par value $0.001 ("Series B") for $2.33 per share and received aggregate proceeds of $11,400,000, net of offering costs of $150,000.

   Prior to the completion of the Series B offering, the Company had received cash totaling $3,140,000 pursuant to Series B subscription agreements. Of this amount, $2,000,000 was received in December 1998, $500,000 was received in March 1999, and the remaining $640,000 was received in April 1999. The Series B shares subscribed and issued after December 1998 have a beneficial conversion feature totaling $9.4 million, measured as the difference between the conversion price of $2.33 per share and the fair value of the underlying common stock at the time of issuance. The beneficial conversion feature has been recorded as additional paid-in capital. The value of the beneficial conversion feature was recognized immediately because the Series B shares are convertible at the option of the holder.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

   Of the 4,950,000 Series B shares issued, 300,000 shares were issued to holders of the September 1998 Notes, including a former member of the Company's Board of Directors (see Note 2). The Company used cash proceeds from the Series B offering to repay $800,000 of the September 1998 Notes, including $500,000 to the Principal Stockholder, and to repay $450,000 and $100,000 of advances made by the Company's Principal Stockholder and President, respectively.

   The Company issued 225,000 shares of Series B to acquire the assets of a software development company and for non-compete agreements with the owners of the company. In May 1999, the Company issued 63,750 shares of Series B to an individual in exchange for his rescission of a future right to acquire up to 35% of HPS.

   On September 13, 1999, the date of the IPO, all shares of preferred stock were mandatorily converted to shares of common stock and all amounts included in the preferred stock accounts, including cumulative unpaid dividends and associated accretion totaling $642,000, were converted to common stock and additional paid-in capital.

(6) Deferred Stock-Based Compensation

   The Company uses the intrinsic value method of accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for any of its stock options when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. With respect to the stock options granted since inception through September 30, 1999, the Company recorded deferred stock-based compensation of $9.7 million for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. This amount is being amortized over the vesting period of the individual options.

(7) Stock Option Plans

   1998 Stock Option Plan--In 1998, the Company adopted an incentive stock option plan, the 1998 Plan, that provides for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations. The aggregate options available under the 1998 Plan are 4,500,000. As of December 31, 1998 and September 30, 1999, the Company had granted options totaling 1,064,775 and 3,933,176, respectively, to employees under the 1998 Plan. Generally, the options have five year terms and are exercisable as follows: Class A options, 50% at the end of each of the first two years after grant; Class B options, 33% at the end of each of the first three years after grant; and Class C options, 25% at the end of each of the first four years after the date of grant. Through December 31, 1998, and September 30, 1999, the Company had issued a total of 216,000 and 555,000 options, respectively to non-employees, including 112,500 and 307,500, respectively, issued to members of the Board of Directors. Options were issued with exercise prices ranging from $1.67 to $3.33. For the year ended December 31, 1998, the value of these options was determined to have a de minimis value using the Black-Scholes pricing model. For the nine months ended September 30, 1999, the value of these options was determined to be approximately $1,100,000, of which $800,000 was charged to sales and marketing expense for options granted primarily to a strategic marketing partner. The remaining amount will be amortized over the vesting periods of the options.

   1999 Stock Option Plan--The 1999 Stock Plan was adopted by the Company's Board of Directors in June 1999, subject to approval by the Company's stockholders. The 1999 Stock Plan provides for the issuance of 2,250,000 shares of common stock, incentive stock options ("ISOs"), or non-statutory stock options to employees, directors, independent contractors and advisers. The number of shares eligible for issuance increases each year by 3.25% of the number of shares of common stock outstanding at the prior calendar

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY
year-end. At September 30, 1999, the Company had granted a total of 1,163,100 options to employees under the 1999 Stock Plan.

   The exercise price for ISOs is generally at least 100% of the fair market value of the stock on the date of grant, and 110% for stockholders with 10% or more ownership of the Company. Vesting provisions are determined at the time of grant. The Company's Chairman and Chief Executive Officer is authorized to grant up to 37,500 options in each instance to employees, with the exercise price to be approved by the compensation committee of the Company's Board of Directors.

   A summary of the options granted to employees under the Company's plans as of December 31, 1998 and September 30, 1999 is presented below (this does not include 216,000 and 517,500 options granted to non-employees as of December 31, 1998 and September 30, 1999, respectively):

                                       December 31, 1998  September 30, 1999
                                       ------------------ -------------------
                                                             (Unaudited)
                                                 Weighted            Weighted
                                                 Average             Average
                                                 Exercise            Exercise
                                        Number    Price    Number     Price
                                       --------- -------- ---------  --------
   Options Outstanding, Beginning of
    period............................       --   $ --    1,064,775   $1.67
   Granted............................ 1,064,775   1.67   3,647,895   $3.44
   Exercised..........................       --     --     (142,210)  $1.84
   Cancelled..........................       --     --     (170,495)  $1.71
                                       ---------  -----   ---------
   Options Outstanding, End of
    period............................ 1,064,775  $1.67   4,399,965   $3.13
                                       =========  =====   =========

   The following table summarizes information about the options outstanding at December 31, 1998:

                         Options Outstanding                  Options Exercisable
            --------------------------------------------- ----------------------------
   Range                Weighted Average
     of       Number       Remaining     Weighted Average   Number    Weighted Average
   Prices   Outstanding  Contract Life    Exercise Price  Exercisable  Exercise Price
   ------   ----------- ---------------- ---------------- ----------- ----------------
   $1.67     1,064,775        1.8             $1.67            --           $ --

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

   For stock options granted to employees from January through September 1999, the Company recorded deferred stock-based compensation of $8,800,000 for the difference at the grant date between the exercise price and the fair value of the Company's common stock. This amount is being amortized to operating expense over the vesting period of the individual options in accordance with FASB Interpretation 28. The Company applies the provisions of APB No. 25 and its related interpretations in accounting for its stock option plans. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123. Had the Company accounted for these plans under SFAS No. 123, the Company's net loss applicable to common stock and loss per share would have been reduced to the following pro forma amounts:

                                                                   Year Ended
                                                                    December
                                                                    31, 1998
                                                                   -----------
   Net Loss Applicable to Common Stockholders
     As Reported.................................................. $(7,135,448)
                                                                   ===========
     Pro Forma.................................................... $(7,204,634)
                                                                   ===========
   Basic Loss per Share
     As Reported.................................................. $     (0.55)
                                                                   ===========
     Pro Forma.................................................... $     (0.56)
                                                                   ===========
   Diluted Loss per Share
     As Reported.................................................. $     (0.52)
                                                                   ===========
     Pro Forma.................................................... $     (0.52)
                                                                   ===========

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 1998: risk-free interest rate of 7%; no expected dividend yield; expected life of 1.5 years for Class A options, 2.0 years for Class B options, and 2.5 years for Class C options; and, an expected volatility of 0%.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

(8) Earnings Per Share

   The computations of basic and diluted earnings per share for each period were as follows:

                                                                            For the Nine
                              Inception       For the Year Ended            Months Ended
                          (October 8, 1996)      December 31,              September 30,
                               Through      ------------------------  -------------------------
                          December 31, 1996    1997         1998         1998          1999
                          ----------------- -----------  -----------  -----------  ------------
                                                                      (unaudited)  (unaudited)
Loss (Numerator)
Net loss................     $ (122,952)    $(2,985,326) $(6,800,010) $(4,973,693) $(14,096,757)
Preferred stock
 dividends..............            --              --      (245,000)    (140,000)     (511,000)
Accretion of preferred
 stock to redemption
 value..................            --              --       (90,438)     (44,981)     (131,037)
Value of preferred stock
 beneficial conversion
 feature................            --              --           --           --     (9,400,000)
                             ----------     -----------  -----------  -----------  ------------
Basic EPS
Net loss applicable to
 common stockholders....     $ (122,952)    $(2,985,326) $(7,135,448) $(5,158,674) $(24,138,794)
                             ==========     ===========  ===========  ===========  ============
Diluted EPS
Net loss applicable to
 common stockholders
 after assumed
 conversions............     $ (122,952)    $(2,985,326) $(7,135,448) $(5,158,674) $(24,138,794)
                             ==========     ===========  ===========  ===========  ============
Shares (Denominator)
Basic EPS
Net loss applicable to
 common stockholders....     11,500,000      11,500,000   12,900,000   13,650,000    13,002,895
Effect of Dilutive
 Securities
Warrants................        839,999         839,999      839,999      839,999       839,999
Exercise of Warrants....            --              --           --           --       (404,565)
                             ----------     -----------  -----------  -----------  ------------
Diluted EPS
Net loss applicable to
 common stockholders
 after assumed
 conversions............     12,389,999      12,389,999   13,739,999   14,489,999    13,438,329
                             ==========     ===========  ===========  ===========  ============
Per Share Amount
Basic EPS...............     $    (0.01)    $     (0.26) $     (0.55) $     (0.38) $      (1.86)
                             ==========     ===========  ===========  ===========  ============
Diluted EPS.............     $    (0.01)    $     (0.24) $     (0.52) $     (0.36) $      (1.80)
                             ==========     ===========  ===========  ===========  ============


   Options to purchase 0, 0, and 1,274,775 shares of common stock were outstanding as of December 31, 1996, 1997, and 1998, respectively, and options to purchase 982,275 and 4,917,465, respectively, shares of common stock were outstanding as of September 30, 1998 and 1999, respectively but were not included in the computation of diluted earnings per share because the Company incurred a loss in each of the periods presented and the effect would have been antidilutive.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

(9) Income Taxes

   SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. At December 31, 1998, the Company believes that the "more likely than not" criteria have not been met, and accordingly, a valuation allowance has been recognized. The Company did not record any provision (benefit) for income taxes for the year ended December 31, 1998, because it experienced a net loss and generated a net operating loss of approximately $6,500,000, which expires in 2018. The Company's utilization of its net operating loss carryforward will be limited pursuant to Internal Revenue Code Section 382 due to cumulative changes in ownership in excess of 50% within a three-year period. Prior to 1998, Purchase Pro, Inc. was not subject to Federal or state income taxes.

   A reconciliation of income tax benefit provided at the Federal statutory rate (35%) to income tax benefit is as follows:

                                                                   Year Ended
                                                                    December
                                                                    31, 1998
                                                                   -----------
   Income tax benefit computed at Federal statutory rate.......... $(2,380,000)
   Permanent and other items......................................      10,600
   Change in valuation allowance..................................   2,369,400
                                                                   -----------
                                                                   $       --
                                                                   ===========

   The major tax effected components of the Company's net deferred tax liability are as follows:

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Deferred Tax Assets
     Net operating loss carryforward.............................. $ 2,278,000
     Trade accounts receivable....................................      70,000
     Deferred revenue.............................................      57,700
     Accruals and reserves........................................      36,300
                                                                   -----------
                                                                     2,442,000
     Less--valuation allowance....................................  (2,369,400)
                                                                   -----------
       Total deferred tax assets..................................      72,600
   Deferred Tax Liabilities
     Depreciation and amortization................................     (72,600)
                                                                   -----------
       Total deferred tax liability, net.......................... $       --
                                                                   ===========

(10) Related Party Transactions

 Contract Services

   One of the founding stockholders of the Company provided significant services designing the Company's service. The Company pays the stockholder for his continued services. Payments totaling $77,200, $105,380 and $72,000 are included in programming and development expense for the period from inception (October 8, 1996) through December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. There were no amounts owed to the stockholder as of December 31, 1998. In January 1998, concurrent with the

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY
acquisition of assets from Purchase Pro, Inc. (see Note 1), the stockholder and the Principal Stockholder transferred their rights in the technology to the Company.

 Due from Other Companies

   The Company has paid certain costs on behalf of a company owned by the Principal Stockholder. The Company then bills the other company for amounts owed. At December 31, 1998, there was $15,400 due to the Company, which is included in other receivables in the accompanying consolidated balance sheets. At December 31, 1997, there were no amounts due from the other company.

 Office Space Rent

   In 1998, the Company entered into an agreement to lease its corporate office space from a company owned by members of the Company's Board of Directors (see
Note 4). Terms of the lease require monthly base payments of $29,297, which is adjusted on an annual basis, but in no case is the adjustment greater than 5%. During the year ended December 31, 1998, the Company did not pay any amounts under terms of the lease agreement and expense related to the lease totaled approximately $20,000. In management's opinion, the terms of the lease are comparable to terms that the Company would receive from a third party.

(11) Subsequent Event (Unaudited)

   On November 18, 1999, the Company's Board of Directors authorized a three-for-two stock split effected in the form of a stock dividend payable December 13, 1999 to stockholders of record on December 1, 1999. All share and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

--------------------------------------------------------------------------------


                             [PurchasePro.com logo]


                             Prudential Securities
                            Bear, Stearns & Co. Inc.
                          Volpe Brown Whelan & Company
                           Jefferies & Company, Inc.
                            Needham & Company, Inc.
                            PrudentialSecurities.com



--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                      Payable by
                                                                      Registrant
                                                                      ----------
   SEC registration fee..............................................  $ 85,312
   National Association of Securities Dealers, Inc. filing fee.......    30,500
   Nasdaq filing fee.................................................    17,500
   Blue Sky fees and expenses........................................     5,000
   Accounting fees and expenses......................................    75,000
   Legal fees and expenses...........................................   250,000
   Printing and engraving expenses...................................    50,000
   Registrar and Transfer Agent's fees...............................    10,000
   Miscellaneous fees and expenses...................................    36,688
                                                                       --------
     Total...........................................................  $560,000
                                                                       ========

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 78.7502 and 78.751 of the Nevada General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of our articles of incorporation (Exhibit 3(i).2 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada General Corporation Law. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

   On January 12, 1998, Registrant sold and issued an aggregate of 11,550,000 shares of common stock to three founders for an aggregate purchase price of $399,382. Of these shares, 1,387,500 were subsequently contributed to capital and 3,342,000 were sold by affiliates of PurchasePro.com as follows:

  . January 15, 1998: 1,200,000 shares of common stock from Charles E.
    Johnson, Jr., a founder and the Chairman and Chief Executive Officer of Registrant, to Christopher P. Carton, the President and Chief Operating Officer of Registrant, at a purchase price of $0.0067 per share, for cash consideration in the aggregate amount of $8,000.

  . January 15, 1998: Mr. Johnson granted Robert G. Layne options to purchase
    187,500 shares of common stock owned by Mr. Johnson at $0.33 per share. Mr. Layne exercised this option on June 2, 1999, for total cash consideration of $62,500.

  . January 15, 1998: Mr. Johnson granted Larry Hancock options to purchase
    150,000 shares of common stock owned by Mr. Johnson at $0.33 per share.

  . June 4, 1998: 112,500 shares of common stock from Mr. Johnson to Thomas
    Leahy at a purchase price of $0.067 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 112,500 shares of common stock from Mr. Johnson to John
    Patrick Leahy at a purchase price of $0.067 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 112,500 shares of common stock from Mr. Johnson to American
    Hotel Register at a purchase price of $0.067 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 112,500 shares of common stock from Mr. Johnson to Robert
    Schmidt at a purchase price of $0.067 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 9,000 shares of common stock from Mr. Carton to Peter
    Keseric at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $15,000.

  . June 4, 1998: 60,000 shares of common stock from Mr. Johnson to John
    Chiles at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $100,000.

  . June 4, 1998: 150,000 shares of common stock from Mr. Johnson to James N.
    Gray Co. at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $250,000.

  . June 4, 1998: 60,000 shares of common stock from Mr. Carton and 60,000 shares of common stock from Dr. Erickson to SC Holdings LLC at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $200,000.

  . June 4, 1998: 180,000 shares of common stock from Mr. Johnson to Bradley
    D. Redmon at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $300,000.

  . August 5, 1998: 120,000 shares of common stock from Mr. Johnson and
    30,000 shares of common stock from Mr. Carton to Black Mountain Investment Group at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $250,000.

  . September 1, 1998: 30,000 shares of common stock from Mr. Carton to
    Richard Yukes at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $50,000.

  . September 14, 1998: 15,000 shares of common stock from Mr. Johnson to
    Bruce D. Smith at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $25,000.

  . October 1, 1998: 30,000 shares of common stock from Mr. Johnson to
    Scheiner Family Trust at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $50,000.

  . October 1, 1998: 22,500 shares of common stock from Mr. Johnson to
    Millenium Partners LLC at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $37,500.

  . November 6, 1998: 30,000 shares of common stock from Mr. Johnson to
    Gerald F. Healy at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $50,000.

  . November 6, 1998: 30,000 shares of common stock from Mr. Johnson to Traxx
    Irrevocable Trust at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $50,000.

  . December 10, 1998: 15,000 shares of common stock from Mr. Johnson to
    Sigma XIII Irrevocable Trust at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $25,000.

  . December 10, 1998: 15,000 shares of common stock from Mr. Johnson to
    Woodford Webb at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $25,000.

  . January 12, 1999: 450,000 shares of common stock from Mr. Johnson to
    Earnest Hanna at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $750,000.

  . January 22, 1999: 12,000 shares of common stock from Dr. Erickson to
    Gerard Turiano at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $20,000.

  . March 8, 1999: 6,000 shares of common stock from Dr. Erickson to
    McDonalds Investment, Inc., for the benefit of Nicholas A. Perrino, at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $10,000.

  . May 17, 1999: 30,000 shares of common stock from Dr. Erickson to Maurice
    Gallagher at a purchase price of $1.67 per share, for cash consideration in the aggregate amount of $50,000.

  . June 3, 1999: 337,500 shares of common stock from Mr. Johnson to Stephen
    Dawahare at a purchase price of $2.33 per share, for consideration in the aggregate amount of $787,500 consisting of a release and an assignment of rights.

  . June 29, 1999: options to purchase 567,000 shares of common stock owned by Dr. Erickson from Dr. Erickson to Mr. Johnson for $8.82 per share. These options were to expire on October 28, 1999. On October 29, 1999, Dr. Erickson extended the options with respect to 450,000 shares at a purchase price of $8.82 per share.

   On January 15, 1998, Registrant sold and issued an aggregate of 3,450,000 shares of common stock to a group of 13 investors (the "Lexington Investor Group"), including Mr. Redmon, in connection with such investors' loan of $2,300,000 to Registrant pursuant to a Loan and Stock Purchase Agreement at a price per share of $0.02. The Lexington Investor Group subsequently contributed 2,212,500 of these shares of common stock back to Registrant in connection with the repayment of the investors' loan and the Series A Preferred Stock financing.

   On June 4, 1998, Registrant sold and issued an aggregate of 3,150,000 shares of Series A Preferred Stock, at a purchase price of $1.67 per share, for cash in the aggregate amount of $5,250,000 to a group of 38 investors, including the Gallagher Corporation, Flynn Corporation, Mr. Redmon and Mr. Chiles, pursuant to a Securities Purchase Agreement.

   On June 4, 1998, Registrant issued warrants to Jefferies & Company, Inc. to purchase 300,000 shares of common stock at a purchase price of $0.0067 per share, in connection with assisting Registrant with its Series A Preferred Stock financing and other financial advisory services. These warrants were exercised in May 1999 and Jefferies & Company, Inc. was issued 300,000 shares of common stock.

   On June 4, 1998, Registrant issued warrants to John G. Chiles, at the direction of Jefferies & Company, Inc., to purchase 45,000 shares of common stock at a purchase price of $0.0067 per share, in connection with assisting Registrant with its Series A Preferred Stock financing and other financial advisory services. These warrants were exercised in May 1999 and Mr. Chiles was issued 45,000 shares of common stock.

   On June 4, 1998, Registrant issued warrants to purchase 255,000 shares of common stock to Ron Booth, Mr. Gallagher and Timothy Flynn at a purchase price of $0.0067 per share, in connection with their investment in Registrant's Series A Preferred Stock. These warrants were exercised in February 1999 and these individuals were issued an aggregate of 255,000 shares of common stock.

   On September 18, 1998, Registrant issued warrants to purchase an aggregate of 239,999 shares of common stock to Mr. Johnson, Alex Boone, Mr. Gallagher, Mr. Flynn and RMC Capital Corporation at a purchase price of $0.0067 per share, in connection with a loan made to Registrant by such individuals. Mr. Johnson exercised his warrant for 80,000 shares of common stock in June 1999.

   On June 2, 1999, Registrant sold and issued an aggregate of 4,950,000 shares of Series B Preferred Stock, at a purchase price of $2.33 per share, for cash in the aggregate amount of $11,550,000 to a group of 57 investors, including Mr. Gallagher, Mr. Flynn, Mr. Chiles, David I. Fuente and Mr. Redmon, pursuant to a Securities Purchase Agreement.

   On June 2, 1999, Registrant issued an aggregate of 675,000 shares of common stock to the holders of Series A Preferred Stock, consisting of 38 holders, including the Gallagher Corporation, Flynn Corporation, Mr. Redmon and Mr. Chiles, in consideration of these holders' waiver of certain anti-dilution rights triggered by the issuance of the Series B Preferred Stock.

   On September 3, 1999, Mr. Johnson gave 3,750 shares of common stock to Mr. Gene Kilroy.
   As of June 30 1999, we have granted options to purchase 4,100,670 shares of common stock to employees, consultants and other service providers of PurchasePro.com under our 1998 Stock Option and Incentive Plan.

   On July 22, 1999, we issued warrants to Office Depot, Inc. to purchase 750,000 shares of our common stock at a per share exercise price of $8.00.

   On November 4, 1999, we issued a warrant to purchase up to 525,000 shares of our common stock at a per share exercise price of $37.58 to Advanstar, Inc.

   On November 29, 1999, we issued a warrant to purchase up to 2.7 million shares of our common stock at a per share exercise price of $95.79 to Sprint Communications Company, L.P.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

   See exhibits listed on the Exhibit Index following the signature page of the Form S-1 which is incorporated herein by reference.

   (b) Financial Statement Schedules

   Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 7th day of December, 1999.

                                          PURCHASEPRO.COM, INC.

                                          By /s/ Christopher P. Carton
                                            -----------------------------------
                                                Christopher P. Carton
                                                Chief Operating Officer,
                                                 President and Secretary


                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Johnson, Jr. and Christopher P. Carton, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                            Title                  Date
                 ----                            -----                  ----

     /s/ Charles E. Johnson, Jr.       Chief Executive Officer    December 7, 1999
 ____________________________________   and Chairman
       Charles E. Johnson, Jr.

      /s/ Christopher P. Carton        Chief Operating Officer,   December 7, 1999
 ____________________________________   President,
        Christopher P. Carton           Secretary and Director

       /s/ Richard C. St. Peter        Executive Vice             December 7, 1999
 ____________________________________   President, Chief
         Richard C. St. Peter           Financial Officer and
                                        Treasurer

         /s/ Scott H. Miller           Vice President--Finance,   December 7, 1999
 ____________________________________   Chief
           Scott H. Miller              Accounting Officer

          /s/ John G. Chiles           Director                   December 7, 1999
 ____________________________________
            John G. Chiles

         /s/ David I. Fuente           Director                   December 7, 1999
 ____________________________________
           David I. Fuente

        /s/ J. Terrence Lanni          Director                   December 7, 1999
 ____________________________________
          J. Terrence Lanni


                 Name                    Title          Date
                 ----                    -----          ----

        /s/ Michael D. O'Brien         Director   December 7, 1999
 ____________________________________
          Michael D. O'Brien

        /s/ Bradley D. Redmon          Director   December 7, 1999
 ____________________________________
          Bradley D. Redmon

                                 EXHIBIT INDEX

  Exhibit
   Number   Description of Document
  -------   -----------------------
     1.1    Form of Underwriting Agreement.

  3(i).1**  Amended and Restated Articles of Incorporation (filed as Exhibit
            3(i).1 to our Quarterly Report on Form 10-Q (No. 000-26465), and incorporated herein by reference).

 3(ii).1**  Bylaws of the Registrant, as amended (filed as Exhibit 3(ii).1 to our Quarterly Report on Form 10-Q (No. 000-26465), and incorporated herein by reference).

     4.1**  Form of Common Stock Certificate (filed as Exhibit 4.1 to our
            Registration Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

     5.1    Opinion of Pillsbury Madison & Sutro LLP.

    10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers (filed as Exhibit 10.1 to our Registration Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.2** 1998 Stock Option and Incentive Plan and forms of agreements thereunder (filed as Exhibit 10.2 to our Registration Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.3**  1999 Stock Plan (filed as Exhibit 10.3 to our Registration
            Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.4**  Securities Purchase Agreement dated as of June 1, 1998 between
            Registrant and the purchasers of its Series A Preferred Stock
            (filed as Exhibit 10.4 to our Registration Statement on Form S-1
            (No. 333-01865), and incorporated herein by reference).

    10.5**  Securities Purchase Agreement dated as of April 30, 1999 between
            Registrant and the purchasers of its Series B Preferred Stock
            (filed as Exhibit 10.5 to our Registration Statement on Form S-1
            (No. 333-01865), and incorporated herein by reference).

    10.6**  First Amended and Restated Stockholders Agreement dated as of April
            30, 1999 between the Registrant and the holders of Series A
            Preferred Stock and Series B Preferred Stock (filed as Exhibit 10.6 to our Registration Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.7+** Agreement dated as of January 4, 1999 between Registrant and the Greater Phoenix Chamber of Commerce (filed as Exhibit 10.7 to our
            Registration Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.8+** Software Agency and Services Agreement dated as of May 3, 1999 among Registrant, ZoomTown.com, Inc. and Bradley D. Redmon (filed as Exhibit 10.8 to our Registration Statement on Form S-1 (No. 333-
            01865), and incorporated herein by reference).

    10.9+** Agreement dated as of May 1, 1999, between Registrant and
            Hospitalitycity pte ltd (filed as Exhibit 10.9 to our Registration
            Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.10** Agreement dated as of January 1999 between Registrant and E-
            Marketpro, LLC (filed as Exhibit 10.10 to our Registration
            Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

    10.11** Letter of Employment between Registrant and Charles E. Johnson, Jr.
            (filed as Exhibit 10.11 to our Registration Statement on Form S-1
            (No. 333-01865), and incorporated herein by reference).


 Exhibit
 Number  Description of Document
 ------- -----------------------
 10.12** Letter of Employment between Registrant and Christopher P. Carton
         (filed as Exhibit 10.12 to our Registration Statement on Form S-1 (No.
         333-01865), and incorporated herein by reference).

 10.13** Employment Agreement between Registrant and Jeffrey A. Neppl (filed as
         Exhibit 10.13 to our Registration Statement on Form S-1 (No. 333-
         01865), and incorporated herein by reference).

 10.14** Letter of Employment between Registrant and Robert G. Layne (filed as
         Exhibit 10.14 to our Registration Statement on Form S-1 (No. 333-
         01865), and incorporated herein by reference).

 10.15** Warrant dated as of July 22, 1999, by and between Registrant and Office Depot, Inc. (filed as Exhibit 10.15 to our Registration
         Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

 10.16** Letter of Employment between Registrant and Richard C. St. Peter
         (filed as Exhibit 10.16 to our Registration Statement on Form S-1 (No.
         333-01865), and incorporated herein by reference).

 10.17** Promissory Note dated September 2, 1999 between Registrant Charles E.
         Johnson, Jr. (filed as Exhibit 10.17 to our Registration Statement on
         Form S-1 (No. 333-01865), and incorporated herein by reference).

 10.18** Loan Commitment dated September 3, 1999 between Registrant and John G.
         Chiles (filed as Exhibit 10.18 to our Registration Statement on Form
         S-1 (No. 333-01865), and incorporated herein by reference).

 10.19** Loan Commitment dated September 3, 1999 between Registrant and Maurice
         J. Gallagher (filed as Exhibit 10.19 to our Registration Statement on
         Form S-1 (No. 333-01865), and incorporated herein by reference).

 10.20** Loan Commitment dated September 3, 1999 between Registrant and Charles
         E. Johnson, Jr. (filed as Exhibit 10.20 to our Registration Statement on Form S-1 (No. 333-01865), and incorporated herein by reference).

 10.21** Loan Commitment dated September 3, 1999 between Registrant and Bradley
         D. Redmon (filed as Exhibit 10.21 to our Registration Statement on
         Form S-1 (No. 333-01865), and incorporated herein by reference).

 10.22*  Warrant Purchase Agreement dated November 29, 1999 by the Company and
         Sprint Communications Company L.P.

 10.23*  Warrant to Purchase Common Stock of Company (issued to Sprint
         Communications Company, L.P.).

 10.24*  Amendment to Warrant to Purchase Common Stock of the Company (by
         Sprint).

 10.25*  Strategic e-Commerce Marketing Agreement between the Company and
         Sprint.

 10.26* Form of Warrant to Purchase Common Stock of the Company dated as of November 1999 (issued to Advanstar Inc.).

 23.1    Consent of Arthur Andersen LLP.

 23.2    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

 24.1    Power of Attorney (see Page II-5).

 27.1**  Financial Data Schedule (filed as Exhibit 27.1 to our Registration
         Statement on Form S-8 (No. 333-91533), and incorporated herein by reference).

--------
*  To be filed by amendment.
** Previously filed.
+ Confidential treatment has been granted with respect to certain portions of these agreements.